Filed Pursuant to Rule 424(b)(1)
Registration No. 333-258802

PROSPECTUS

3,500,000 Shares

6.75% Series A Cumulative Redeemable Preferred Stock

InPoint Commercial Real Estate Income, Inc. originates, acquires and manages a diversified portfolio of commercial real estate (“CRE”) investments primarily comprised of floating-rate CRE debt, including first mortgage loans, subordinate mortgage and mezzanine loans, and participations in such loans, secured by properties located within the United States. We may also invest in floating-rate CRE securities, such as commercial mortgage-backed securities (“CMBS”) and senior unsecured debt of publicly traded real estate investment trusts (“REITs”), and select equity investments in single-tenant, net leased properties.

We have no direct employees. We are externally managed by Inland InPoint Advisor, LLC (the “Advisor”), which is an indirect subsidiary of Inland Real Estate Investment Corporation, a member of The Inland Real Estate Group of Companies, Inc. (“Inland”). The Advisor has engaged SPCRE InPoint Advisors, LLC (the “Sub-Advisor”), which is a subsidiary of Sound Point CRE Management, LP (“Sound Point CRE”), to perform services on behalf of the Advisor for us.

We are offering 3,500,000 shares of our 6.75% Series A Cumulative Redeemable Preferred Stock (“Series A Preferred Stock”) pursuant to this prospectus. When, as, and if authorized by our board of directors and declared by us, dividends on the Series A Preferred Stock will be payable quarterly in arrears on or about March 30, June 30, September 30 and December 30 of each year at a rate per annum equal to 6.75% per annum of the $25.00 liquidation preference (the “Initial Rate”). Dividends on the shares of the Series A Preferred Stock are cumulative. The first dividend on the Series A Preferred Stock sold in this offering will be paid on December 30, 2021, will cover the period from and including September 22, 2021 to, but not including, December 30, 2021, and will be in the amount of $0.459375 per share. If a Change of Control (as defined herein) occurs on or prior to September 22, 2022, we will thereafter accrue cumulative cash dividends on each then-outstanding share of Series A Preferred Stock at a rate equal to (a) the dividend rate in effect immediately prior to the Change of Control, plus (b) an additional 1.00% of the liquidation preference per annum.

If either (i) the Applicable Ratings Agency (as defined herein) downgrades the credit rating assigned to the Series A Preferred Stock to below Investment Grade (as defined herein), or (ii) in the case where there is only one Ratings Agency (as defined herein) rating the Series A Preferred Stock, such Ratings Agency ceases to rate the Series A Preferred Stock or fails to make a rating of the Series A Preferred Stock publicly available (each of the events described in clauses (i) and (ii) being a “Downgrade Event”), we will thereafter accrue cumulative cash dividends on each then-outstanding share of Series A Preferred Stock at a rate equal to (a) the dividend rate in effect immediately prior to the Downgrade Event, plus (b) 0.25% of the liquidation preference per annum, subject to a maximum annual dividend rate of 10.00% while the Series A Preferred Stock remains outstanding (the “Maximum Rate”). If, subsequent to the occurrence of a Downgrade Event that results in an increase in the dividend rate in effect immediately prior to such Downgrade Event, the Applicable Rating Agency subsequently increases its rating of the Series A Preferred Stock to Investment Grade or an Applicable Rating Agency subsequently issues an initial rating of the Series A Preferred Stock at Investment Grade (each such event, an “Upgrade Event”), we will thereafter accrue cumulative cash dividends on each then-outstanding share of Series A Preferred Stock at a rate equal to (a) the dividend rate in effect immediately prior to the Upgrade Event, minus (b) 0.25% of the liquidation preference per annum; provided, however, that in no event will we accrue cash dividends at a rate lower than the Initial Rate.

If any shares of Series A Preferred Stock are outstanding after September 22, 2026, beginning on September 30, 2026, we will accrue cumulative cash dividends on each then-outstanding share of Series A Preferred Stock at a rate equal to (a) the dividend rate in effect on September 22, 2026, plus (b) an additional 1.00% of the liquidation preference per annum, which will increase by an additional 1.00% of the liquidation preference per annum on September 30 each year thereafter, subject to a maximum annual dividend rate equal to the Maximum Rate while the Series A Preferred Stock remains outstanding.

At any time or from time to time on or after September 22, 2026, we may, at our option, redeem the Series A Preferred Stock, in whole or from time to time in part, at a price of $25.00 per share of Series A Preferred Stock plus an amount equal to accrued and unpaid dividends (whether or not declared), if any. See “Description of Series A Preferred Stock—Redemption.” If a Change of Control occurs, we may, at our option, redeem the Series A Preferred Stock, in whole or in part, within 120 days after the first date on which such Change of Control occurred by paying $25.00 per share of Series A Preferred Stock, plus an amount equal to any accrued and unpaid dividends (whether or not declared) to, but excluding, the date of redemption. To the extent we exercise our redemption right relating to the Series A Preferred Stock, the holders of Series A Preferred Stock will not be permitted to exercise the conversion right described below in respect of their shares called for redemption. See “Description of Series A Preferred Stock—Special Optional Redemption.” The Series A Preferred Stock has no maturity date and will remain outstanding indefinitely unless redeemed by us or converted in connection with a Change of Control by the holders of Series A Preferred Stock.

Beginning on the first anniversary of the first date on which any shares of Series A Preferred Stock are issued, upon the occurrence of a Change of Control, each holder of Series A Preferred Stock will have the right (subject to our right to redeem the Series A Preferred Stock in whole or in part, as described above, prior to the Change of Control Conversion Date (as defined herein)) to convert some or all of the Series A Preferred Stock held by such holder on the Change of Control Conversion Date into a number of shares of our Class I common stock, par value $0.001 per share (“Class I common stock”), per share of Series A Preferred Stock to be converted equal to the lesser of:

•

the quotient obtained by dividing (i) the sum of the $25.00 liquidation preference plus the amount of any accrued and unpaid dividends (whether or not declared) to, but not including, the Change of Control Conversion Date (unless the Change of Control Conversion Date is after a record date for a Series A Preferred Stock dividend payment and prior to the corresponding Series A Preferred Stock dividend payment date, in which case no additional amount for such accrued and unpaid dividend will be included in this sum) by (ii) the Common Stock Price (as defined herein); and

•	2.4665, subject to certain adjustments;

subject, in each case, to provisions for the receipt of alternative consideration as described in this prospectus.

The Series A Preferred Stock will rank senior to all classes and series of our common stock and any class or series of our capital stock expressly designated as ranking junior to the Series A Preferred Stock, equally to any class or series of our capital stock expressly designated as ranking on parity with the Series A Preferred Stock, and junior to any class or series of our capital stock expressly designated as ranking senior to the Series A Preferred Stock, in each case, as to dividend rights and rights upon our liquidation, dissolution or winding up. See “Description of Series A Preferred Stock—Ranking.” The Series A Preferred Stock will not have any voting rights, except as set forth under “Description of Series A Preferred Stock—Voting Rights.”

We are required to file reports with the Securities and Exchange Commission (the “SEC”), but our common stock, including our Class I common stock, is not currently listed on a national securities exchange. We made a tax election to be treated as a REIT for U.S. federal income tax purposes commencing with our taxable year ended December 31, 2017. To assist us in preserving our qualification as a REIT, among other purposes, our Articles of Amendment and Restatement, as amended, supplemented and corrected (our “Charter”), provide that no person may own more than 9.8% in value or number of shares, whichever is more restrictive, of our outstanding common stock or 9.8% in value of our outstanding capital stock of all classes or series, unless exempted (prospectively or retroactively) by our board of directors.

	Per share	Total
Public offering price(1)	$25.00	$87,500,000
Underwriting discounts and commissions(2)	$0.7875	$2,756,250
Proceeds, before expenses, to us(3)	$24.2125	$84,743,750

(1)	Plus declared and unpaid dividends, if any, from September 22, 2021 if initial settlement occurs after that date.
(2)	Excludes certain other compensation payable to the underwriters. See “Underwriting” for a detailed description of compensation payable to the underwriters.
(3)	Assumes no exercise of the underwriters’ over-allotment option described below.

We have granted the underwriters the option to purchase, exercisable within 30 days of the date of this prospectus, up to an additional 525,000 shares of Series A Preferred Stock on the same terms and conditions set forth above, solely to cover over-allotments.

No current market exists for the Series A Preferred Stock. We have applied to list the Series A Preferred Stock on the New York Stock Exchange (the “NYSE”) under the symbol “ICR PR A.” If the application is approved, we expect trading of the Series A Preferred Stock on the NYSE to begin within 30 days after the Series A Preferred Stock is first issued. This is the original issuance of the Series A Preferred Stock.

Investing in the Series A Preferred Stock involves risks. See “Risk Factors” beginning on page 18 of this prospectus. You should also read carefully the risk factors described in our SEC filings, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2020, and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2021, before investing in the Series A Preferred Stock.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The underwriters expect that the shares of the Series A Preferred Stock will be delivered to purchasers in global form through the book-entry delivery system of The Depository Trust Company on or about September 22, 2021.

Raymond James

Prospectus dated September 15, 2021.

You should rely only on the information contained in this prospectus, any free writing prospectus prepared by us or information to which we have referred you, including any information incorporated by reference. We have not, and the underwriters have not, authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, shares of the Series A Preferred Stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of shares of the Series A Preferred Stock.

You should assume that the information appearing in this prospectus and any free writing prospectus prepared by us is accurate only as of their respective dates or on the date or dates which are specified in these documents. Our business, financial condition, results of operations and prospects may have changed since those dates.

i

Cautionary Note Regarding Forward-Looking Statements

This prospectus contains forward-looking statements about our business, including, in particular, statements about our plans, strategies and objectives. You can generally identify forward-looking statements by our use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “anticipate,” “estimate,” “believe,” “continue” or other similar words. These statements include our plans and objectives for future operations, including plans and objectives relating to future growth and availability of funds, and are based on current expectations that involve numerous risks and uncertainties. Assumptions relating to these statements involve judgments with respect to, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to accurately predict and many of which are beyond our control. Although we believe the assumptions underlying the forward-looking statements, and the forward-looking statements themselves, are reasonable, any of the assumptions could be inaccurate and, therefore, there can be no assurance that these forward-looking statements will prove to be accurate and our actual results, performance and achievements may be materially different from that expressed or implied by these forward-looking statements. In light of the significant uncertainties inherent in these forward-looking statements, the inclusion of this information should not be regarded as a representation by us or any other person that our objectives and plans, which we consider to be reasonable, will be achieved.

You should carefully review the “Risk Factors” section of this prospectus, as well as those risk factors set forth in our Annual Report on Form 10-K for the year ended December  31, 2020, as filed with the SEC on March 19, 2021, and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2021, as filed with the SEC on May 14, 2021, together with the other information included or incorporated by reference into this prospectus for a discussion of the risks and uncertainties that we believe are material to our business, operating results, prospects and financial condition. Except as otherwise required by federal securities laws, we do not undertake to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

ii

Prospectus Summary

This summary highlights some of the information in this prospectus. It does not contain all of the information that you should consider before investing in the Series A Preferred Stock. You should read carefully the more detailed information set forth under “Risk Factors” and the other information included in this prospectus, and the information incorporated by reference into this prospectus, including our audited consolidated financial statements and the accompanying notes in our Annual Report on Form 10-K for the fiscal year ended December 31, 2020. Except where the context suggests otherwise, the terms “the Company,” “we,” “us” and “our” refer to InPoint Commercial Real Estate Income, Inc., a Maryland corporation, together with its consolidated subsidiaries; references in this prospectus to “Advisor” refer to Inland InPoint Advisor, LLC, a Delaware limited liability company; and references in this prospectus to “Sub-Advisor” refer to SPCRE InPoint Advisors, LLC, a Delaware limited liability company.

Our Company

InPoint Commercial Real Estate Income, Inc. was incorporated in Maryland on September 13, 2016 to originate, acquire and manage a diversified portfolio of CRE investments primarily comprised of (i) CRE debt, including floating rate first mortgage loans, subordinate mortgage and mezzanine loans, and participations in such loans and (ii) floating rate CRE securities, such as CMBS, and senior unsecured debt of publicly traded REITs. We may also invest in select equity investments in single-tenant, net leased properties. Substantially all of our business is conducted through InPoint REIT Operating Partnership, LP (the “Operating Partnership”), a Delaware limited partnership. We are the sole general partner and directly or indirectly hold all of the limited partner interests in the Operating Partnership. We have elected to be taxed as a REIT for U.S. federal income tax purposes. We are not a mutual fund and do not intend to register as an investment company under the Investment Company Act of 1940, as amended (the “Investment Company Act”).

Our Advisor and Sub-Advisor

We are externally managed by Inland InPoint Advisor, LLC, a Delaware limited liability company formed in August 2016 that is a wholly owned indirect subsidiary of Inland Real Estate Investment Corporation, a member of Inland Real Estate Group of Companies, Inc. (“IREIC”). IREIC is a member of The Inland Real Estate Group of Companies, Inc. which is comprised of a group of independent legal entities some of which may be affiliates, share some common ownership or have been sponsored and managed by such entities or subsidiaries collectively referred to as “Inland”. As of June 30, 2021, Inland managed assets with a value of approximately $11.6 billion and employed 821 people globally engaged in diverse facets of real estate, including 189 investment professionals. Through June 30, 2021, Inland had completed over $49 billion in acquisitions across all property types. The Advisor is responsible for coordinating the management of the day-to-day operations and originating, acquiring and managing our CRE investment portfolio, subject to the supervision of our board of directors. The Advisor performs its duties and responsibilities as our fiduciary pursuant to a second amended and restated advisory agreement dated July 1, 2021 among the Company, the Advisor and the Operating Partnership (the “Advisory Agreement”).

The Advisor has delegated certain of its duties to the Sub-Advisor, a wholly owned subsidiary of Sound Point CRE, pursuant to a second amended and restated sub-advisory agreement between the Advisor and the Sub-Advisor dated July 1, 2021. Sound Point CRE is a subsidiary of Sound Point Capital Management, LP (“Sound Point”). Sound Point is an asset management firm founded in 2008 which, directly or through its affiliates, has served as the investment advisor for several funds focused on credit strategies and as of June 30, 2021, manages approximately $26.7 billion in assets. As of June 30, 2021, Sound Point employed 128 people globally, including 66 investment professionals, and its senior management team had, on average approximately 21 years of experience in the credit markets. Among other duties, the Sub-Advisor has the authority to identify, negotiate, acquire and originate our investments and provide portfolio management, disposition, property management and leasing services to the Company. Notwithstanding such delegation to the Sub-Advisor, the

Advisor retains ultimate responsibility for the performance of all the matters entrusted to it under the Advisory Agreement, including those duties which the Advisor has not delegated to the Sub-Advisor such as (i) valuation of our assets and calculation of our net asset value (“NAV”); (ii) management of our day-to-day operations; (iii) preparation of stockholder reports and communications and arrangement of our annual stockholder meetings; and (iv) advising the Company regarding its initial qualification as a REIT for U.S. federal income tax purposes and monitoring its ongoing compliance with the REIT qualification requirements thereafter.

Investment Objectives

Our investment objectives are:

•	to pay attractive and stable cash distributions to stockholders; and

•	to preserve and protect stockholders’ invested capital.

We may also seek to realize appreciation in the value of our investments. However, we cannot assure you that we will attain these objectives or that the value of our assets will not decrease. Furthermore, within our investment objectives and policies, the Sub-Advisor has substantial discretion with respect to the selection of specific investments and the origination, acquisition and disposition of our assets, subject to the approval of the Advisor and our board of directors through the adoption of our investment guidelines or otherwise. Our board of directors reviews our investment policies at least annually to determine whether our investment policies continue to be in the best interests of our stockholders. Each determination and the basis therefore are required to be set forth in the applicable meeting minutes.

Investment Strategy

Our investment strategy is to originate and acquire a diversified portfolio of CRE investments primarily comprised of (i) CRE debt, including first mortgage loans, subordinate mortgage and mezzanine loans, and participations in such loans that will primarily be floating rate and (ii) CRE securities, such as CMBS that will primarily be floating rate and senior unsecured debt of publicly traded REITs. We may also invest in select equity investments in single-tenant, net leased properties. We will seek to diversify our portfolio of debt and equity investments by, among other factors, property type, geographic location, owner/operator and tenant. We intend that the real estate securing our debt investments as well as any real estate equity investments we acquire will be located within the United States. We currently have no intention to make or acquire any investments outside the United States and may only do so in the future to the extent that any international investment is consistent with our overall investment strategy and specifically approved by our board of directors.

We will seek to create and maintain a portfolio of commercial real estate investments that generate stable income to enable us to pay attractive and consistent cash distributions to our stockholders. Our focus on originating and acquiring CRE debt instruments emphasizes the payment of attractive and stable cash distributions to stockholders and preservation of invested capital as our primary investment objectives. We also believe our investments may offer the potential for some capital appreciation.

The Sub-Advisor has extensive experience in originating, managing and disposing of CRE debt similar to the types of loans and securities in which we intend to invest. With respect to our CRE debt investments, we will seek to:

•	focus on the origination of new loans;

•	invest in loans expected to be realized within one to ten years;

•	maximize current income;

•	lend on properties owned and managed by experienced owner/operators;

•	lend on properties leased to quality tenants;

•	maximize diversification by property type, geographic location, owner/operator, tenancy and borrower;

•	invest in loans generally not exceeding 85% of the current value of the underlying property; and

•	hold investments until maturity unless, in the Sub-Advisor’s judgment, market conditions warrant earlier disposition.

Investment Process

The Sub-Advisor has the authority to make all the decisions regarding our investments consistent with the discretionary authority granted by the investment guidelines and borrowing policies approved by our board of directors and subject to the limitations in our charter and the direction and oversight of the Advisor and our board of directors, which direction and oversight requires the Sub-Advisor to obtain the approval of the Advisor or our board of directors for certain investments. Any investments outside of the discretionary authority granted by the investment guidelines must be approved by our board of directors. In order to reduce the conflicts inherent in transactions with affiliates, our charter prohibits us from purchasing assets or properties from or selling or leasing assets or properties to the sponsor (IREIC), the Advisor, the Sub-Advisor, any of our directors or affiliates of any of the foregoing. In addition, our charter generally prohibits us from making any loans to the sponsor, the Advisor, the Sub-Advisor, any of our directors or affiliates of any of the foregoing.

Our investment guidelines and borrowing policies, except to the extent set forth in our Charter, may be altered by a majority of our directors, including a majority of the independent directors, without approval of our stockholders. Neither the Advisor nor the Sub-Advisor may alter our investment guidelines or borrowing policies without the approval of a majority of our directors, including a majority of our independent directors. Our board of directors may not amend provisions of the charter relating to our investment restrictions without the approval of the holders of a majority of the shares entitled to vote on such matter.

We originate and acquire CRE debt and other CRE investments from brokers, new or existing customers, former and current financing and investment partners, third-party intermediaries, competitors looking to share risk, and securitization or lending departments of financial institutions. The Sub-Advisor evaluates all potential investments to determine if the term of the investment, the security for the investment, and the loan-to-value ratio and debt service coverage (where applicable) meets our investment criteria and objectives. An officer, agent or employee of the Sub-Advisor inspects the properties in which we make CRE equity investments, as well as any properties securing our CRE debt investments. In selecting investments for us, the Sub-Advisor considers factors such as the following:

•	macroeconomic conditions that may influence operating performance;

•	the ratio of the total amount of debt secured by a property to the value of the property by which it is secured;

•	the amount of existing debt on the underlying collateral and the priority of that debt relative to our proposed investment;

•	the underlying property’s potential for capital appreciation;

•	expected levels of rental and occupancy rates;

•	current and projected cash flow of the underlying collateral;

•	the degree of liquidity of the investment;

•	the geographic location of the underlying property;

•	the condition and use of the underlying property;

•	the quality, experience and credit history of the owner and tenant;

•	general economic conditions in the area where the underlying property is located; and

•	any other factors that the Sub-Advisor believes are relevant.

Since 2016, the Sub-Advisor’s CRE team has established sourcing channels allowing for selectivity throughout the investment process, having screened loans with a total committed balance of approximately $33.2 billion, issued quotes with respect to loans with a total committed balance of approximately $6.3 billion, issued term sheets with respect to loans with a total committed balance of approximately $2.8 billion, and ultimately invested in loans with a total committed balance of approximately $1.3 billion.

In the case of a direct property acquisition, the Sub-Advisor evaluates the same market and asset-related underwriting criteria set forth above and develops a specific plan of action regarding property management, leasing, capital expenditures, financing and disposition for each property we acquire.

Our obligation to close on the purchase of any investment generally will be conditioned upon the delivery and verification of certain documents from the seller, including, where available and appropriate: plans and specifications; environmental reports; surveys; evidence of marketable title subject to any liens and encumbrances as are acceptable to us; financial statements covering recent operations of properties having operating histories; and title and liability insurance policies. We may also obtain an appraisal prepared by an independent appraiser for each investment we acquire. The appraised value of a property may be greater than the construction cost or the replacement cost. Operating results may be examined as part of the appraisal, to determine whether or not projected income levels are likely to be met.

Market Overview and Opportunity

We believe that a focus on lending, including investments in CRE debt and CRE securities investments, presents a favorable opportunity from a risk-return perspective and an attractive alternative to traditional equity real estate investments. We also believe that CRE mortgage investments provide an attractive alternative to comparable fixed income investments, providing higher total returns with less volatility. Given the experience and expertise of the Sub-Advisor’s management in CRE lending, we intend to favor a strategy weighted toward targeting CRE debt and CRE securities investments that are primarily floating rate and that maximize current income and have both subordinate capital and downside structural protections. We believe this strategy enables us to guard against the risks inherent in strategies weighted toward targeting equity investments through structural priority over equity investors with respect to cash flows and preservation of capital. We also believe our lending-focused investment strategy, combined with the investment sourcing capabilities of the Advisor and the Sub-Advisor, will provide opportunities to: (i) make investments in CRE mortgage loans and mezzanine loans with attractive current returns and strong structural features; (ii) purchase CRE debt and CRE securities from third parties, in some instances at discounts to their face amounts (or par value); and (iii) strategically acquire direct interests in commercial properties leased to companies on a single-tenant, net leased basis that will provide current income, upside potential and portfolio diversification. We believe the combination of these strategies and the application of prudent leverage may also allow us to (i) realize appreciation opportunities in our portfolio, (ii) provide diversification and (iii) enhance returns.

Portfolio

We began operations in October 2016 and our strategy is to originate, acquire and manage an investment portfolio of CRE debt that is primarily floating rate and diversified based on the type and location of collateral securing the underlying CRE debt. We anticipate our investment portfolio will be less diversified and have higher concentrations in asset class, collateral type and geographic location until our capital raise reaches levels that will allow for greater diversification.

The charts below summarize our debt investments portfolio as a percentage of par value by type of rate, our total investment portfolio by investment type, including real estate owned (“REO”), and our loan portfolio by collateral type and geographical region as of June 30, 2021:

Floating Vs. Fixed Rate Debt Investments	All Investments by Type

Loans by Property Type	Loans by Region

Commercial Mortgage Loans Held for Investment

As of June 30, 2021
Principal balance of first mortgage loans	$538,295
Number of first mortgage loans	33
Principal balance of credit loans	$16,500
Number of credit loans	3
Total balance of loans	$554,795
Total number of loans	36
All-in yield (1)	5.2%
Weighted average years to maximum maturity	3.2

(1)	All-in yield is the present value of all future principal and interest payments on the loan and does not include any origination fees or deferred commitment fees.

The table below presents information for each of our commercial mortgage loans as of June 30, 2021:

	Origination Date	Loan Type(1)	Principal Balance	Cash Coupon(2)	All-in Yield(2)	Maximum Maturity(3)	State	Property Type	LTV(4)	Risk Rating(5)
1	12/12/17	First mortgage	$14,650	L+4.70%	5.9%	1/9/23	HI	Office	67%	2
2 (6)	12/13/17	First mortgage	16,860	L+4.50%	5.7%	7/9/21	VA	Office	55%	3
3	3/22/18	First mortgage	12,059	L+3.75%	5.1%	4/9/23	CO	Retail	74%	2
4	5/4/18	First mortgage	31,000	L+4.00%	5.5%	11/9/21	PA	Industrial	64%	2
5 (7)	5/17/18	First mortgage	6,614	L+4.50%	6.2%	8/9/21	NC	Multifamily	54%	3
6	9/7/18	First mortgage	24,411	L+3.75%	5.6%	9/9/23	TX	Office	73%	2
7	10/30/18	First mortgage	6,860	L+3.85%	5.7%	11/9/23	TX	Multifamily	76%	2
8	11/16/18	First mortgage	5,200	L+3.90%	5.9%	12/9/23	CA	Multifamily	64%	2
9 (8)	12/20/18	First mortgage	16,324	L+4.20%	6.2%	6/9/25	AL	Hospitality	64%	4
10	1/25/19	First mortgage	11,659	L+3.45%	5.4%	2/9/24	IL	Multifamily	78%	2
11	5/29/19	First mortgage	24,000	L+3.25%	5.7%	6/9/24	TX	Multifamily	68%	2
12	5/31/19	First mortgage	13,112	L+3.25%	5.6%	6/9/24	CA	Multifamily	70%	3
13	6/18/19	First mortgage	47,746	L+2.75%	4.7%	7/9/24	TX	Office	72%	2
14	6/18/19	First mortgage	6,350	L+3.60%	5.7%	7/9/24	CA	Mixed Use	54%	2
15	8/15/19	First mortgage	7,567	L+4.20%	6.6%	9/9/24	TN	Office	45%	3
16	9/27/19	First mortgage	15,441	L+3.10%	4.6%	10/9/24	CA	Office	75%	2
17	9/30/19	First mortgage	30,000	L+3.30%	5.0%	10/9/24	TX	Multifamily	77%	2
18	10/4/19	First mortgage	20,958	L+2.90%	4.6%	10/9/24	NC	Office	61%	3
19	10/30/19	First mortgage	13,743	L+3.00%	4.9%	11/9/24	CA	Multifamily	80%	2
20	11/22/19	First mortgage	32,965	L+3.00%	4.9%	12/9/24	AZ	Multifamily	80%	2
21	2/6/20	First mortgage	19,835	L+3.30%	4.9%	2/9/25	NJ	Office	69%	2
22	2/20/20	First mortgage	8,313	L+3.85%	5.4%	3/9/25	CA	Retail	57%	2
23	2/28/20	First mortgage	9,320	L+3.50%	5.0%	3/9/25	FL	Retail	78%	2
24	10/13/20	First mortgage	7,096	L+4.00%	4.9%	10/9/25	CA	Multifamily	70%	2
25	3/5/21	First mortgage	13,000	L+5.00%	5.5%	3/9/26	VA	Office	57%	2
26	3/12/21	First mortgage	19,573	L+4.00%	4.2%	3/6/26	MS	Industrial	64%	2
27	4/6/21	First mortgage	11,672	L+3.50%	3.7%	4/9/26	AL	Multifamily	69%	2
28	4/6/21	First mortgage	9,223	L+3.50%	3.7%	4/9/26	AL	Multifamily	78%	2
29	4/15/21	First mortgage	9,090	L+4.00%	4.2%	5/9/26	NJ	Industrial	69%	2
30	5/12/21	First mortgage	27,074	L+3.15%	3.3%	5/9/26	CT	Multifamily	77%	2
31	5/25/21	First mortgage	11,200	L+3.20%	3.4%	6/9/26	TN	Multifamily	80%	2
32	5/26/21	First mortgage	14,880	L+3.10%	3.3%	6/9/26	NV	Multifamily	80%	2
33	6/8/21	First mortgage	20,500	L+8.00%	8.2%	12/9/23	TX	Mixed Use	45%	2
34	9/29/17	Credit	7,500	9.20%	9.2%	10/11/27	NJ	Office	80%	3
35	3/27/18	Credit	3,000	9.35%	9.3%	4/1/23	FL	Hospitality	68%	4
36	10/4/19	Credit	6,000	10.00%	10.0%	10/6/24	NV	Office	75%	2

			$554,795		5.2%				69%

(1)	First mortgage loans are first position mortgage loans and credit loans are mezzanine and subordinated loans.

(2)

The term “L” refers to one-month London Interbank Offered Rate (“LIBOR”). As of June 30, 2021, one-month LIBOR was equal to 0.10%. Cash coupon is the stated rate on the loan. All-in yield is the present value of all future principal and interest payments on the loan and does not include any origination fees or deferred commitment fees. The total is the weighted average rate as of June 30, 2021. Our first mortgage loans are all floating rate and each contains a minimum LIBOR floor. The weighted average LIBOR floor for these loans is 1.41%.

(3)	Maximum maturity assumes all extension options are exercised by the borrower, however loans may be repaid prior to such date.
(4)	Loan-to-value (“LTV”) was determined at loan origination and is not updated for subsequent property valuations or loan modifications. The total is the weighted average LTV.
(5)	Risk rating is the internal risk rating assigned by the Sub-Advisor.
(6)	Loan maturity date was extended to July 9, 2023.
(7)	The maturity date passed on the loan without repayment due to a pending sale of the property securing the loan. The loan was paid off in full on August 20, 2021.
(8)	Loan has been modified to capitalize a portion of its interest payment for a temporary period of time. The all-in yield assumes the timely payment of interest and principal through maturity.

Borrowing Policy

We believe we employ conservative levels of borrowing in order to provide more cash available for investment and to generate improved returns. We believe that careful use of leverage will help us to achieve our diversification goals and potentially enhance the returns on our investments. Our Charter precludes us from borrowing in excess of an amount that is generally expected to approximate 75% of the aggregate cost of our investments before deducting loan loss reserves, other non-cash reserves and depreciation. However, we may borrow in excess of these amounts if such excess is approved by our board of directors, including a majority of our independent directors, and the amount and reasoning for such excess is disclosed to our stockholders in our next quarterly report. Our board of directors reviews our aggregate borrowings at least quarterly to ensure the amount remains reasonable in relation to our net assets and may from time-to-time modify our leverage policy in light of then-current economic conditions, relative costs of debt and equity capital, fair value of our assets, growth and acquisition opportunities or other factors they deem appropriate.

Disposition Policies

The period that we will hold our investments will vary depending on the type of asset, interest rates and other factors. We generally intend to hold the CRE debt investments we originate or acquire until maturity and the CRE equity investments we acquire for as long as we anticipate continued positive return profiles in comparison with other alternative investments; however, at any time we may dispose of an investment prior to our targeted hold period if the Sub-Advisor determines that the disposition would be in the best interests of our stockholders. The Sub-Advisor periodically performs a hold-sell analysis on each investment we own in order to determine the optimal time to hold the asset and generate a strong return. The determination of whether an investment will be sold or otherwise disposed of will be made after consideration of all relevant factors, including but not limited to prevailing economic conditions, specific real estate market conditions and tax implications for our stockholders.

Investment Limitations

Our Charter places numerous limitations on us with respect to the manner in which we may invest our funds or issue securities. Pursuant to our Charter, we will not:

•

borrow in excess of 300% of our total “net assets” (as defined by the North American Securities Administrators Association’s Statement of Policy Regarding Real Estate Investments Trusts (the “NASAA REIT Guidelines”), as of the date of any borrowing, which is generally expected to be approximately 75% of the cost of our investments; however, we may exceed that limit if approved by a majority of our independent directors and disclosed to our stockholders in our next quarterly report following such borrowing along with justification for exceeding such limit. This Charter limitation, however, does not apply to individual real estate assets or investments;

•

invest more than 10% of our total assets in unimproved property or mortgage loans on unimproved property, which we define as property not acquired for the purpose of producing rental or other operating income or on which there is no development or construction in progress or planned to commence within one year;

•

make or invest in mortgage loans unless an appraisal is obtained (from an independent appraiser in a transaction in which a majority of the independent directors so determine) concerning the underlying property, except for those mortgage loans insured or guaranteed by a government or government agency;

•

make or invest in mortgage loans, including construction loans, on any one property if the aggregate amount of all mortgage loans on such property would exceed an amount equal to 85% of the appraised value of such property as determined by appraisal, unless substantial justification exists for exceeding such limit because of the presence of other underwriting criteria;

•	invest in indebtedness secured by a mortgage on real property which is subordinate to the lien of other indebtedness of the Advisor, the Sub-Advisor, any director or any of our affiliates;

•

make an investment if the related acquisition fees and expenses are not reasonable or exceed 6% of the contract purchase price for the asset, provided that the investment may be made if a majority of the directors (including a majority of the independent directors) not otherwise interested in the transaction determines that the transaction is commercially competitive, fair and reasonable to us;

•

invest in equity securities which are not listed on a national securities exchange or traded in an over-the-counter market unless a majority of our directors (including a majority of our independent directors) not otherwise interested in the transaction approve such investment as being fair, competitive and commercially reasonable;

•	invest in real estate contracts of sale, otherwise known as land sale contracts, unless the contract is in recordable form and is appropriately recorded in the chain of title;

•

invest in commodities or commodity futures contracts, except for futures contracts when used solely for the purpose of hedging in connection with our ordinary business of investing in real estate assets and mortgages;

•	issue equity securities on a deferred payment basis or other similar arrangement;

•

issue debt securities in the absence of adequate cash flow to cover debt service unless the historical debt service coverage (in the most recently completed fiscal year), as adjusted for known changes, is sufficient to service that higher level of debt as determined by the board of directors or a duly authorized executive officer;

•	issue equity securities that are assessable after we have received the consideration for which our board of directors authorized their issuance;

•

issue redeemable equity securities (as defined in the Investment Company Act), which restriction has no effect on our share repurchase program or the ability of the Operating Partnership to issue redeemable partnership interests;

•

issue options or warrants to purchase shares to the Advisor, the Sub-Advisor, any director or affiliates of any of the foregoing except on the same terms as such options or warrants, if any, are sold to the general public. Further, the amount of the options or warrants issued to the Advisor, the Sub-Advisor, our directors or affiliates of any of the foregoing cannot exceed an amount equal to 10% of our outstanding shares on the date of grant of the warrants and options;

•	engage in securities trading, or engage in the business of underwriting or the agency distribution of securities issued by other persons;

•

acquire interests or securities in any entity holding investments or engaging in activities prohibited by the previous investment limitations except for investments in which we hold a non-controlling interest or investment in an entity having securities listed on a national securities exchange or traded in an over-the-counter market; or

•

make any investment that we believe will be inconsistent with our objectives of qualifying and remaining qualified as a REIT unless and until our board of directors determines, in its sole discretion, that REIT qualification is not in our best interests.

In addition to the Charter limitations detailed above, our board of directors has adopted investment guidelines limiting the investments that the Advisor and the Sub-Advisor may acquire on our behalf. Pursuant to these investment guidelines, the Advisor and the Sub-Advisor may not, without board approval:

•

invest in unimproved property or mortgage loans on unimproved property, which we define as property not acquired for the purpose of producing rental or other operating income or on which there is no development or construction in progress or planned to commence within one year;

•	make or invest in construction loans; or

•	make an investment in a property, or in a CRE debt or CRE securities investment secured by a property, located outside of the United States.

Tax Status

We believe we have operated, and we intend to continue to operate, in a manner that has allowed us, and will allow us to continue, to qualify as a REIT for U.S. federal income tax purposes commencing with the taxable year ended December 31, 2017. Accordingly, we generally will not be subject to U.S. federal income taxes on our taxable income to the extent that we annually distribute all of our net taxable income, determined without regard to the dividends paid deduction and excluding net capital gains, to our stockholders and maintain our qualification as a REIT.

Investment Company Act Considerations

We intend to continue to conduct our operations so that none of we, the Operating Partnership or the subsidiaries of the Operating Partnership is required to register as an investment company under the Investment Company Act. Section 3(a)(1)(A) of the Investment Company Act defines an investment company as any issuer that is or holds itself out as being engaged primarily in the business of investing, reinvesting or trading in securities. Section 3(a)(1)(C) of the Investment Company Act defines an investment company as any issuer that is engaged or proposes to engage in the business of investing, reinvesting, owning, holding or trading in securities and owns or proposes to acquire investment securities having a value exceeding 40% of the value of the issuer’s total assets (exclusive of U.S. government securities and cash items) on an unconsolidated basis. Excluded from the term “investment securities,” among other things, are U.S. government securities and securities issued by majority-owned subsidiaries that are not themselves investment companies and are not relying on the exception from the definition of investment company set forth in Section 3(c)(1) or Section 3(c)(7) of the Investment Company Act.

With respect to Section 3(a)(1)(A), we do not intend to engage primarily or hold ourselves out as being engaged primarily in the business of investing, reinvesting or trading in securities. Rather, we will be primarily engaged in the non-investment company businesses of the Operating Partnership and its wholly-owned or majority-owned subsidiaries, each of which will rely on an exception from registration under the Investment Company Act. With respect to Section 3(a)(1)(C), we expect that most of the entities through which we own assets will be wholly-owned subsidiaries that are not themselves investment companies and are not relying on the exceptions from the definition of investment company under Section 3(c)(1) or Section 3(c)(7) of the 1940 Act and, thus, we do not expect to own a significant amount of “investment securities.”

Through the Operating Partnership and its subsidiaries, we plan to originate, acquire, invest in and manage instruments that could be deemed to be securities for purposes of the Investment Company Act, including, but not limited to, first mortgage loans, subordinate mortgage and mezzanine loans, and participations in such loans, as well as CMBS, CRE CLOs and senior unsecured debt of publicly traded REITs. We may also invest in select equity investments in single-tenant, net leased properties. Accordingly, it is possible that more than 40% of the total assets of the Operating Partnership or its subsidiaries will be deemed to be investment securities for Investment Company Act purposes. However, in reliance on Section 3(c)(5)(C) of the Investment Company Act, we do not intend to register the Operating Partnership or any of its subsidiaries as an investment company under the Investment Company Act. Entities that meet the standards set forth in Section 3(c)(5)(C) are excepted from the definition of an investment company. Section 3(c)(5)(C) is available for entities “primarily engaged in the business of purchasing or otherwise acquiring mortgages and other liens on and interests in real estate.” This exception generally requires that at least 55% of each such subsidiary’s portfolio must be comprised of qualifying assets and at least another 25% of each of their portfolios must be comprised of real estate-related assets under the Investment Company Act (and no more than 20% comprised of non-qualifying or non-real estate-related assets). Qualifying assets for this purpose include mortgage loans and other assets, such as certain subordinated mezzanine loans and participations and other interests in real estate, as interpreted by the SEC staff in various no-action letters. As a result of the foregoing restrictions, we will be limited in our ability to make certain investments.

Existing SEC no-action positions were issued in accordance with factual situations that may be substantially different from the factual situations we may face, and a number of these no-action positions were issued more than 10 years ago. Certain mortgage loans and participations in mortgage loans may not constitute qualifying real estate investments for purposes of Section 3(c)(5)(C) of the Investment Company Act. No assurance can be given that the SEC will concur with our classification of the assets of the Operating Partnership or its subsidiaries. Future revisions to the Investment Company Act or further guidance from the SEC staff may cause us to lose our ability to rely on Section 3(c)(5)(C) or force us to re-evaluate our portfolio and our investment strategy. Such changes may prevent us from operating our business successfully.

If we were obligated to register as an investment company, we would have to comply with a variety of substantive requirements under the Investment Company Act that would restrict our activities and significantly increase our operating expenses.

Our Corporate Information

Our principal executive offices are located at 2901 Butterfield Road, Oak Brook, Illinois 60523. Our telephone number is (800) 826-8228. Our website is www.inland-investments.com/inpoint. The information on our website is not intended to form a part of or be incorporated by reference into this prospectus.

The Offering

Securities Offered by Us	3,500,000 shares of Series A Preferred Stock (plus up to an additional 525,000 shares of Series A Preferred Stock that we may issue and sell upon the exercise of the underwriters’ over-allotment option). We reserve the right to reopen this series and issue additional shares of Series A Preferred Stock either through public or private sales at any time and from time to time.

Ranking

The Series A Preferred Stock will, with respect to dividend rights and rights upon our liquidation, dissolution or winding up, rank:

•  senior to all classes and series of our common stock and any class or series of our capital stock expressly designated as ranking junior to the Series A Preferred Stock (“Junior Stock”);

•  on parity with any other class or series of our capital stock expressly designated as ranking on parity with the Series A Preferred Stock (the “Parity Stock”); and

•  junior to any class or series of our capital stock expressly designated as ranking senior to the Series A Preferred Stock (“Senior Stock”).

Dividends

When, as, and if authorized by our board of directors and declared by us, dividends on the Series A Preferred Stock will be payable quarterly in arrears on or about March 30, June 30, September 30 and December 30 of each year at the Initial Rate. Dividends on the shares of the Series A Preferred Stock are cumulative. The first dividend on the Series A Preferred Stock sold in this offering will be paid on December 30, 2021, will cover the period from, and including, September 22, 2021 to, but not including, December 30, 2021 and will be in the amount of $0.459375 per share.

If a Change of Control occurs on or prior to September 22, 2022, we will thereafter accrue cumulative cash dividends on each then-outstanding share of Series A Preferred Stock at a rate equal to (a) the dividend rate in effect immediately prior to the Change of Control, plus (b) an additional 1.00% of the liquidation preference per annum.

If a Downgrade Event occurs, we will thereafter accrue cumulative cash dividends on each then-outstanding share of Series A Preferred Stock at a rate equal to (a) the dividend rate in effect immediately prior to the Downgrade Event, plus (b) 0.25% of the liquidation preference per annum, subject to a maximum annual dividend rate equal to the Maximum Rate while the Series A Preferred Stock remains outstanding. If, subsequent to the occurrence of a Downgrade Event that results in an increase in the dividend rate in effect immediately prior to such Downgrade Event, an Upgrade Event occurs, we will thereafter accrue cumulative cash dividends on each then-outstanding share of Series A Preferred Stock at a rate equal to (a) the dividend rate in effect immediately prior to the Upgrade Event, minus (b) 0.25% of the liquidation preference per annum; provided, however, that in no event will we accrue cash dividends at a rate lower than the Initial Rate.

If any shares of Series A Preferred Stock are outstanding after September 22, 2026, beginning on September 30, 2026, we will thereafter accrue cumulative cash dividends on each then-outstanding share of Series A Preferred Stock at a rate equal to (a) the dividend rate in effect on September 22, 2026, plus (b) an additional 1.00% of the liquidation preference per annum, which will increase by an additional 1.00% of the liquidation preference per annum on September 30 each year thereafter, subject to a maximum annual dividend rate equal to the Maximum Rate while the Series A Preferred Stock remains outstanding.

Liquidation Preference	In the event of our liquidation, dissolution or winding up, the holders of shares of the Series A Preferred Stock will be entitled to be paid out of our assets legally available for distribution to our stockholders a liquidation preference in cash or property, at fair market value as determined by our board of directors, of $25.00 per share, plus an amount equal to any accrued and unpaid dividends (whether or not declared) to, but not including, the date of the payment. Holders of shares of Series A Preferred Stock will be entitled to receive this liquidating distribution before we distribute any assets to holders of shares of any class or series of our common stock and any other class or series of Junior Stock.

No Maturity	The Series A Preferred Stock has no maturity date, and we are not required to redeem the Series A Preferred Stock. In addition, we are not required to set aside assets to redeem the Series A Preferred Stock. Accordingly, the shares of Series A Preferred Stock will remain outstanding indefinitely unless we decide to redeem them or, under circumstances where the holders of shares of Series A Preferred Stock have a conversion right, such holders decide to convert their shares.

Optional Redemption	We may not redeem the Series A Preferred Stock prior to September 22, 2026, except as described below under “Special Optional Redemption” and in limited circumstances relating to maintaining our qualification as a REIT. On and after September 22, 2026, upon no fewer than 30 days’ nor more than 60 days’ written notice, we may, at our option, redeem the Series A Preferred Stock, in whole or from time to time in part at a price of $25.00 per share of Series A Preferred Stock plus an amount equal to accrued and unpaid dividends (whether or not declared), if any.

Special Optional Redemption

In the event of a Change of Control (as defined below), we may, at our option, exercise our special optional redemption right to redeem the Series A Preferred Stock, in whole or in part, within 120 days after the first date on which such Change of Control occurred by paying $25.00 per share, plus an amount equal to any accrued and unpaid dividends (whether or not declared) to, but not including, the date of redemption (other than any dividend with a record date before the applicable redemption date and a payment date after the applicable redemption date, which will be paid on the payment date notwithstanding prior redemption of such shares). To the extent that we exercise our redemption right relating to the shares of Series A Preferred Stock, the holders of Series A Preferred Stock will not be permitted to exercise the conversion right described below in respect of their shares called for redemption.

A “Change of Control” is when, after the original issuance of the Series A Preferred Stock, the following have occurred and are continuing:

•  the acquisition by any person, including any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of purchases, mergers or other acquisition transactions of shares of our capital stock entitling that person to exercise more than 50% of the total voting power of all shares of our capital stock entitled to vote generally in elections of directors (except that such person will be deemed to have beneficial ownership of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition); and

•  following the closing of any transaction referred to in the bullet point above, neither we nor the acquiring or surviving entity has a class of common securities (or American Depository Receipts (“ADRs”) representing such common securities) listed on the NYSE, the NYSE American LLC (“NYSE American”) or Nasdaq Stock Market (“Nasdaq”), or listed or quoted on an exchange or quotation system that is a successor to the NYSE, the NYSE American or Nasdaq.

Change in Control Conversion Rights

Except to the extent that we have elected to exercise our optional redemption right or our special optional redemption right by providing a notice of redemption prior to the Change of Control Conversion Date, beginning on the first anniversary of the first date on which any shares of Series A Preferred Stock are issued, upon the occurrence of a Change of Control, each holder of shares of Series A Preferred Stock will have the right to convert some or all of the Series A Preferred Stock held by such holder on the Change of Control Conversion Date into a number of shares of our Class I common stock per share of Series A Preferred Stock to be converted equal to the lesser of:

•  the quotient obtained by dividing (i) the sum of the $25.00 liquidation preference plus the amount of any accrued and unpaid dividends (whether or not declared) to, but not including, the Change of Control Conversion Date (unless the Change of Control Conversion Date is after a record date for a Series A Preferred Stock dividend payment and prior to the corresponding Series A Preferred Stock dividend payment date, in which case no additional amount for such accrued and unpaid dividend will be included in this sum) by (ii) the Common Stock Price; and

•  2.4665, or the Share Cap, subject to certain adjustments;

subject, in each case, to provisions for the receipt of alternative consideration upon conversion as described in this prospectus.

If we have provided a redemption notice with respect to some or all of the Series A Preferred Stock, holders of any shares of Series A Preferred Stock that we have called for redemption will not be permitted to exercise their Change of Control Conversion Right in respect of any of their shares of Series A Preferred Stock that have been called for redemption, and any Series A Preferred Stock subsequently called for redemption that has been tendered for conversion will be redeemed on the applicable date of redemption instead of converted on the Change of Control Conversion Date.

For definitions of “Share Cap,” “Change of Control Conversion Right,” “Change of Control Conversion Date” and “Common Stock Price” and for a description of the adjustments and provisions for the receipt of alternative consideration that may be applicable to the Change of Control Conversion Right, see “Description of Series A Preferred Stock — Redemption — Conversion Rights.”

Except as provided above in connection with a Change of Control, the Series A Preferred Stock is not convertible into or exchangeable for any other securities or property.

Voting Rights	Holders of shares of Series A Preferred Stock generally will have no voting rights. However, if we do not pay dividends on the Series A Preferred Stock for six quarterly periods, whether or not consecutive, the holders of shares of Series A Preferred Stock, voting together as a single class with the holders of shares of our Parity Stock having similar voting rights, will be entitled to vote for the election of two additional directors to serve on our board of directors until we pay all dividends which we owe on the Series A Preferred Stock. The affirmative vote of at least two-thirds of the votes entitled to be cast collectively by the holders of outstanding shares of Series A Preferred Stock and the holders of any other class or series of our preferred stock upon which like voting rights have been conferred and are exercisable, voting together as a single class, is required for us to authorize, create or increase the number of shares of any class or series of our capital stock expressly designated as ranking senior to the Series A Preferred Stock as to dividend rights and rights upon our liquidation, dissolution or winding up. In addition, the affirmative vote of at least two-thirds of the outstanding shares of Series A Preferred Stock (voting as a separate class) is required to amend our Charter (including the terms of the Series A Preferred Stock) in a manner that materially and adversely affects the rights of the shares of Series A Preferred Stock.

Among other things, we may, without any vote of the holders of shares of Series A Preferred Stock, issue additional shares of Series A Preferred Stock and authorize and issue additional shares of any class or series of our Junior Stock or our Parity Stock.

Ownership and Transfer Restrictions	To assist us in complying with the limitations on the concentration of ownership of a REIT imposed by the Internal Revenue Code of 1986, as amended (the “Code”), among other purposes, our Charter, including the Articles Supplementary setting forth the terms of the Series A Preferred Stock, generally prohibits, among other prohibitions, any person from beneficially or constructively owning more than 9.8% in value or number of shares, whichever is more restrictive, of our outstanding common stock or 9.8% in value of our outstanding capital stock of all classes or series, including the Series A Preferred Stock, unless such person receives an exemption prospectively or retroactively from our board of directors. See “Description of Series A Preferred Stock — Restrictions on Ownership and Transfer.”

Use of Proceeds

We estimate that the net proceeds to us from the sale of the shares of the Series A Preferred Stock in this offering will be approximately $84.1 million (or approximately $96.8 million if the underwriters exercise their over-allotment option to purchase additional shares of Series A Preferred Stock in full), after deducting underwriting discounts and estimated offering expenses payable by us.

We will contribute the net proceeds we receive from this offering to the Operating Partnership in exchange for a number of Series A Preferred Units in the Operating Partnership equal to the number of shares of Series A Preferred Stock sold in this offering. The Operating Partnership is expected to use the net proceeds to acquire our target assets in a manner consistent with our investment strategies and investment guidelines described in this prospectus and the documents incorporated by reference herein and for general corporate purposes.

Settlement Date	Delivery of the shares will be made against payment therefor on or about September 22, 2021.

Proposed Listing and Trading Symbol	We have applied to list the Series A Preferred Stock on the NYSE under the symbol “ICR PR A.”

Transfer Agent	The transfer agent for the Series A Preferred Stock will be Computershare Trust Company, N.A.

Risk Factors	Investing in the Series A Preferred Stock involves a high degree of risk. You should carefully read and consider the information set forth under the heading “Risk Factors” beginning on page 18 of this prospectus, and under the heading “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2020, and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2021, with the other information included elsewhere in this prospectus and the documents incorporated by reference herein before making a decision to invest in the Series A Preferred Stock.

Risk Factors

An investment in the Series A Preferred Stock involves a high degree of risk. Before making an investment decision, you should carefully consider the risk factors set forth in our Annual Report on Form 10-K for the year ended December 31, 2020, as filed with the SEC on March 19, 2021, and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2021, as filed with the SEC on May 14, 2021, together with the other information included or incorporated by reference into this prospectus, the following risk factors, and the risks we have highlighted in other sections of this prospectus. If any of these risks occur, our business, financial condition, liquidity and results of operations could be materially and adversely affected.

Risks Related to this Offering

As a holder of Series A Preferred Stock, you will have extremely limited voting rights.

Your voting rights as a holder of Series A Preferred Stock will be limited. The classes of our common stock are the only classes of our securities that carry full voting rights. Voting rights for holders of Series A Preferred Stock exist primarily with respect to the ability to elect, together with holders of our Parity Stock having similar voting rights, two additional directors to our board of directors in the event that six quarterly dividends (whether or not consecutive) payable on the Series A Preferred Stock are in arrears, and with respect to voting on amendments to our Charter, including the terms of the Series A Preferred Stock, that materially and adversely affect the rights of the Series A Preferred Stock or the creation or issuance of additional classes or series of our capital stock expressly designated as ranking senior to the Series A Preferred Stock as to dividend rights and rights upon our liquidation, dissolution or winding up. Other than the limited circumstances described in this prospectus, holders of Series A Preferred Stock will not have any voting rights. See “Description of Series A Preferred Stock — Voting Rights.”

There is no established trading market for the Series A Preferred Stock and listing on the NYSE does not guarantee a market for the Series A Preferred Stock.

The Series A Preferred Stock is a new issue of securities with no established trading market. We have filed an application to list the Series A Preferred Stock on the NYSE, but there can be no assurance that the NYSE will approve the Series A Preferred Stock for listing within 30 days after the Series A Preferred Stock is first issued or at all.

Even if the NYSE approves the Series A Preferred Stock for listing, there is no guarantee the Series A Preferred Stock will remain listed on the NYSE or any other nationally recognized exchange. If the Series A Preferred Stock is delisted from the NYSE or another nationally recognized exchange, we could face significant material adverse consequences, including:

•	a limited availability of market quotations for the Series A Preferred Stock;

•	reduced liquidity with respect to the Series A Preferred Stock;

•

a determination that the Series A Preferred Stock is “penny stock,” which will require brokers trading in the Series A Preferred Stock to adhere to more stringent rules, possibly resulting in a reduced level of trading activity in the secondary trading market for the Series A Preferred Stock; and

•	a decreased ability to issue additional securities or obtain additional financing in the future.

Moreover, even if the NYSE approves the Series A Preferred Stock for listing, an active trading market on the NYSE for the Series A Preferred Stock may not develop or, if it does develop, may not last, in which case the market price of the Series A Preferred Stock could be materially and adversely affected.

We have been advised by the underwriters that they intend to make a market in the Series A Preferred Stock, but they are not obligated to do so and may discontinue market-making at any time without notice.

The market price and trading volume of the Series A Preferred Stock may fluctuate significantly and be volatile due to numerous circumstances beyond our control.

The Series A Preferred Stock is a new issue of securities with no established trading market. We have filed an application to list the Series A Preferred Stock on the NYSE, but there can be no assurance that the NYSE will approve the Series A Preferred Stock for listing within 30 days after the Series A Preferred Stock is first issued or at all. If the NYSE approves the Series A Preferred Stock for listing and if an active trading market does develop on the NYSE, the Series A Preferred Stock may trade at prices lower than the public offering price, and the market price of the Series A Preferred Stock would depend on many factors, including, but not limited to:

•	prevailing interest rates;

•	the market for similar securities;

•	general economic and financial market conditions;

•	our issuance, as well as the issuance by our subsidiaries, of additional preferred equity or debt securities; and

•	our financial condition, cash flows, liquidity, results of operations, funds from operations and prospects.

The trading prices of preferred equity securities issued by REITs and other real estate companies historically have been affected by changes in market interest rates. One of the factors that may influence the market price of the Series A Preferred Stock is the annual yield from dividends on the Series A Preferred Stock as compared to yields on other financial instruments. An increase in market interest rates may lead prospective purchasers of the Series A Preferred Stock to demand a higher annual yield, which could reduce the market price of the Series A Preferred Stock.

Future offerings of debt securities or shares of our capital stock, including future offerings of traded or non-traded preferred stock, expressly designated as ranking senior to the Series A Preferred Stock as to dividend rights and rights upon our liquidation, dissolution or winding up may adversely affect the market price of the Series A Preferred Stock.

Our cash available for dividends may not be sufficient to pay dividends on the Series A Preferred Stock at expected levels, and we cannot assure you of our ability to pay dividends in the future. We may use borrowed funds or funds from other sources to pay dividends, which may adversely impact our operations.

We intend to pay regular quarterly dividends to holders of the Series A Preferred Stock. Dividends declared by us will be authorized by our board of directors in its sole discretion out of assets legally available for distribution and will depend upon a number of factors, including our earnings, our financial condition, the requirements for qualification as a REIT, restrictions under applicable law, our need to comply with the terms of our existing financing arrangements, the capital requirements of our company and other factors as our board of directors may deem relevant from time to time. Further, subject to certain exceptions, in connection with a Change of Control or Downgrade Event and where any shares of our Series A Preferred Stock remain outstanding on and after September 22, 2026, we will thereafter accrue cumulative cash dividends at a rate higher than the Initial Rate. We cannot assure you of our ability to pay these increased dividend rates upon such events, and, even where we are able to do so, the increased dividend payments may have a material adverse effect on our financial condition, liquidity and results of operations.

We may have to fund dividends from working capital, borrow to provide funds for such dividends, use proceeds of this offering or other similar offerings, including our continuous public offering of our common stock, or sell assets to the extent dividends exceed earnings or cash flows from operations. Funding dividends from working capital would restrict our operations. If we are required to sell assets to fund dividends, such asset sales may occur at a time or in a manner that is not consistent with our disposition strategy. If we borrow to fund dividends, our leverage ratios and future interest costs would increase, thereby reducing our earnings and cash available for distribution from what they otherwise would have been. We may not be able to pay dividends in the future. In addition, some of our distributions may be considered a return of capital for income tax purposes. If we decide to make distributions in excess of our current and accumulated earnings and profits, such distributions would generally be considered a return of capital for U.S. federal income tax purposes to the extent of the holder’s adjusted tax basis in their shares. A return of capital is not taxable, but it has the effect of reducing the holder’s adjusted tax basis in its investment. If distributions exceed the adjusted tax basis of a holder’s shares, they will be treated as gain from the sale or exchange of such stock.

Our ability to pay dividends is limited by the requirements of Maryland law.

Our ability to pay dividends on the Series A Preferred Stock is limited by the laws of Maryland. Under Maryland law, a Maryland corporation generally may not make a distribution if, after giving effect to the distribution, the corporation would not be able to pay its debts as they become due in the usual course of business or the corporation’s total assets would be less than the sum of its total liabilities plus, unless the corporation’s charter provides otherwise, the amount that would be needed, if the corporation were dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of stockholders whose preferential rights are superior to those receiving the distribution. Accordingly, we generally may not make a distribution on the Series A Preferred Stock if, after giving effect to the distribution, we would not be able to pay our debts as they become due in the usual course of business or our total assets would be less than the sum of our total liabilities plus, unless the terms of such class or series of stock provide otherwise, the amount that would be needed to satisfy the preferential rights upon dissolution of the holders of shares of any class or series of stock then outstanding, if any, with preferential rights upon dissolution senior to those of the Series A Preferred Stock.

Because we conduct substantially all of our operations through the Operating Partnership, our ability to pay dividends on the Series A Preferred Stock depends almost entirely on the distributions we receive from the Operating Partnership. We may not be able to pay dividends regularly.

We may not be able to pay dividends on a regular quarterly basis in the future. We intend to contribute the entire net proceeds from this offering to the Operating Partnership in exchange for Series A Preferred Units in the Operating Partnership that have substantially the same economic terms as the Series A Preferred Stock. Because we conduct substantially all of our operations through the Operating Partnership, our ability to pay dividends on the Series A Preferred Stock will depend almost entirely on payments and distributions we receive on our interests in the Operating Partnership. If the Operating Partnership fails to operate profitably and to generate sufficient cash from operations (and the operations of its subsidiaries), we may not be able to pay dividends on the Series A Preferred Stock. Furthermore, the issuance of additional shares of Parity Stock or Senior Stock will substantially increase the cash required to continue to pay cash dividends at stated levels. Any common stock or preferred stock that may be issued in the future to finance acquisitions, upon exercise of stock options or otherwise, would have a similar effect.

You may not be permitted to exercise conversion rights upon a Change of Control. If exercisable, the Change of Control conversion feature of the Series A Preferred Stock may not adequately compensate you, and the Change of Control conversion and redemption features of the Series A Preferred Stock may make it more difficult for a party to take over the Company or discourage a party from taking over the Company.

Beginning on the first anniversary of the date on which any shares of Series A Preferred Stock are issued, upon the occurrence of a Change of Control, holders of Series A Preferred Stock will have the right to convert some or all of their Series A Preferred Stock into shares of our Class I common stock (or equivalent value of alternative consideration). Notwithstanding that we generally may not redeem the Series A Preferred Stock prior to September 22, 2026, we have a special optional redemption right to redeem the Series A Preferred Stock in the event of a Change of Control, and holders of Series A Preferred Stock will not have the right to convert any shares that we have elected to redeem prior to the Change of Control Conversion Date. See “Description of

Series A Preferred Stock — Redemption — Conversion Rights” and “Description of Series A Preferred Stock — Redemption.” Upon such a conversion, the holders will be limited to a maximum number of shares of our Class I common stock equal to the Share Cap multiplied by the number of Series A Preferred Stock converted. If the Common Stock Price (as defined in “Description of Series A Preferred Stock — Redemption — Conversion Rights”) is less than $10.156 (which is 50% of the per-share NAV of our Class I common stock on August 31, 2021), subject to adjustment, each holder will receive a maximum of 2.4665 shares of our Class I common stock per share of Series A Preferred Stock, which may result in a holder receiving value that is less than the liquidation preference of the Series A Preferred Stock. If no Common Stock Price is available, each holder will receive a number of shares of our Class I common stock equal to the Share Cap. In addition, those features of the Series A Preferred Stock may have the effect of inhibiting a third party from making an acquisition proposal for the Company or of delaying, deferring or preventing a change of control of the Company under circumstances that otherwise could provide the holders of our common stock and Series A Preferred Stock with the opportunity to realize a premium over the then-current NAV per share or market price or that stockholders may otherwise believe is in their best interest.

Our common stock, including our Class I common stock, is not listed on a national securities exchange. Therefore, you may not be able to sell shares of our Class I common stock you receive upon the exercise of the conversion price, and you will be subject to the limitations in our share repurchase plan.

Our common stock, including our Class I common stock, is not listed on a national securities exchange and there is currently no market for our common stock. We are not required to list our common stock on a national securities exchange and may not do so in the future. Accordingly, you may be unable to sell the Class I common stock you receive upon the conversion for fair market value or at all.

While our board of directors has adopted a share repurchase program, whereby on a monthly basis, stockholders may request that we repurchase all or any portion of their shares of common stock, our board of directors, in its sole discretion, may modify, suspend or terminate the share repurchase plan in the future. Due to the illiquid nature of investments in real estate, when our share repurchase plan is in effect, we may not have sufficient liquid resources to fund repurchase requests. In addition, our share repurchase plan limits repurchases of shares of common stock to no more than 2% of our aggregate NAV per month as of the last day of the previous calendar month and no more than 5% of our aggregate NAV per calendar quarter as of the last day of the previous calendar month. Accordingly, you may not be able to have your shares repurchased by us upon the exercise of the conversion price.

Our Charter contains and the Articles Supplementary will contain restrictions upon ownership and transfer of the Series A Preferred Stock and our common stock, which may impair the ability of holders to convert Series A Preferred Stock into our Class I common stock upon a Change of Control.

The Articles Supplementary setting forth the terms of the Series A Preferred Stock will provide that the ownership limitations described below apply to ownership of shares of Series A Preferred Stock pursuant to our Charter. Our Charter contains restrictions on ownership and transfer of our capital stock intended to, among other purposes, assist us in maintaining our qualification as a REIT for U.S. federal income tax purposes. For example, to assist us in qualifying as a REIT, our Charter prohibits anyone from owning, or being deemed to own by virtue of the applicable beneficial or constructive ownership provisions of the Code, more than 9.8% in value or number of shares, whichever is more restrictive, of our outstanding common stock or 9.8% in value of our outstanding capital stock of all classes or series, including the Series A Preferred Stock, unless such person receives an exemption prospectively or retroactively from our board of directors. See “Description of Series A Preferred Stock—Restrictions on Ownership and Transfer” in this prospectus. You should consider these ownership limitations prior to your purchase of the Series A Preferred Stock. In addition, the Articles Supplementary will provide that, notwithstanding any other provision of the Series A Preferred Stock, no holder of shares of Series A Preferred Stock will be entitled to convert such shares of Series A Preferred Stock for shares of our Class I common stock to the extent that receipt of such Class I common stock would cause such holder (or any other person) to exceed the share ownership limits contained in our Charter and the Articles Supplementary setting forth the terms of the Series A Preferred Stock, unless we provide an exemption from this limitation for such holder, which may limit your ability to convert the Series A Preferred Stock into our Class I common stock upon a Change of Control. The restrictions could also have anti-takeover effects and could reduce the possibility that a third party will attempt to acquire control of us, which could adversely affect the market price of the Series A Preferred Stock.

The Series A Preferred Stock is subordinate to our existing and future debt, and your interests could be diluted by the issuance of additional shares of preferred stock and by other transactions.

The Series A Preferred Stock will rank junior to all of our existing and future indebtedness, any classes and series of our capital stock expressly designated as ranking senior to the Series A Preferred Stock as to dividend rights and rights upon our liquidation, dissolution or winding up, and other non-equity claims on us and our assets available to satisfy claims against us, including claims in bankruptcy, liquidation or similar proceedings. Our Charter currently authorizes the issuance of up to 50,000,000 shares of preferred stock, par value $0.001 per share, in one or more classes or series. Our board of directors has the authority, without further action by the stockholders, to amend our Charter from time to time to increase the number of authorized shares of preferred stock and to authorize us to issue shares of preferred stock in one or more classes or series and to fix the number of shares, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms and conditions of redemption applicable to each such class or series of preferred stock. Our board of directors may, without notice to or the consent of holders of Series A Preferred Stock, authorize the issuance and sale of additional shares of Series A Preferred Stock and authorize and issue additional shares of Junior Stock or Parity Stock from time to time. The issuance of additional shares of Series A Preferred Stock or additional shares of Parity Stock would dilute the interests of the holders of Series A Preferred Stock, and the issuance of shares of any class or series of our capital stock expressly designated as ranking senior to the Series A Preferred Stock as to dividend rights and rights upon our liquidation, dissolution or winding up (with the requisite vote of holders of Series A Preferred Stock and other classes of our Parity Stock as described in this prospectus) or the incurrence of additional indebtedness could affect our ability to pay dividends on, redeem or pay the liquidation preference on the Series A Preferred Stock. Other than the conversion right afforded to holders of Series A Preferred Stock that may become exercisable in connection with certain changes of control as described in this prospectus under the heading “Description of Series A Preferred Stock—Redemption—Conversion Rights,” none of the provisions relating to the Series A Preferred Stock contain any terms relating to or limiting our indebtedness or affording the holders of Series A Preferred Stock protection in the event of a highly leveraged or other transaction, including a merger or the sale, lease or conveyance of all or substantially all our assets, that might adversely affect the holders of Series A Preferred Stock, so long as the rights of the Series A Preferred Stock are not materially and adversely affected.

The amount of your liquidation preference is fixed and you will have no right to receive any greater payment.

The payment due to holders of the Series A Preferred Stock upon liquidation is fixed at the liquidation preference of $25.00 per share of Series A Preferred Stock, plus an amount equal to any accumulated and unpaid dividends thereon to, but not including, the date of payment. If, in the case of our liquidation, there are remaining assets to be distributed after payment of this amount, you will have no right to receive or to participate in these amounts. In addition, if the market price of your share of Series A Preferred Stock is greater than the liquidation preference, you will have no right to receive the market price from us upon our liquidation.

Use of Proceeds

We estimate that the net proceeds to us from the sale of the shares of the Series A Preferred Stock in this offering will be approximately $84.1 million (or approximately $96.8 million if the underwriters exercise their over-allotment option to purchase additional shares of Series A Preferred Stock in full), after deducting underwriting discounts and estimated offering expenses payable by us.

We will contribute the net proceeds we receive from this offering to the Operating Partnership in exchange for a number of Series A Preferred Units in the Operating Partnership equal to the number of shares of Series A Preferred Stock sold in this offering. The Operating Partnership is expected to use the net proceeds to acquire our target assets in a manner consistent with our investment strategies and investment guidelines described in this prospectus and the documents incorporated by reference herein and for general corporate purposes.

Pending the permanent use of the net proceeds of this offering, the Operating Partnership intends to invest the net proceeds in interest-bearing, short-term investment-grade securities, money-market accounts or other investments that are consistent with our intention to maintain our qualification as a REIT.

Description of Series A Preferred Stock

The description of certain terms and provisions of the Series A Preferred Stock contained in this prospectus does not purport to be complete and is in all respects subject to, and qualified in its entirety by reference to, our Charter, including the Articles Supplementary setting forth the terms of the Series A Preferred Stock, our Bylaws and Maryland law. The following description of the terms of the Series A Preferred Stock supplements, and to the extent inconsistent with, replaces, the description of the general terms and provisions of our preferred stock set forth in this prospectus.

For purposes of this section, references to “we,” “our” and “our company” refer only to InPoint Commercial Real Estate Income, Inc. and not to any of its subsidiaries.

General

We are currently authorized to issue up to 50,000,000 shares of preferred stock, par value $0.001 per share, in one or more classes or series stock. Our board of directors has the authority, without further action by the stockholders, to authorize us to issue shares of preferred stock in one or more classes or series and to fix the number of shares, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms and conditions of redemption applicable to each such class or series of preferred stock.

Prior to the closing of this offering, our board of directors will classify 3,500,000 (assuming the underwriters do not exercise their option to purchase additional shares) of our authorized shares of preferred stock as shares of Series A Preferred Stock and authorize the issuance thereof, and we will file the Articles Supplementary, setting forth the terms of the Series A Preferred Stock, with the State Department of Assessments and Taxation of Maryland. When issued, the Series A Preferred Stock will be validly issued, fully paid and nonassessable. The holders of Series A Preferred Stock will have no preemptive rights with respect to any shares of our stock or any of our other securities convertible into or carrying rights or options to purchase any shares of our stock. Our board of directors may, without notice to or the consent of holders of Series A Preferred Stock, authorize the issuance and sale of additional shares of Series A Preferred Stock and authorize and issue additional shares of Junior Stock or Parity Stock from time to time.

Ranking

The Series A Preferred Stock will, with respect to dividend rights and rights upon our liquidation, dissolution or winding up, rank senior to all classes and series of our common stock and any other class or series of our Junior Stock, pari passu with any other class or series of our Parity Stock and junior to any class or series of our capital stock expressly designated as ranking senior to the Series A Preferred Stock as to dividend rights and rights upon our liquidation, dissolution or winding up. Any authorization or issuance of shares of our capital stock expressly designated as ranking senior to the Series A Preferred Stock as to dividend rights and rights upon our liquidation, dissolution or winding up would require the affirmative vote of the at least two-thirds of the votes entitled to be cast collectively by the holders of the outstanding shares of Series A Preferred Stock and the holders of all other classes or series of Parity Stock upon which like voting rights have been conferred and are exercisable, voting together as a single class. Any convertible or exchangeable debt securities that we may issue are not considered to be equity securities for these purposes. The Series A Preferred Stock ranks junior in right of payment to all of our existing and future indebtedness.

Dividends

Subject to the preferential rights of holders of any class or series of our capital stock expressly designated as ranking senior to the Series A Preferred Stock as to dividend rights, and subject further to the provisions that follow under this section captioned “—Dividends,” holders of shares of the Series A Preferred Stock will be entitled to receive, when, as and if authorized by our board of directors and declared by us, out of assets legally available for the payment of dividends, cumulative cash dividends at the Initial Rate, or 6.75% per annum of the $25.00 per share liquidation preference, equivalent to $1.6875 per annum per share of Series A Preferred Stock. Dividends on each share of the Series A Preferred Stock will accrue and be cumulative from (and including) the original date of issuance of such share of Series A Preferred Stock and will be payable quarterly in arrears on or about March 30, June 30, September 30 and December 30 of each year, or, if such day is not a business day, on the next succeeding business day, with the same force and effect as if made on such date. The term “business day” means any day, other than a Saturday or a Sunday, that is neither a legal holiday nor a day on which banking institutions in New York City are authorized or required by law, regulation or executive order to close. The first dividend on the Series A Preferred Stock sold in this offering will be paid on December 30, 2021.

If a Change of Control occurs on or prior to September 22, 2022, we will thereafter accrue cumulative cash dividends on each then-outstanding share of Series A Preferred Stock at a rate equal to (a) the dividend rate in effect immediately prior to the Change of Control, plus (b) an additional 1.00% of the liquidation preference per annum.

If a Downgrade Event occurs, we will thereafter accrue cumulative cash dividends on each then-outstanding share of Series A Preferred Stock at a rate equal to (a) the dividend rate in effect immediately prior to the Downgrade Event, plus (b) 0.25% of the liquidation preference per annum, subject to a maximum annual dividend rate equal to the Maximum Rate while the Series A Preferred Stock remains outstanding. If, subsequent to the occurrence of a Downgrade Event that results in an increase in the dividend rate in effect immediately prior to such Downgrade Event, an Upgrade Event occurs, we will thereafter accrue cumulative cash dividends on each then-outstanding share of Series A Preferred Stock at a rate equal to (a) the dividend rate in effect immediately prior to the Upgrade Event, minus (b) 0.25% of the liquidation preference per annum; provided, however, that in no event will we accrue cash dividends at a rate lower than the Initial Rate.

If a Downgrade Event or an Upgrade Event occurs, we will issue a press release regarding the Downgrade Event or Upgrade Event, as applicable, for publication on or in the Wall Street Journal, Business Wire, PR Newswire or Bloomberg Business News (or, if these organizations are not in existence at the time of issuance of the press release, such other news or press organization as is reasonably calculated to broadly disseminate the relevant information to the public), or post notice on our website, in any event prior to the opening of business on the first business day following the Downgrade Event or Upgrade Event, as applicable.

“Investment Grade” means a rating superior or equal to “BBB-,” “Baa3,” or an alternative rating of like import.

“Ratings Agency” means a “nationally recognized statistical ratings organization” (as defined in Section 3(a)(62) of the Exchange Act).

“Applicable Ratings Agency” means one of the following Rating Agencies at any given time: (i) in the case that there is only one Rating Agency rating the Series A Preferred Stock, such Rating Agency, (ii) in the case that there are two Rating Agencies rating the Series A Preferred Stock, such Rating Agency providing the lower rating, or (iii) in the case that there are three or more Rating Agencies rating the Series A Preferred Stock, such Rating Agency providing the second lowest rating.

If any shares of Series A Preferred Stock are outstanding after September 22, 2026, beginning on September 30, 2026, we will accrue cumulative cash dividends on each then-outstanding share of Series A Preferred Stock at a rate equal to (a) the dividend rate in effect on September 22, 2026, plus (b) an additional 1.00% of the liquidation preference per annum, which will increase by an additional 1.00% of the liquidation preference per annum on September 30 each year thereafter, subject to a maximum annual dividend rate equal to the Maximum Rate while the Series A Preferred Stock remains outstanding.

Dividends payable on the Series A Preferred Stock for any partial dividend period will be prorated and computed on the basis of a 360-day year consisting of twelve 30-day months. We will pay dividends to holders of record as they appear in our stock records at the close of business on the applicable record date, which will be such date as designated by our board of directors for the payment of dividends that is not more than 90 days nor fewer than 10 days prior to the dividend payment date. No holder of any shares of Series A Preferred Stock is entitled to receive any dividends paid or payable on the Series A Preferred Stock with a dividend payment date before the date such shares of Series A Preferred Stock are issued.

Our board of directors will not authorize, and we will not pay, any dividends on the Series A Preferred Stock or set apart assets for the payment of dividends if the terms of any of our agreements, including agreements relating to our indebtedness, prohibit that authorization, payment or setting apart of assets or provide that the authorization, payment or setting apart of assets is a breach of or a default under that agreement, or if the authorization, payment or setting apart of assets is restricted or prohibited by law. We are and may in the future become a party to agreements that restrict or prevent the payment of dividends on, or the purchase or redemption of, our capital stock. Under certain circumstances, these agreements could restrict or prevent the payment of dividends on or the purchase or redemption of Series A Preferred Stock. These restrictions may be indirect (for example, covenants requiring us to maintain specified levels of net worth or assets) or direct. We do not believe that these restrictions currently have any adverse impact on our ability to pay dividends to holders or make redemptions of the Series A Preferred Stock.

Notwithstanding the foregoing, dividends on the Series A Preferred Stock will accrue whether or not we have earnings, whether or not there are assets legally available for the payment of dividends, whether or not dividends are authorized or declared and whether or not the restrictions referred to above exist. Accrued but unpaid dividends on the Series A Preferred Stock will not bear interest, and the holders of Series A Preferred Stock will not be entitled to any dividends in excess of full cumulative dividends as described above. All of our dividends on Series A Preferred Stock, including any capital gain dividends, will be credited to the previously accrued and unpaid dividends on the Series A Preferred Stock. We will credit any dividend made on the Series A Preferred Stock first to the earliest accrued and unpaid dividend due.

Except as provided in the paragraph immediately below, we will not declare or pay any dividends, or set apart any assets for the payment of dividends, on our Junior Stock or our Parity Stock, or redeem or otherwise acquire our Junior Stock (other than a dividend paid in shares of, or options, warrants or rights to subscribe for or purchase shares of our Junior Stock) or our Parity Stock unless we also have declared and either paid or set apart for payment the full cumulative dividends on the Series A Preferred Stock for all past dividend periods, except by conversion into or exchange for shares of, or options, warrants or rights to purchase or subscribe for, our Junior Stock or pursuant to an exchange offer made on the same terms to all holders of Series A Preferred Stock and all holders of our Parity Stock. This restriction will not limit our redemption or other acquisition of shares of our common stock made for purposes of and in compliance with any incentive, benefit or stock purchase plan of ours or for the purposes of enforcing restrictions upon ownership and transfer of our equity securities contained in our Charter in order to preserve our status as a REIT.

If we do not declare and either pay or set apart for payment the full cumulative dividends on the Series A Preferred Stock and our Parity Stock, the amount which we have declared will be allocated pro rata to the Series A Preferred Stock and our Parity Stock so that the amount declared per share is proportionate to the accrued and unpaid dividends on those shares.

In determining whether a distribution (other than upon voluntary or involuntary liquidation), by dividend or other distribution, redemption or other acquisition of our equity securities is permitted under Maryland law, no effect shall be given to amounts that would be needed, if we were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of stockholders whose preferential rights on dissolution are superior to those receiving the distribution.

Liquidation Rights

In the event of our liquidation, dissolution or winding up, whether voluntary or involuntary, the holders of shares of the Series A Preferred Stock will be entitled to be paid out of our assets legally available for distribution to our stockholders a liquidation preference in cash or property, at fair market value as determined by our board of directors, of $25.00 per share, plus an amount equal to any accrued and unpaid dividends (whether or not declared) to, but not including, the date of the payment. Holders of shares of Series A Preferred Stock will be entitled to receive this liquidating distribution before we distribute any assets to holders of our Junior Stock. The rights of holders of shares of Series A Preferred Stock to receive their liquidation preference would be subject to the preferential rights of the holders of shares of any class or series of our capital stock expressly designated as ranking senior to the Series A Preferred Stock as to rights upon our liquidation, dissolution or winding up we may issue in the future. Written notice will be given to each holder of Series A Preferred Stock of any such liquidation no fewer than 30 days and no more than 60 days prior to the payment date. After payment of the full amount of the liquidating distribution to which they are entitled, the holders of Series A Preferred Stock will have no right or claim to any of our remaining assets. If we consolidate, convert or merge with any other entity, sell, lease, transfer or convey all or substantially all of our assets, or engage in a statutory share exchange, we will not be deemed to have liquidated. In the event our assets are insufficient to pay the full liquidating distributions to the holders of Series A Preferred Stock and our Parity Stock, then we will distribute our assets to the holders of Series A Preferred Stock and the holders of our Parity Stock ratably in proportion to the full liquidating distributions they would have otherwise received.

Redemption

Generally

We may not redeem the Series A Preferred Stock prior to September 22, 2026, except as described below under “ — Special Optional Redemption” and “ — Restrictions on Ownership and Transfer.” On and after September 22, 2026, upon no fewer than 30 days’ nor more than 60 days’ written notice, we may, at our option, redeem the Series A Preferred Stock, in whole or from time to time in part, by paying $25.00 per share, plus any accrued and unpaid dividends (whether or not declared) to, but not including, the date of redemption.

We will give notice of redemption by mail to each holder of record of Series A Preferred Stock at the address shown on our stock transfer books. A failure to give notice of redemption or any defect in the notice or in its mailing will not affect the validity of the redemption of any shares of Series A Preferred Stock except as to the holder to whom notice was defective. Any notice of any redemption may, at our discretion, be subject to one or more conditions precedent, including, but not limited to, completion of a securities offering or other corporate transaction. Each notice will state the following:

•	the redemption date;

•	the redemption price;

•	the number of shares of Series A Preferred Stock to be redeemed;

•	the place or places where the certificates, if any, representing the shares of Series A Preferred Stock to be redeemed are to be surrendered for payment;

•	the procedures for surrendering non-certificated shares for payment; and

•	that dividends on the shares of Series A Preferred Stock to be redeemed will cease to accrue on the redemption date.

If we redeem fewer than all of the shares of Series A Preferred Stock held by any holder, the notice of redemption mailed to such stockholder will also specify the number of shares of Series A Preferred Stock that we will redeem from each stockholder. In this case, we will determine the number of shares of Series A Preferred Stock to be redeemed on a pro rata basis or by lot.

If we elect to redeem any of the Series A Preferred Stock in connection with a Change of Control (as defined below under “— Special Optional Redemption”) and we intend for such redemption to occur prior to the applicable Change of Control Conversion Date (as defined below under “— Conversion Rights”), our redemption notice will also state that the holders of shares of Series A Preferred Stock to which the notice relates will not be able to tender such shares of Series A Preferred Stock for conversion in connection with the Change of Control and each share of Series A Preferred Stock tendered for conversion that is selected for redemption prior to the Change of Control Conversion Date will be redeemed on the related date of redemption instead of converted on the Change of Control Conversion Date.

If we have given a notice of redemption and have paid or set apart sufficient assets for the redemption in trust for the benefit of the holders of shares of Series A Preferred Stock called for redemption, then from and after the redemption date, those shares of Series A Preferred Stock will be treated as no longer being outstanding, no further dividends will accrue and all other rights of the holders of those shares of Series A Preferred Stock will terminate. The holders of those shares of Series A Preferred Stock will retain their right to receive the redemption price for their shares and an amount equal to any accrued and unpaid dividends (whether or not declared) to (but not including) the redemption date.

The holders of shares of Series A Preferred Stock at the close of business on a dividend record date will be entitled to receive the dividend payable with respect to the shares of Series A Preferred Stock on the corresponding payment date notwithstanding the redemption of the shares of Series A Preferred Stock between such record date and the corresponding dividend payment date or our default in the payment of the dividend due. Except as provided above and in connection with a redemption pursuant to our special optional redemption, we will make no payment or allowance for unpaid dividends, whether or not in arrears, on shares of Series A Preferred Stock to be redeemed.

The Series A Preferred Stock has no stated maturity and will not be subject to any sinking fund or mandatory redemption provisions, except as provided under “— Restrictions on Ownership and Transfer” below. In order to ensure that we continue to meet the requirements for qualification as a REIT, the Series A Preferred Stock will be subject to the restrictions on ownership and transfer in our Charter.

Subject to applicable law, we may purchase shares of Series A Preferred Stock in the open market, by tender or by private agreement. Any shares of Series A Preferred Stock that we reacquire will return to the status of authorized but unissued shares of our preferred stock.

Special Optional Redemption

In the event of a Change of Control, we or the acquiring or surviving entity may, as applicable, at its option, redeem the Series A Preferred Stock, in whole or in part, within 120 days after the first date on which such Change of Control occurred by paying $25.00 per share, plus an amount equal to any accrued and unpaid dividends (whether or not declared) to, but not including, the date of redemption (other than any dividend with a record date before the applicable redemption date and a payment date after the applicable redemption date, which will be paid on the payment date notwithstanding prior redemption of such shares). If, prior to the Change of Control Conversion Date, we exercise our special optional redemption right by providing a notice of redemption with respect to some or all of the Series A Preferred Stock (whether pursuant to our optional redemption right or our special optional redemption right), the holders of Series A Preferred Stock will not be permitted to exercise the conversion right described below under “— Conversion Rights” in respect of their shares called for redemption.

We will mail to you, if you are a record holder of shares of the Series A Preferred Stock, a notice of redemption no fewer than 30 days nor more than 60 days before the redemption date. We will send the notice to your address shown on our stock transfer books. A failure to give notice of redemption or any defect in the notice or in its mailing will not affect the validity of the redemption of any shares of Series A Preferred Stock except as to the holder to whom notice was defective. Each notice will state the following:

•	the redemption date;

•	the redemption price;

•	the number of shares of Series A Preferred Stock to be redeemed;

•	the place or places where the certificates, if any, representing the shares of Series A Preferred Stock to be redeemed are to be surrendered for payment;

•	the procedures for surrendering non-certificated shares for payment;

•

that the shares of Series A Preferred Stock are being redeemed pursuant to our special optional redemption right in connection with the occurrence of a Change of Control and a brief description of the transaction or transactions constituting such Change of Control;

•

that the holders of shares of Series A Preferred Stock to which the notice relates will not be able to tender such shares of Series A Preferred Stock for conversion in connection with the Change of Control and each share of Series A Preferred Stock tendered for conversion that is selected, prior to the Change of Control Conversion Date, for redemption will be redeemed on the related date of redemption instead of converted on the Change of Control Conversion Date; and

•	that dividends on the shares of Series A Preferred Stock to be redeemed will cease to accrue on the redemption date.

If we redeem fewer than all of the outstanding shares of Series A Preferred Stock, the notice of redemption mailed to each stockholder will also specify the number of shares of Series A Preferred Stock that we will redeem from each stockholder. In this case, we will determine the number of shares of Series A Preferred Stock to be redeemed on a pro rata basis or by lot.

If we have given a notice of redemption and have paid or set apart sufficient assets for the redemption in trust for the benefit of the holders of shares of Series A Preferred Stock called for redemption, then from and after the redemption date, those shares of Series A Preferred Stock will be treated as no longer being outstanding, no further dividends will accrue and all other rights of the holders of those shares of Series A Preferred Stock will terminate. The holders of those shares of Series A Preferred Stock will retain their right to receive the redemption price for their shares and any accrued and unpaid dividends (whether or not declared) to (but not including) the redemption date.

The holders of Series A Preferred Stock at the close of business on a dividend record date will be entitled to receive the dividend payable with respect to the Series A Preferred Stock on the corresponding payment date notwithstanding the redemption of the Series A Preferred Stock between such record date and the corresponding payment date or our default in the payment of the dividend due. Except as provided above, we will make no payment or allowance for unpaid dividends, whether or not in arrears, on Series A Preferred Stock to be redeemed.

A “Change of Control” is when, after the original issuance of the Series A Preferred Stock, the following have occurred and are continuing:

•

the acquisition by any person, including any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Exchange Act, of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of purchases, mergers or other acquisition transactions of our capital stock entitling that person to exercise more than 50% of the total voting power of all of our capital stock entitled to vote generally in elections of directors (except that such person will be deemed to have beneficial ownership of all of our capital stock that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition); and

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following the closing of any transaction referred to in the bullet point above, neither we nor the acquiring or surviving entity has a class of common securities (or ADRs representing such securities) listed on the NYSE, the NYSE American or Nasdaq or listed or quoted on an exchange or quotation system that is a successor to the NYSE, the NYSE American or Nasdaq.

Conversion Rights

Beginning on the first anniversary of the first date on which any shares of Series A Preferred Stock are issued, upon the occurrence of a Change of Control, each holder of Series A Preferred Stock will have the right (subject to our right to redeem the Series A Preferred Stock in whole or in part, as described under “— Redemption,” prior to the Change of Control Conversion Date) to convert some or all of the shares of Series A Preferred Stock held by such holder (the “Change of Control Conversion Right”) on the Change of Control Conversion Date into a number of shares of our Class I common stock per share of Series A Preferred Stock (the “Common Stock Conversion Consideration”) equal to the lesser of:

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the quotient obtained by dividing (i) the sum of the $25.00 liquidation preference plus the amount of any accrued and unpaid dividends (whether or not declared) to, but not including, the Change of Control Conversion Date (unless the Change of Control Conversion Date is after a record date for a share of Series A Preferred Stock dividend payment and prior to the corresponding Series A Preferred Stock dividend payment date, in which case no additional amount for such accrued and unpaid dividend will be included in this sum) by (ii) the Common Stock Price; and

•	2.4665 (the “Share Cap”), subject to certain adjustments as described below.

The Share Cap is subject to pro rata adjustments for any stock splits (including those effected pursuant to a dividend of our Class I common stock to existing holders of our Class I common stock), subdivisions or combinations (in each case, a “Stock Split”) with respect to our Class I common stock. The adjusted Share Cap as the result of a Stock Split will be the number of shares of our Class I common stock that is equivalent to the product obtained by multiplying (i) the Share Cap in effect immediately prior to such Stock Split by (ii) a fraction, (a) the numerator of which is the number of shares of our Class I common stock outstanding after giving effect to such Stock Split and (b) the denominator of which is the number of shares of our Class I common stock outstanding immediately prior to such Stock Split.

For the avoidance of doubt, subject to the immediately succeeding sentence, the aggregate number of shares of our Class I common stock (or equivalent Alternative Conversion Consideration (as defined below), as applicable) issuable in connection with the exercise of the Change of Control Conversion Right shall not exceed 8,632,750 shares of our Class I common stock (or equivalent Alternative Conversion Consideration, as applicable) or 9,927,662 shares of our Class I common stock (or equivalent Alternative Conversion Consideration, as applicable) if the underwriters’ over-allotment option is exercised in full, subject to increase on a pro rata basis if we issue additional shares of Series A Preferred Stock (the “Exchange Cap”). The Exchange Cap is subject to pro rata adjustments for any Stock Splits on the same basis as the corresponding adjustment to the Share Cap.

In the case of a Change of Control pursuant to which our common stock will be converted into cash, securities or other property or assets (including any combination thereof) (the “Alternative Form Consideration”), a holder of shares of Series A Preferred Stock will receive upon conversion of such shares of Series A Preferred Stock the kind and amount of Alternative Form Consideration which such holder would have owned or been entitled to receive upon the Change of Control had such holder held a number of shares of our Class I common stock equal to the Common Stock Conversion Consideration immediately prior to the effective time of the Change of Control (the “Alternative Conversion Consideration”) (the Common Stock Conversion Consideration or the Alternative Conversion Consideration, as may be applicable to a Change of Control, is referred to as the “Conversion Consideration”).

If the holders of our common stock have the opportunity to elect the form of consideration to be received in the Change of Control, the consideration that the holders of Series A Preferred Stock will receive will be the form and proportion of the aggregate consideration elected by the holders of our common stock who participated in the determination (based on the weighted average of elections) and will be subject to any limitations to which all holders of our common stock are subject, including, without limitation, pro rata reductions applicable to any portion of the consideration payable in the Change of Control.

We will not issue fractional shares of Class I common stock upon the conversion of the Series A Preferred Stock. Instead, we will pay the cash value of such fractional shares based upon the Common Stock Price used in determining the Common Stock Conversion Consideration for such Change of Control.

Within 15 days following the occurrence of a Change of Control, provided we have not then exercised our right to redeem all shares of Series A Preferred Stock pursuant to the redemption provisions described above, we will provide to holders of Series A Preferred Stock a notice of occurrence of the Change of Control that describes the resulting Change of Control Conversion Right. No failure to give such notice or any defect therein or in the mailing thereof shall affect the validity of the proceedings for the conversion of any shares of Series A Preferred Stock except as to the holder to whom notice was defective or not given. This notice will state the following:

•	the events constituting the Change of Control;

•	the date of the Change of Control;

•	the last date on which the holders of Series A Preferred Stock may exercise their Change of Control Conversion Right;

•	the method and period for calculating the Common Stock Price;

•	the Change of Control Conversion Date;

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that if, prior to the Change of Control Conversion Date, we have provided or provide notice of our election to redeem all or any portion of the Series A Preferred Stock, holders will not be able to convert shares of Series A Preferred Stock and such shares will be redeemed on the related redemption date, even if such shares have already been tendered for conversion pursuant to the Change of Control Conversion Right;

•	if applicable, the type and amount of Alternative Conversion Consideration entitled to be received per share of Series A Preferred Stock;

•	the name and address of the paying agent and the conversion agent; and

•	the procedures that the holders of Series A Preferred Stock must follow to exercise the Change of Control Conversion Right.

We will issue a press release for publication on or in the Wall Street Journal, Business Wire, PR Newswire or Bloomberg Business News (or, if these organizations are not in existence at the time of issuance of the press release, such other news or press organization as is reasonably calculated to broadly disseminate the relevant information to the public), or post notice on our website, in any event prior to the opening of business on the first business day following any date on which we provide the notice described above to the holders of Series A Preferred Stock.

To exercise the Change of Control Conversion Right, a holder of shares of Series A Preferred Stock will be required to deliver, on or before the close of business on the Change of Control Conversion Date, the certificates (if any) representing shares of Series A Preferred Stock to be converted, duly endorsed for transfer, together with a written conversion notice completed, to our transfer agent. The conversion notice must state:

•	the relevant Change of Control Conversion Date;

•	the number or percentage of shares of Series A Preferred Stock to be converted; and

•	that the shares of Series A Preferred Stock are to be converted pursuant to the applicable provisions of the Series A Preferred Stock.

The “Change of Control Conversion Date” is the date the shares of Series A Preferred Stock are to be converted, which will be a business day selected by us that is no fewer than 20 days nor more than 35 days after the date on which we provide the notice described above to the holders of Series A Preferred Stock.

The “Common Stock Price” will be (i) if the consideration to be received in the Change of Control by the holders of our Class I common stock is solely cash, the amount of cash consideration per share of our Class I common stock or (ii) if the consideration to be received in the Change of Control by holders of our Class I common stock is other than solely cash (x) the average of the closing sale prices per share of our Class I common stock (or, if no closing sale price is reported, the average of the closing bid and ask prices or, if more than one in either case, the average of the average closing bid and the average closing ask prices) for the ten consecutive trading days immediately preceding, but not including, the effective date of the Change of Control as reported on the principal U.S. securities exchange on which our common stock is then traded, or (y) where no closing sale prices are available, the average of the last quoted bid prices for our common stock in the over-the-counter market as reported by OTC Markets Group Inc. or similar organization for the ten consecutive trading days immediately preceding, but not including, the effective date of the Change of Control, if our common stock is not then listed for trading on a U.S. securities exchange, or (z) where no closing sales prices or quoted bid prices are available, the most recently determined NAV per share of our Class I common stock immediately preceding, but not including, the effective date of the Change of Control, as determined in good faith by our board of directors. If no Common Stock Price is available, each holder will receive a number of shares of our Class I common stock equal to the Share Cap in exchange for each share of Series A Preferred Stock.

Holders of Series A Preferred Stock may withdraw any notice of exercise of a Change of Control Conversion Right (in whole or in part) by a written notice of withdrawal delivered to our transfer agent prior to the close of business on the business day prior to the Change of Control Conversion Date. The notice of withdrawal must state:

•	the number of withdrawn shares of Series A Preferred Stock;

•	if certificated shares of Series A Preferred Stock have been issued, the certificate numbers of the withdrawn shares of Series A Preferred Stock; and

•	the number of shares of Series A Preferred Stock, if any, which remain subject to the conversion notice.

Notwithstanding the foregoing, if the shares of Series A Preferred Stock are held in global form, the conversion notice and/or the notice of withdrawal, as applicable, must comply with applicable procedures of The Depository Trust Company, or DTC.

Shares of Series A Preferred Stock as to which the Change of Control Conversion Right has been properly exercised and for which the conversion notice has not been properly withdrawn will be converted into the applicable Conversion Consideration in accordance with the Change of Control Conversion Right on the Change of Control Conversion Date, unless prior to the Change of Control Conversion Date we have provided or provide notice of our election to redeem such shares of Series A Preferred Stock, whether pursuant to our optional redemption right or our special optional redemption right. Holders of Series A Preferred Stock will not have the right to convert any shares that we have elected to redeem prior to the Change of Control Conversion Date. Accordingly, if we have provided a redemption notice with respect to some or all of the Series A Preferred Stock, holders of any Series A Preferred Stock that we have called for redemption will not be permitted to exercise their Change of Control Conversion right in respect of any of their shares that have been called for redemption, and such shares of Series A Preferred Stock will not be so converted and the holders of such shares will be entitled to receive on the applicable redemption date $25.00 per share, plus an amount equal to any accrued and unpaid dividends (whether or not declared) thereon to, but not including, the redemption date.

We will deliver all securities, cash and any other property owing upon conversion no later than the third business day following the Change of Control Conversion Date. In connection with the exercise of any Change of Control Conversion Right, we will comply with all federal and state securities laws and stock exchange rules in connection with any conversion of shares of Series A Preferred Stock into shares of our Class I common stock.

Notwithstanding any other provision of the Series A Preferred Stock, no holder of shares of Series A Preferred Stock will be entitled to convert such shares of Series A Preferred Stock into shares of our Class I common stock to the extent that receipt of such Class I common stock would cause such holder (or any other person) to exceed the share ownership limits contained in our Charter and the Articles Supplementary setting forth the terms of the Series A Preferred Stock, unless we provide an exemption from this limitation for such holder. See “ — Restrictions on Ownership and Transfer,” below.

These Change of Control conversion and redemption features may make it more difficult for a party to take over the Company or discourage a party from taking over the Company. See “Risk Factors — You may not be permitted to exercise conversion rights upon a Change of Control. If exercisable, the Change of Control conversion feature of the Series A Preferred Stock may not adequately compensate you, and the Change of Control conversion and redemption features of the Series A Preferred Stock may make it more difficult for a party to take over the Company or discourage a party from taking over the Company.”

Except as provided in the Articles Supplementary setting forth the terms of the Series A Preferred Stock in connection with a Change of Control, the shares of Series A Preferred Stock are not convertible into or exchangeable for any other securities or property.

Voting Rights

Holders of Series A Preferred Stock generally will have no voting rights, except as set forth in the Articles Supplementary setting forth the terms of the Series A Preferred Stock.

Whenever dividends on the Series A Preferred Stock are in arrears for six quarterly periods, whether or not consecutive (a “Preferred Dividend Default”), the number of directors then constituting our board of directors will be automatically increased by two (if not already increased by reason of similar arrearage with respect to any Parity Stock upon which like voting rights have been conferred and are exercisable) and holders of Series A Preferred Stock, voting together as a single class with the holders of any other class or series of our Parity Stock upon which like voting rights have been conferred and are exercisable, will be entitled to vote for the election of two additional directors to serve on our board of directors (the “Preferred Stock Directors”) at a special meeting of stockholders called by the holders of at least 33% of the outstanding shares of Series A Preferred Stock or the holders of at least 33% of the outstanding shares of any such other class or series of our Parity Stock if the request is received 90 or more days before the date fixed for the next annual meeting of stockholders, or, if the request is received less than 90 days prior to the next annual meeting of stockholders, at the next annual meeting of stockholders or, at our sole discretion, a separate special meeting of stockholders to be held no later than 90 days after our receipt of such request, and thereafter at each subsequent annual meeting of stockholders until all accumulated dividends on the Series A Preferred Stock for the past dividend periods and the then-current dividend period have been paid in full. The Preferred Stock Directors will be elected by a plurality of the votes cast collectively by the holders of the outstanding shares of Series A Preferred Stock and all other classes or series of our Parity Stock upon which like voting rights have been conferred and are exercisable (voting together as a single class) in the election to serve until our next annual meeting of stockholders and until their successors are duly elected and qualify or until such directors’ right to hold the office terminates as described below, whichever occurs earlier.

If and when all accumulated dividends in arrears for all past dividend periods and the dividend for the then-current dividend period on the Series A Preferred Stock shall have been paid in full, the holders of shares of Series A Preferred Stock will immediately be divested of the voting rights described above (subject to revesting in the event of each and every Preferred Dividend Default) and, if all accumulated dividends in arrears for past dividend periods and the dividend for the then-current dividend period have been paid in full on all other classes or series of our Parity Stock upon which like voting rights have been conferred and are exercisable, the term of office of each Preferred Stock Director so elected will immediately terminate and the number of directors will be reduced accordingly. Any Preferred Stock Director may be removed at any time, by the affirmative vote of, and shall not be removed otherwise than by the affirmative vote of, a majority of the votes entitled to be cast collectively by the holders of record of the outstanding shares of Series A Preferred Stock (when they have the voting rights described above) and any other class or series of Parity Stock upon which like voting rights have been conferred and are exercisable (voting together as a single class). So long as a Preferred Dividend Default continues, any vacancy in the office of a Preferred Stock Director may be filled by written consent of the Preferred Stock Director remaining in office or, if none remains in office, by a plurality of the votes cast collectively by the holders of record of the outstanding shares of Series A Preferred Stock when they have the voting rights described above and the holders of all other classes or series of our Parity Stock upon which like voting rights have been conferred and are exercisable (voting together as a single class). The Preferred Stock Directors will each be entitled to one vote per director on any matter.

So long as any shares of Series A Preferred Stock remain outstanding, we will not:

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authorize or create, or increase the number of authorized or issued shares of, any class or series of our capital stock expressly designated as Senior Stock as to dividend rights and rights upon our liquidation, dissolution or winding up, or reclassify any authorized shares of our capital stock into any such shares, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such shares, without the affirmative vote of at least two-thirds of the votes entitled to be cast collectively by the holders of the then-outstanding shares of Series A Preferred Stock and all other classes or series of our Parity Stock upon which like voting rights have been conferred and are exercisable, voting together as a single class; or

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amend, alter or repeal the provisions of our Charter (including the terms of the Series A Preferred Stock), whether by merger, consolidation, conversion or otherwise, in each case in such a way that would materially and adversely affect any right, preference, privilege or voting power of the Series A Preferred Stock without the affirmative vote of the holders of at least two-thirds of the outstanding shares of Series A Preferred Stock at the time (voting as a separate class).

Notwithstanding the preceding sentence, with respect to the occurrence of a merger, consolidation, conversion or a sale or lease of all of our assets as an entirety, so long as shares of Series A Preferred Stock remain outstanding with the terms thereof materially unchanged or the holders of shares of Series A Preferred Stock receive shares of, or options, warrants or rights to purchase or subscribe for shares of, capital stock or other securities with rights, preferences, privileges and voting powers substantially similar, taken as a whole, as those of the Series A Preferred Stock, then the occurrence of any such event will not be deemed to materially and adversely affect the rights, preferences, privileges or voting powers of the Series A Preferred Stock. In addition, any increase in the number of authorized shares of Series A Preferred Stock or the creation or issuance, or increase in the number of authorized shares, of any other class or series of our Parity Stock or Junior Stock, will not be deemed to materially and adversely affect the rights, preferences, privileges or voting powers of the Series A Preferred Stock.

In addition, the voting provisions above will not apply if, at or prior to the time when the act with respect to which the vote would otherwise be required would occur, we have redeemed all outstanding shares of Series A Preferred Stock.

In any matter in which the holders of shares of Series A Preferred Stock are entitled to vote separately as a single class, each share of Series A Preferred Stock will be entitled to one vote. If the holders of shares of Series A Preferred Stock and any other class or series of our Parity Stock are entitled to vote together as a single class on any matter, the Series A Preferred Stock and the shares of the other class or series of our Parity Stock will have one vote for each $25.00 of liquidation preference.

Information Rights

During any period in which we are not subject to the reporting requirements of Section 13 or Section 15(d) of the Exchange Act or are not otherwise subject to registration or reporting requirements of the SEC and any shares of Series A Preferred Stock are outstanding, we will (i) transmit by mail or other permissible means under the Exchange Act to all holders of Series A Preferred Stock, as their names and addresses appear in our record books and without cost to such holders, copies of the Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q that we would have been required to file with the SEC pursuant to Section 13 or Section 15(d) of the Exchange Act if we were subject thereto (other than any exhibits that would have been required) and (ii) within 15 days following written request, supply copies of such reports to any prospective holder of the Series A Preferred Stock. We will mail (or otherwise provide) the reports to the holders of Series A Preferred Stock within 15 days after the respective dates by which we would have been required to file such reports with the SEC if we were subject to Section 13 or Section 15(d) of the Exchange Act.

Preemptive Rights

No holders of Series A Preferred Stock shall, as the holders, have any preemptive rights to purchase or subscribe for any class or series of our common stock or any other security of our company.

Book-Entry Procedures

DTC will act as securities depositary for the Series A Preferred Stock, which will only be issued in the form of global securities held in book-entry form.

Title to book-entry interests in the Series A Preferred Stock will pass by book-entry registration of the transfer within the records of DTC in accordance with its procedures. Book-entry interests in the securities may be transferred within DTC in accordance with procedures established for these purposes by DTC. Each person owning a beneficial interest in the Series A Preferred Stock must rely on the procedures of DTC and the participant through which such person owns its interest to exercise its rights as a holder of the Series A Preferred Stock.

DTC has advised us as follows: DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC facilitates the settlement of transactions amongst participants through electronic computerized book-entry changes in participants’ accounts, eliminating the need for physical movement of securities certificates. DTC’s participants include securities brokers and dealers, including the underwriters, banks, trust companies, clearing corporations and other organizations, some of whom and/or their representatives own DTC. Access to DTC’s book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

Access to the DTC system is also available to others such as securities brokers and dealers, including the underwriters, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly (or indirect participants). The rules applicable to DTC and its direct and indirect participants are on file with the SEC.

When you purchase shares of the Series A Preferred Stock within the DTC system, the purchase must be by or through a direct participant. The direct participant will receive a credit for the shares of Series A Preferred Stock on DTC’s records. You, as the actual owner of the shares of Series A Preferred Stock, are the “beneficial owner.” Your beneficial ownership interest will be recorded on the Direct and indirect participants’ records, but DTC will have no knowledge of your individual ownership. DTC’s records reflect only the identity of the direct participants to whose accounts shares of Series A Preferred Stock are credited.

You will not receive written confirmation from DTC of your purchase. The direct or indirect participants through whom you purchased the shares of Series A Preferred Stock should send you written confirmations providing details of your transactions, as well as periodic statements of your holdings. The direct and indirect participants are responsible for keeping an accurate account of the holdings of their customers like you.

Transfers of ownership interests held through direct and indirect participants will be accomplished by entries on the books of direct and indirect participants acting on behalf of the beneficial owners.

Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

We understand that, under DTC’s existing practices, in the event that we request any action of the holders, or an owner of a beneficial interest in a global security such as you desires to take any action which a holder is entitled to take under our Charter, DTC would authorize the direct participants holding the relevant shares to take such action, and those direct participants and any indirect participants would authorize beneficial owners owning through those direct and indirect participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.

Any redemption notices with respect to the shares of Series A Preferred Stock will be sent to Cede & Co. If less than all of the shares of Series A Preferred Stock are being redeemed, DTC will reduce each direct participant’s holdings of shares of Series A Preferred Stock in accordance with its procedures.

In those instances where a vote is required, neither DTC nor Cede & Co. itself will consent or vote with respect to the shares of Series A Preferred Stock. Under its usual procedures, DTC would mail an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those direct participants whose accounts the Series A Preferred Stock are credited to on the record date, which are identified in a listing attached to the omnibus proxy.

Dividends and distributions on the shares of Series A Preferred Stock will be made directly to DTC’s nominee (or its successor, if applicable). DTC’s practice is to credit participants’ accounts on the relevant payment date in accordance with their respective holdings shown on DTC’s records unless DTC has reason to believe that it will not receive payment on that payment date.

Payments by direct and indirect participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name.” These payments will be the responsibility of the participant and not of DTC, us or any agent of ours.

DTC may discontinue providing its services as securities depositary with respect to the Series A Preferred Stock at any time by giving reasonable notice to us. Additionally, we may decide to discontinue the book-entry only system of transfers with respect to the Series A Preferred Stock. In that event, we will print and deliver certificates in fully registered form for the Series A Preferred Stock. If DTC notifies us that it is unwilling to continue as securities depositary, or it is unable to continue or ceases to be a clearing agency registered under the Exchange Act and a successor depositary is not appointed by us within 90 days after receiving such notice or becoming aware that DTC is no longer so registered, we will issue the Series A Preferred Stock in definitive form, at our expense, upon registration of transfer of, or in exchange for, such global security.

According to DTC, the foregoing information with respect to DTC has been provided to the financial community for informational purposes only and is not intended to serve as a representation, warranty or contract modification of any kind.

Global Clearance and Settlement Procedures

Initial settlement for the Series A Preferred Stock will be made in immediately available funds. Secondary market trading among DTC’s participants will occur in the ordinary way in accordance with DTC’s rules and will be settled in immediately available funds using DTC’s Same-Day Funds Settlement System.

Restrictions on Ownership and Transfer

The Articles Supplementary setting forth the terms of the Series A Preferred Stock will provide that the ownership limitations described below apply to ownership of shares of Series A Preferred Stock pursuant to our Charter. Notwithstanding any other provision of the Series A Preferred Stock, no holder of shares of the Series A Preferred Stock will be entitled to convert any shares of Series A Preferred Stock into shares of our Class I common stock to the extent that receipt of our Class I common stock would cause such holder or any other person to exceed the ownership limits contained in our Charter or in the Articles Supplementary setting forth the terms of the Series A Preferred Stock.

In order for us to qualify as a REIT under the Code, we must meet the following criteria regarding our stockholders’ ownership of our shares:

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five or fewer individuals (as defined in the Code to include specified private foundations, employee benefit plans and trusts and charitable trusts) may not own, directly or indirectly, more than 50% in value of our outstanding shares during the last half of a taxable year, other than our first REIT taxable year; and

•	100 or more persons must beneficially own our shares during at least 335 days of a taxable year of twelve months or during a proportionate part of a shorter taxable year.

We may prohibit certain acquisitions and transfers of shares so as to ensure our initial and continued qualification as a REIT under the Code. However, there can be no assurance that this prohibition will be effective. Because we believe it is essential for us to qualify as a REIT, and, once qualified, to continue to qualify, among other purposes, our Charter provides (subject to certain exceptions) that no person may own, or be deemed to own by virtue of the attribution provisions of the Code, more than 9.8% in value or number of shares, whichever is more restrictive, of our outstanding common stock or 9.8% in value of our outstanding capital stock of all classes or series.

Our board of directors, in its sole discretion, may (prospectively or retroactively) waive this ownership limit if evidence satisfactory to our directors, including certain representations and undertakings required by our Charter, is presented that such ownership will not then or in the future jeopardize our status as a REIT. Also, these restrictions on transferability and ownership will not apply if our directors determine that it is no longer in our best interests to continue to qualify as a REIT or that compliance is no longer necessary for REIT qualification.

Additionally, our Charter prohibits the transfer or ownership of our stock if such transfer or ownership would:

•	with respect to transfers only, result in our stock being beneficially owned by fewer than 100 persons, determined without reference to any rules of attribution;

•	result in our being “closely held” within the meaning of Section 856(h) of the Code (regardless of whether the ownership interest is held during the last half of a taxable year);

•	result in our owning, directly or indirectly, more than 9.8% of the ownership interests in any tenant or subtenant; or

•	otherwise result in our disqualification as a REIT.

If any purported transfer would result in our stock being beneficially owned by fewer than 100 persons, determined without reference to any rules of attribution, such transfer will be null and void, and the proposed transferee will not acquire any rights in the shares. If any other purported transfer of our stock would result in any person violating the restrictions on ownership and transfer of our stock set forth in our Charter, then that number of shares causing the violation (rounded up to the nearest whole share) will be automatically transferred to, and held by, a trust for the exclusive benefit of one or more charitable beneficiaries, and the proposed transferee will not acquire any rights in the shares.

Listing

We have applied to list the Series A Preferred Stock on the NYSE under the symbol “ICR PR A.”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is, and for the Series A Preferred Stock will be Computershare Trust Company, N.A.

Investment Policies, Policies with Respect to Certain Activities and Market Risk

General

For a discussion of our investment objectives and investment strategies and policies, see “Prospectus Summary — Investment Objectives” and “Prospectus Summary — Investment Strategy.”

Targeted Investments

We originate, acquire and asset manage a diversified portfolio of CRE investments consisting primarily of floating-rate CRE debt, including first mortgage loans, subordinate mortgage and mezzanine loans, and participations in such loans. We may also invest in floating-rate CRE securities, such as CMBS and senior unsecured debt of publicly traded REITs, and select equity investments in single-tenant, net leased properties. We target assets that generally offer predictable current cash flow and attractive risk-adjusted returns based on the underwriting criteria established and employed by the Advisor and the Sub-Advisor. We diversify our portfolio of debt and equity investments by property type, geographic location, owner/operator and tenant. We intend that the real estate securing our debt investments as well as any real estate equity investments we acquire will be located within the United States. We currently have no intention to make or acquire any investments outside the United States and may only do so in the future to the extent that any international investment is consistent with our overall investment strategy and specifically approved by our board of directors. Our ability to execute our investment strategy is enhanced through access to the investment sourcing and direct origination capabilities of Sound Point, as opposed to a strategy that relies solely on buying assets in the open market from third-party originators. We seek to create a portfolio that includes some or all of the following investment characteristics: (i) provides current income; (ii) is directly or indirectly secured by high-quality CRE; (iii) possesses strong structural features that maximize repayment potential; and (iv) can be efficiently financed.

Commercial Real Estate Debt

We invest in CRE debt both by directly originating loans and by purchasing them from third-party sellers. We may also acquire some equity participations in the underlying collateral of commercial real estate debt. Although we generally prefer the benefits of direct origination, situations may arise to purchase CRE debt, possibly at discounts to par, which will compensate the buyer for the lack of control or structural enhancements typically associated with directly structured investments. The experience of the Sub-Advisor’s management team in both disciplines provides us flexibility in a variety of market conditions.

We use conservative underwriting criteria to focus on risk-adjusted returns based on several factors that may include the leverage point, debt service coverage and sensitivity, lease sustainability studies, market and economic conditions, quality of the underlying collateral and location, reputation and track record of the borrower, and a clear exit or refinancing plan for the borrower. Our underwriting process will involve comprehensive financial, structural, operational, and legal due diligence to assess any risks in connection with making such investments so that we can optimize pricing and structuring.

Primary Focus. Our primary focus in making CRE debt investments is to originate, acquire and asset manage first mortgage loans.

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First Mortgage Loans. First mortgage loans generally finance the acquisition, refinancing, rehabilitation or construction of commercial real estate. First mortgage loans are loans that have the highest priority in a foreclosure proceeding to claims on the collateral securing the loans. First mortgage loans provide for a higher recovery rate and lower defaults than other debt positions due to the lender’s favorable control features, which at times means control of the entire capital structure. Because of these attributes, this type of investment receives favorable treatment from third-party rating agencies and financing sources, which should increase the liquidity of these investments.

Secondary Focus. Our secondary focus in making CRE debt investments is to originate, acquire and asset manage the following types of CRE debt:

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Subordinate Mortgage Loans. Subordinate mortgage loans include structurally subordinated first mortgage loans and junior participations in first mortgage loans or participations in these types of assets (commonly referred to as B-notes). Like first mortgage loans, these loans generally finance the acquisition, refinancing, rehabilitation or construction of commercial real estate. Subordinate mortgage loans are loans that have a lower priority to collateral claims. Investors in subordinate mortgages are compensated for the increased risk from a pricing perspective as compared to first mortgage loans but still benefit from a direct lien on the related property or a security interest in the entity that owns the real estate. Investors typically receive principal and interest payments at the same time as senior debt unless a default occurs, in which case these payments are made only after any senior debt is paid in full. Rights of holders of subordinate mortgages are usually governed by participation and other agreements that, subject to certain limitations, typically provide the holders with the ability to cure certain defaults and control certain decisions of holders of senior debt secured by the same properties (or otherwise exercise the right to purchase the senior debt), which provides for additional downside protection and higher recoveries. We target subordinated mortgage investments where the amount of the first mortgage loan is significantly less than the value of the underlying collateral, which we believe allows us to mitigate the risks usually faced by subordinate mortgage lenders.

•

Mezzanine Loans. Mezzanine loans are a type of subordinate loan in which the loan is secured by one or more direct or indirect ownership interests in an entity that directly or indirectly owns real estate. Investors in mezzanine loans are compensated for the increased credit risk from a pricing perspective and still benefit from the right to foreclose on its security, in many instances more efficiently than first mortgage loans. Upon a default by the borrower under a mezzanine loan, the mezzanine lender generally can take control of the property-owning entity on an expedited basis, subject to the rights of the holders of debt senior in priority on the property. Rights of holders of mezzanine loans are usually governed by intercreditor or interlender agreements that provide the mezzanine lender with the right to cure defaults and limit certain decisions of holders of any senior debt secured by the same properties, which provides for additional downside protection and higher recoveries. These loans are predominantly current-pay loans (although there may be a portion of the interest that accrues) and may provide for participation in the value or cash flow appreciation of the underlying property. We target mezzanine loan investments where the amount of the first mortgage loan is significantly less than the value of the ownership interests securing the loan, which we believe allows us to mitigate the risks usually faced by mezzanine lenders.

•

Preferred Equity. Preferred equity is a type of priority equity investment in an entity that owns real estate or real estate-related investments. Preferred equity interests are generally senior with respect to the payments of dividends and other distributions, redemption rights and rights upon liquidation to such entity’s common equity. Investors in preferred equity are typically compensated for their increased credit risk from a pricing perspective with fixed payments but may also participate in capital appreciation. Upon a default by a general partner of a preferred equity investor, there is a change of control event and the limited partner assumes control of the entity. Upon an event of default by a limited partner, a limited partner may lose its rights with regard to operational input and become a passive investor. Rights of holders of preferred equity are usually governed by partnership agreements that govern who has control over a property and decision-making, when those rights may be revoked and typically have a cash flow waterfall that allocates any distributions of income or principal into and out of the entity.

•

Equity Participations or “Kickers.” In connection with our debt origination activities, we pursue equity participation opportunities in instances when we believe that the risk-reward characteristics of the loan merit additional upside participation because of the possibility of appreciation in value of the underlying assets securing the loan. Equity participations can be paid in the form of additional interest, exit fees, percentage of sharing in refinance or resale proceeds or warrants in the borrower. Equity participation can also take the form of a conversion feature, permitting the lender to convert a loan or preferred equity investment into equity in the borrower at a negotiated premium to the current NAV of the borrower. We expect that we may be able to obtain equity participations in certain instances where the loan collateral consists of an asset that is being repositioned, expanded or improved in some fashion that is anticipated to improve future cash flow. In such case, the borrower may wish to defer some portion of the debt service or obtain higher leverage than might be merited by the pricing and leverage level based on historical performance of the underlying asset. We expect to generate additional revenues from these equity participations as a result of excess cash flows being distributed or as appreciated properties are sold or refinanced.

Commercial Real Estate Securities

In addition to our focus on origination of and investments in CRE debt, we also acquire CRE securities such as CMBS and CRE CLOs, unsecured REIT debt and interests in other securitization financing transactions that own real estate-related debt. While we may acquire a variety of CRE securities, we expect that the majority of these investments to consist of CMBS.

CMBS and CRE CLOs. CMBS and CRE CLOs are securities that are collateralized by, or evidence ownership interests in, a single commercial mortgage loan or a partial or entire pool of mortgage loans secured by commercial properties. Accordingly, these securities are subject to all of the risks of the underlying loans. CMBS and CRE CLOs are generally pass-through certificates that represent beneficial ownership interests in common law trusts whose assets consist of defined portfolios of one or more commercial mortgage loans. They are typically issued in multiple tranches whereby the more senior classes are entitled to priority distributions of specified principal and interest payments from the trust’s underlying assets. CMBS and CRE CLOS are structured with credit enhancement, as dictated by the major rating agencies and their proprietary rating methodology, intended to protect against potential cash flow delays and shortfalls. This credit enhancement usually takes the form of allocation of loan losses to investors in reverse sequential order (equity to AAA classes), whereas interest distributions and loan prepayments are usually applied sequentially (AAA classes to equity). Losses and other shortfalls from expected amounts to be received on the mortgage pool are borne first by the most subordinate classes, which receive payments only after the more senior classes have received all principal and interest to which they are entitled. We invest in senior or subordinated, investment grade or non-investment grade CMBS and CRE CLOs, as well as unrated CMBS.

Unsecured REIT Debt. We may also acquire senior unsecured debt of publicly traded REITs that acquire and hold real estate. Publicly traded REITs may own large, diversified pools of CRE properties or they may focus on a specific type of property, such as regional malls, office properties, apartment properties and industrial warehouses. Publicly traded REITs typically employ moderate leverage. Corporate bonds issued by these types of REITs are usually rated investment grade and benefit from strong covenant protection.

Single-Tenant, Net Leased Assets

Direct CRE ownership may complement our CRE debt-focused strategy, optimizing our ability to generate current income while also participating in potential property value appreciation. We may acquire office, industrial or retail properties leased to creditworthy tenants under long-term, net leases, strategically located throughout the United States, or specific international assets with approval from our board of directors. Net leases typically require tenants to pay all or a majority of the operating expenses, including real estate taxes, special assessments and sales and use taxes, utilities, maintenance, insurance and building repairs related to the property, in addition to the lease payments.

To the extent that we acquire a portfolio of net leased properties, we intend to diversify such portfolio by way of location and industry, in order to minimize the potential adverse impact of economic slow-downs or downturns in local markets or a specific industry. There is no limitation on the number, size or type of properties that we may acquire or on the percentage of net proceeds of this offering that may be invested in a single property. The number and mix of properties comprising our portfolio will depend upon real estate market conditions and other circumstances existing at the time we acquire properties, and the amount of proceeds we raise in this offering. We intend to incur debt to acquire properties where the Sub-Advisor determines that incurring such debt is in our best interests. In addition, we may acquire properties without financing and later incur mortgage debt secured by one or more of such properties. We may then use the proceeds from these loans to acquire additional investments. See “Prospectus Summary — Borrowing Policy” above for a more detailed description of our borrowing intentions and limitations.

In evaluating potential net lease transactions, the Sub-Advisor targets properties that (i) are leased by tenants with a stable or improving credit profile; (ii) are critical to the ongoing operations of its tenant or tenants; and (iii) are subject to full recourse leases which provide for rent increases over the term of the lease and prohibit tenant activities which could damage the value of our investment.

We generally expect to enter into leases that have terms of ten years or more; however, certain leases may have a shorter term. We do not expect to permit leases to be assigned or subleased without our prior written consent. If we do consent to an assignment or sublease, generally we expect the terms of such consent to provide that the original tenant will remain fully liable under the lease unless we release that original tenant from its obligations.

We may purchase properties and lease them back to the sellers of such properties. While we use our best efforts to structure any such sale-leaseback transaction so that the lease will be characterized as a “true lease” and so that we are treated as the owner of the property for federal income tax purposes, the IRS could challenge this characterization. In the event that any sale-leaseback transaction is re-characterized as a financing transaction for federal income tax purposes, deductions for depreciation and cost recovery relating to such property would be disallowed, and in certain circumstances, we could lose our REIT status. See “Material U.S. Federal Income Tax Considerations.”

Other Investments

Although we expect that most of our investments will be of the types described above, we may make other investments, such as international investments. We currently have no intention to make or acquire any investments outside the United States and may only do so in the future to the extent that any international investment is consistent with our overall investment strategy and specifically approved by our board of directors. In limited circumstances, the CRE debt investments described above, in particular investments in distressed debt, may result in us owning commercial real property, other than the single-tenant, net leased properties we are targeting for investment, as a result of a loan workout, taking title or similar circumstances. We intend to manage any real property assets we acquire in the manner that the Sub-Advisor determines is most advantageous to us. We may also invest in various types of interests in real estate or debt-related assets that we believe are in our best interests. Although we can purchase any type of interest in real estate or debt-related assets, our charter does limit certain types of investments. See “Prospectus Summary — Investment Limitations.”

Joint Ventures

We may enter into certain strategic joint venture arrangements for our net leased property investments or other equity real estate investments where the risk-return and potential upside through sharing in asset or platform appreciation is compelling. We have not established the specific terms we will require in our joint venture agreements. Instead, we will establish the terms with respect to any particular joint venture agreement on a case-by-case basis after our board of directors considers all of the facts that are relevant, such as the nature and attributes of our other potential joint venture partners, the proposed structure of the joint venture, the nature of the operations, the liabilities and assets associated with the proposed joint venture and the size of our interest when compared to the interests owned by other partners in the venture. We will not, however, invest in a joint venture in which the Advisor, the Sub-Advisor, any of our directors or officers or affiliates of any of the foregoing has an interest without a determination by a majority of our board of directors (including a majority of our independent directors) not otherwise interested in the transaction that such transaction is fair and reasonable to us and on substantially the same terms and conditions as those received by the other joint venturers.

Quantitative and Qualitative Disclosures About Market Risk

Credit Risk

Our investments are subject to a high degree of credit risk. Credit risk is the exposure to loss from loan defaults. Default rates are subject to a wide variety of factors, including, but not limited to, borrower financial condition, property performance, property management, supply/demand factors, construction trends, consumer behavior, regional economics, interest rates, the strength of the U.S. economy, and other factors beyond our control. All loans are subject to some risk of default. We manage credit risk through the underwriting process and investment structuring process, acquiring our investments at the appropriate discount to face value, if any, and establishing loss assumptions. We also carefully monitor the performance of the loans, as well as external factors that may affect their value.

We also carefully monitor the performance of the loans, as well as external factors that may affect their level of risk and accordingly their value and the market prices of any mortgage-related securities we may own, such as CMBS that are collateralized by borrower payments under mortgage loans. Adverse economic conditions could negatively impact hotels or tenants at commercial properties underlying our investments resulting in potential borrower delinquencies or defaults or declines in the values of properties that secure our investments, which could in turn impact the fundamental performance of mortgage-backed securities. Further, credit rating agencies may reassess transactions that are negatively impacted by these adverse changes, which may result in CMBS investments being downgraded and temporarily or permanently losing value. In particular, the COVID-19 pandemic and actions taken to try to contain its spread have caused severe volatility, dislocation and illiquidity in certain fixed income markets amidst forced selling of securities by market participants, including CMBS, at depressed market prices. The amount of financing we may receive under our CMBS repurchase agreements is directly related to our counterparties’ valuation of our assets that serve as collateral for our outstanding repurchase agreement financing. Our CMBS repurchase agreements are typically short-term in nature, are renewable at the discretion of our lenders and do not contain guaranteed roll-over terms and have been periodically refinanced at current market rates. If we fail to repay the lender at maturity, the lender has the right to immediately sell the collateral and pursue us for any shortfall if the sales proceeds are inadequate to cover the repurchase agreement financing. If adverse market conditions such as those described above stemming from the pandemic recur, valuations will likely be reduced, and margin call risk under repurchase agreements will likely be elevated.

Interest Rate Risk

Our market risk arises primarily from interest rate risk relating to interest rate fluctuations. Many factors including governmental monetary and tax policies, domestic and international economic and political considerations and other factors beyond our control contribute to interest rate risk. To meet our short and long-term liquidity requirements, we may borrow funds at fixed and variable rates. Our interest rate risk management objectives are to limit the impact of interest rate changes in earnings and cash flows and to lower our overall borrowing costs. To achieve these objectives, from time to time, we may enter into interest rate hedge contracts such as swaps, collars and treasury lock agreements in order to mitigate our interest rate risk with respect to various debt instruments. While hedging activities may insulate us against adverse changes in interest rates, they may also limit our ability to participate in benefits of lower interest rates with respect to our portfolio of investments with fixed interest rates. We do not hold or issue derivative contracts for trading or speculative purposes. We do not have any foreign denominated investments, and thus, we are not exposed to foreign currency fluctuations.

As of both June 30, 2021, and December 31, 2020, our investment portfolio was 97% and 96% variable rate investments based on LIBOR for various terms, respectively. Borrowings under our master repurchase agreements were short-term and at a variable rate. The following table quantifies the potential changes in interest income net of interest expense should interest rates increase or decrease by 25 or 50 basis points, assuming that our current balance sheet was to remain constant and no actions were taken to alter our existing interest rate sensitivity:

	Estimated Percentage Change in Interest Income Net of Interest Expense
Change in Rates	June 30, 2021	December 31, 2020
(-) 50 Basis Points	0.70%	1.13%
(-) 25 Basis Points	0.70%	1.13%
Base Interest Rate	0.00%	0.00%
(+) 25 Basis Points	(1.35)%	(1.96)%
(+) 50 Basis Points	(2.44)%	(3.92)%

For this analysis, LIBOR was assumed to not fall below zero.

Material U.S. Federal Income Tax Considerations

General

The following is a summary of certain material federal income tax consequences relating to our qualification and taxation as a REIT and the acquisition, ownership and disposition of our Series A Preferred Stock that you, as a potential stockholder, may consider relevant. Because this section is a general summary, it does not address all of the potential tax issues that may be relevant to you in light of your particular circumstances. This summary is based on the Code; current, temporary and proposed Treasury Regulations promulgated thereunder; current administrative interpretations and practices of the IRS; and judicial decisions now in effect, all of which are subject to change (possibly with retroactive effect) or to different interpretations.

We have not requested, and do not plan to request, any rulings from the IRS concerning the tax treatment with respect to matters contained in this discussion and the statements in this prospectus are not binding on the IRS or any court. Thus, we can provide no assurance that the tax considerations contained in this summary will not be challenged by the IRS or will be sustained by a court if challenged by the IRS.

This summary of certain federal income tax consequences applies to you only if you acquire and hold our Series A Preferred Stock as a “capital asset” (generally, property held for investment within the meaning of Section 1221 of the Code). This summary does not consider all of the rules which may affect the U.S. tax treatment of your investment in our Series A Preferred Stock in light of your particular circumstances. For example, except to the extent discussed under the headings “— Taxation of Holders of Our Series A Preferred Stock — Taxation of Tax-Exempt Stockholders” and “— Taxation of Holders of Our Series A Preferred Stock — Taxation of Non-U.S. Stockholders,” special rules not discussed here may apply to you if you are:

•	a broker-dealer or a dealer in securities or currencies;

•	an S corporation;

•	a partnership or other pass-through entity;

•	a bank, thrift or other financial institution;

•	a regulated investment company or a REIT;

•	an insurance company;

•	a tax-exempt organization;

•	subject to the alternative minimum tax provisions of the Code;

•	holding our Series A Preferred Stock as part of a hedge, straddle, conversion, integrated or other risk reduction or constructive sale transaction;

•	holding our Series A Preferred Stock through a partnership or other pass-through entity;

•	a non-U.S. corporation, non-U.S. trust, non-U.S. estate, or an individual who is not a resident or citizen of the United States;

•	a U.S. person whose “functional currency” is not the U.S. dollar; or

•	a U.S. expatriate.

If a partnership, including any entity that is treated as a partnership for federal income tax purposes, holds our Series A Preferred Stock, the federal income tax treatment of the partner in the partnership will generally depend on the status of the partner and the activities of the partnership. If you are a partner in a partnership that will hold our Series A Preferred Stock, you should consult your tax advisor regarding the federal income tax consequences of acquiring, holding and disposing of our Series A Preferred Stock by the partnership.

The rules dealing with U.S. federal income taxation are constantly under review. No assurance can be given as to whether, when or in what form the U.S. federal income tax laws applicable to us and our stockholders may be changed, possibly with retroactive effect. Changes to the federal tax laws and interpretations of federal tax laws could adversely affect an investment in shares of our Series A Preferred Stock.

This summary generally does not discuss any alternative minimum tax considerations or any state, local or non-U.S. tax considerations.

This summary of certain material federal income tax consideration is for general information purposes only and is not tax advice. You are advised to consult your tax adviser regarding the federal, state, local and foreign tax consequences of the purchase, ownership and disposition of our Series A Preferred Stock.

Taxation of InPoint Commercial Real Estate Income, Inc.

We elected to be treated as a REIT effective for our taxable year ended on December 31, 2017. We believe that we have been organized and have operated in a manner to that has permitted us to qualify for taxation as a REIT from the effective date of our REIT election.

A REIT generally is not subject to U.S. federal income tax on the “REIT taxable income” (generally, taxable income of the REIT subject to specified adjustments, including a deduction for dividends paid and excluding net capital gain) that it distributes to stockholders, provided that the REIT meets the annual REIT distribution requirement and the other requirements for qualification as a REIT under the Code. We believe that we are organized and have operated, and we intend to continue to operate, in a manner so as to qualify for taxation as a REIT under the Code. However, qualification and taxation as a REIT depend upon our ability to meet the various qualification tests imposed under the Code, including (through our actual annual (or in some cases quarterly) operating results) requirements relating to income, asset ownership, distribution levels and diversity of share ownership. Given the complex nature of the REIT qualification requirements, the ongoing importance of factual determinations and the possibility of future changes in our circumstances, we cannot provide any assurances that we will be organized or operated in a manner so as to satisfy the requirements for qualification and taxation as a REIT under the Code, or that we will meet such requirements in the future. See “— Failure to Qualify.”

The sections of the Code that relate to our qualification and taxation as a REIT are highly technical and complex. This discussion sets forth the material aspects of the Code sections that govern the U.S. federal income tax treatment of a REIT and its stockholders. This summary is qualified in its entirety by the applicable Code provisions, relevant rules and Treasury Regulations, and related administrative and judicial interpretations.

Taxation of REITs in General

As indicated above, qualification and taxation as a REIT depends upon our ability to meet, on a continuing basis, various qualification requirements imposed upon REITs by the Code. The material qualification requirements are summarized below under “— Requirements for Qualification — General.” While we intend to continue to operate so that we qualify as a REIT, no assurance can be given that the IRS will not challenge our qualification or that we will be able to operate in accordance with the REIT requirements in the future. See “— Failure to Qualify” below.

Provided that we qualify to be taxed as a REIT, generally we will be entitled to a deduction for dividends that we pay and therefore will not be subject to U.S. federal corporate income tax on our REIT taxable income that currently is distributed to our stockholders. This treatment substantially eliminates the “double taxation” at the corporate and stockholder levels that generally results from an investment in a C corporation. A “C corporation” is a corporation that generally is required to pay tax at the corporate level. Double taxation means taxation once at the corporate level when income is earned and once again at the stockholder level when the income, net of corporate income taxes paid, is distributed thereto. In general, the income that we generate is taxed only at the stockholder level upon a distribution of dividends by us to holders of our stock, including our Series A Preferred Stock. Any net operating losses, foreign tax credits and other tax attributes generated or incurred by us generally do not pass through to our stockholders, subject to special rules for certain items such as the undistributed but designated capital gain that we recognize.

Even if we qualify to be taxed as a REIT, we nonetheless will be subject to U.S. federal income tax in the following circumstances:

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We will be taxed at regular corporate income tax rates (currently 21% for U.S. federal corporate income tax purposes) on any undistributed “REIT taxable income,” including undistributed net capital gain, for any taxable year. REIT taxable income is the taxable income of the REIT, subject to specified adjustments, including a deduction for dividends paid.

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If we have net income from prohibited transactions, which are, in general, sales or other dispositions of inventory or property held primarily for sale to customers in the ordinary course of business, other than foreclosure property, such income will be subject to a 100% tax.

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If we elect to treat property that we acquire in connection with certain leasehold terminations or a foreclosure of a mortgage loan as “foreclosure property,” (1) we may thereby avoid the 100% prohibited transactions tax on gain from a resale of that property (if the sale otherwise would constitute a prohibited transaction); and (2) any income from such property will be treated as qualifying income for purposes of the REIT gross income tests discussed below. Income from the sale or operation of the property that would not otherwise be qualifying income for purposes of the gross income tests would be subject to U.S. federal corporate income tax at the highest applicable rate (currently 21%).

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If we fail to satisfy the 75% gross income test or the 95% gross income test, as discussed below, but nonetheless maintain our REIT qualification because other requirements are met, we will be subject to a 100% tax on the greater of the amount by which we fail the 75% gross income test or the 95% gross income test, multiplied by a fraction intended to reflect our profitability.

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If we fail to satisfy the asset tests (other than a de minimis failure of the 5% or 10% asset test) due to reasonable cause and not due to willful neglect, but nonetheless maintain our REIT qualification because other requirements are met, we will pay a tax equal to the greater of $50,000 or the net income from the nonqualifying assets during the period in which we failed to satisfy such asset tests multiplied by the highest U.S. federal corporate income tax rate (currently 21%).

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If we fail to satisfy one or more requirements for REIT qualification, other than the gross income tests and the asset tests, and the failure was due to reasonable cause and not to willful neglect, we will be required to pay a penalty of $50,000 or more in certain cases for each such failure.

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If we fail to distribute during each calendar year at least the sum of (1) 85% of our ordinary income for such year, (2) 95% of our capital gain net income for such year, and (3) any undistributed taxable income from prior periods (collectively, the “required distribution”), we will pay a non-deductible 4% excise tax on the excess of the required distribution over the sum of (a) the amounts that we actually distributed (taking into account excess distributions from prior years), plus (b) any retained amounts upon which we paid U.S. federal corporate income tax.

•

We may be required to pay monetary penalties to the IRS in certain circumstances, including if we fail to meet record-keeping requirements intended to monitor our compliance with rules relating to the composition of our stockholders.

•

We will be subject to a 100% penalty tax on any “redetermined rents,” “redetermined deductions,” “excess interest” or “redetermined TRS service income” resulting from non-arm’s length transactions involving our taxable REIT subsidiaries (“TRSs”).

•

If we acquire appreciated assets in a carry-over basis transaction from a non-REIT C corporation (or a partnership in which a non-REIT C corporation is a partner) that does not elect to recognize its built-in gain in such assets, we will be subject to tax on such built-in gain at the highest U.S. federal corporate income tax rate if we dispose of any such assets during the five-year period following the acquisition.

•	We may elect to retain and pay U.S. federal corporate income tax on our net long-term capital gain.

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If we own a residual interest in a real estate mortgage investment conduit, or REMIC, we will be taxable at the highest corporate rate on the portion of any excess inclusion income that we derive from the REMIC residual interests equal to the percentage of our stock that is held in record name by “disqualified organizations.” Similar rules apply to a REIT that owns an equity interest in a taxable mortgage pool. To the extent that we own a REMIC residual interest or a taxable mortgage pool through a TRS, we will not be subject to this tax. For a discussion of “excess inclusion income,” see “— Taxable Mortgage Pools.” A “disqualified organization” includes:

•	the United States;

•	any state or political subdivision of the United States;

•	any foreign government;

•	any international organization;

•	any agency or instrumentality of any of the foregoing;

•

any other tax-exempt organization, other than a farmer’s cooperative described in section 521 of the Code, that is exempt both from income taxation and from taxation under the unrelated business taxable income provisions of the Code; and

•	any rural electrical or telephone cooperative.

We do not currently intend to hold REMIC residual interests or interests in taxable mortgage pools.

In addition, we and our subsidiaries may be subject to a variety of taxes, including payroll taxes and state, local and foreign income, property, gross receipts and other taxes on our assets and operations. Moreover, as further described below, any domestic TRS in which we own an interest will be subject to U.S. federal corporate income tax on its net income. We also could be subject to tax in other situations and on transactions not presently contemplated.

Requirements for Qualification — General

To qualify as a REIT, we must elect to be treated as a REIT, and we must meet various (a) organizational requirements, (b) gross income tests, (c) asset tests, and (d) annual dividend requirements. The Code defines a REIT as a corporation, trust or association:

(1)	that is managed by one or more trustees or directors;

(2)	the beneficial ownership of which is evidenced by transferable stock, or by transferable certificates of beneficial interest;

(3)	that would be taxable as a domestic corporation but for its election to be subject to tax as a REIT;

(4)	that is neither a financial institution nor an insurance company subject to applicable provisions of the Code;

(5)	the beneficial ownership of which is held by 100 or more persons;

(6)

of which not more than 50% in value of the outstanding stock is owned, directly or indirectly, by five or fewer “individuals” (as defined in the Code to include certain entities) after applying certain attribution rules;

(7)	that makes an election to be taxable as a REIT, or has made such as election for a previous taxable year which has not been revoked or terminated; and

(8)	that meets other tests described below, including with respect to the nature of its income and assets and the amount of its distributions.

The Code provides that conditions (1) through (4) must be met during the entire taxable year, and that condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a shorter taxable year. Condition 6 must be met during the last half of each taxable year. Conditions (5) and (6) need not be met during a corporation’s initial tax year as a REIT. For purposes of condition (6), an “individual” generally includes a supplemental unemployment compensation benefit plan, a private foundation or a portion of a trust permanently set aside or used exclusively for charitable purposes. However, a trust that is a qualified trust under Section 401(a) of the Code generally is not considered an individual, and beneficiaries of a qualified trust are treated as holding stock of a REIT in proportion to their actual interests in the trust for purposes of condition (6) above.

To monitor compliance with the stock ownership requirements, we generally are required to maintain records regarding the actual ownership of our stock. To do so, we must demand written statements each year from the record holders of 5% or more of our stock pursuant to which the record holders must disclose the actual owners of the stock (i.e., the persons required to include our dividends in their gross income). We must maintain a list of those persons failing or refusing to comply with this demand as part of our records. We could be subject to monetary penalties if we fail to comply with these record-keeping requirements. If such record holder fails or refuses to comply with the demands, such record holder will be required by Treasury regulations to submit a statement with such record holder’s tax return disclosing such record holder’s actual ownership of our stock and other information. We have complied, and currently intend to continue to comply, with these requirements.

We believe that we have been organized, have operated and have issued sufficient shares of stock with sufficient diversity of ownership to allow us to satisfy conditions (1) through (8). Our charter provides restrictions regarding the ownership and transfers of our stock, which are intended to assist us in satisfying the stock ownership requirements described in conditions (5) and (6) above. These restrictions, however, do not ensure that we previously have satisfied, and may not ensure that we will, in all cases, be able to continue to satisfy, such stock ownership requirements. If we fail to satisfy these requirements, except as provided in the next sentence, our status as a REIT will terminate. If, however, we comply with the demand and record-keeping requirements described in the previous paragraph and we do not know, or would not have known through the exercise of reasonable diligence, that we failed to meet the requirement described in condition (6), we will be treated as having satisfied this requirement. See “— Failure to Qualify.”

Effect of Subsidiary Entities

Disregarded Entities and Partnerships. An unincorporated domestic entity, such as a limited liability company, that has a single owner, generally is not treated as an entity separate from its owner for U.S. federal income tax purposes. An unincorporated domestic entity with two or more owners is generally treated as a partnership for U.S. federal income tax purposes.

In the case of a REIT that is a partner in a partnership, the REIT is treated as owning its proportionate share of the assets of the partnership and as earning its allocable share of the gross income of the partnership for purposes of the applicable REIT income and asset test requirements. Also, the character of the assets and gross income of the partnership will retain the same character in the hands of the REIT for purposes of satisfying the gross income tests and the asset tests. In addition, the assets and items of income of any partnership in which we own a direct or indirect interest include such partnership’s share of assets and items of income of any partnership in which it owns an interest. The treatment described above also applies with respect to the ownership of interests in limited liability companies or other entities or arrangements treated as a partnership for tax purposes.

Under the Bipartisan Budget Act of 2015, liability is imposed on the partnership (rather than its partners) for adjustments to reported partnership taxable income resulting from audits or other tax proceedings. The liability can include an imputed underpayment of tax, calculated by using the highest marginal U.S. federal income tax rate, as well as interest and penalties on such imputed underpayment of tax. Using certain rules, partnerships may be able to transfer these liabilities to their partners. In the event any adjustments are imposed by the IRS on the taxable income reported by any partnership in which we own an interest, we intend to utilize certain rules to the extent possible to allow us to transfer any liability with respect to such adjustments to the partners of the partnership who should properly bear such liability. However, there is no assurance that we will qualify under those rules or that we will have the authority to use those rules under the operating agreements for certain of the partnerships in which we hold interests.

Qualified REIT Subsidiaries. A corporation that is a qualified REIT subsidiary, or QRS, is treated as disregarded as separate from its parent REIT. A QRS is a corporation or other entity that otherwise would be treated as a corporation for U.S. federal income tax purposes, other than a TRS (as defined below), all of the stock of which is owned by a REIT. All assets, liabilities and items of income, deduction and credit of a QRS are treated as assets, liabilities and items of income, deduction and credit of the parent REIT. A QRS of ours is not subject to U.S. federal corporate income taxation, although it may be subject to state and local taxation in some states.

In the event that a QRS or other disregarded subsidiary ceases to be wholly owned by us (for example, if any equity interest in the subsidiary is acquired by a person other than us or another disregarded subsidiary of us), the subsidiary’s separate existence would no longer be disregarded for U.S. federal income tax purposes. Instead, it would have multiple owners and would be treated as either a partnership or a taxable corporation. Such an event could, depending on the circumstances, adversely affect our ability to satisfy the various asset and gross income tests applicable to REITs, including the requirement that REITs generally may not own, directly or indirectly, more than 10% of the value or voting power of the outstanding securities of another corporation. See “— Asset Tests” and “— Income Tests.”

Taxable REIT Subsidiaries. A TRS is an entity that is taxable as a corporation in which a REIT directly or indirectly owns stock and that elects with the REIT to be treated as a TRS under the Code. The separate existence of a TRS is not ignored for U.S. federal income tax purposes. Accordingly, a domestic TRS generally is subject to U.S. federal corporate income tax on its earnings. We generally may not own more than 10%, as measured by voting power or value, of the securities of a corporation that is not a QRS unless we and such corporation elect to treat such corporation as a TRS. Overall, no more than 20% of the value of a REIT’s assets may consist of stock or securities of one or more TRSs.

In addition, if a TRS owns, directly or indirectly, securities representing 35% or more of the vote or value of a subsidiary corporation, that subsidiary will also be treated as a TRS. The gross income and assets of our TRSs are not attributable to us for purposes of satisfying the REIT income and asset test requirements. Rather, the stock issued by a TRS to us is an asset in our hands, and we treat the distributions paid to us from such taxable subsidiary, if any, as income. This treatment can affect our compliance with the gross income and asset tests. Because we do not include the assets and income of TRSs in determining our compliance with the REIT requirements, we may use such entities to undertake indirectly activities that the REIT rules might otherwise preclude us from undertaking directly or through pass-through subsidiaries.

We will be required to pay a 100% tax on any redetermined rents, redetermined deductions, excess interest and redetermined TRS service income. In general, redetermined rents are rents from real property that are overstated as a result of services furnished by our TRS. Redetermined deductions and excess interest generally represent amounts that are deducted by a TRS for amounts paid to us that are in excess of the amounts that would have been deducted based on arm’s-length negotiations. Redetermined TRS service income generally means the additional gross income a TRS would recognize if it were paid an arm’s length fee for services provided to, or on behalf of, us.

Income Tests

We must satisfy two gross income requirements annually. First, at least 75% of our gross income for each taxable year, excluding gross income from prohibited transactions and certain hedging and foreign currency transactions, must be derived from rents from real property; dividends or other distributions on, and gain from the sale of, stock in other REITs; interest from mortgage loans secured by real property; gain from the sale of real property or mortgage loans; abatements and refunds of taxes on real property; income and gain derived from foreclosure property (as described below); amounts (other than amounts the determination of which depends in whole or in part on the income or profits of any person) received or accrued as consideration for entering into agreements (i) to make loans secured by mortgages on real property or on interests in real property or (ii) to purchase or lease real property (including interests in real property and interests in mortgages on real property); and interest or dividend income from investments in stock or debt instruments attributable to the temporary investment of new capital during the one-year period following our receipt of new capital that we raise through equity offerings (but not our distribution reinvestment plan) or public offerings of debt obligations with at least a five-year term.

Second, at least 95% of our gross income in each taxable year, excluding gross income from prohibited transactions and certain hedging transactions, must be derived from sources that qualify for the 75% income test described above, as well as (i) dividends, (ii) interest (including interest income from debt instruments issued by publicly offered REITs), and (iii) gain from the sale or disposition of stock or securities, which need not have any relation to real property (including gain from the sale or other disposition of debt instruments issued by publicly offered REITs).

Gross income from a prohibited transaction, i.e., a sale of property that we hold primarily for sale to customers in the ordinary course of business and that does not satisfy a safe harbor under the Code, is excluded from both the numerator and the denominator in both income tests. In addition, certain hedging income and foreign currency gains will be excluded from gross income for purposes of one or both of the income tests. We will monitor the amount of our nonqualifying income, and we intend to manage our portfolio to comply at all times with the gross income tests.

If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may still qualify as a REIT for the year if our failure to meet the tests is due to reasonable cause and not due to willful neglect, and we attach a schedule of the sources of our income to our U.S. federal income tax return. It is not possible to state whether we would be entitled to the benefit of these relief provisions in all circumstances. If these relief provisions are inapplicable, we will not qualify as a REIT. As discussed above under “— Taxation of REITs in General,” even where these relief provisions apply, a penalty tax would be imposed based on the amount of nonqualifying income.

Rents from Real Property. Rents we receive will qualify as “rents from real property” in satisfying the gross income requirements described above only if several conditions described below are met. These conditions relate to the identity of the tenant, the computation of the rent payable, and the nature of the property leased and any services provided in connection with the property. First, the amount of rent must not be based in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from rents from real property solely by reason of being based on a fixed percentage or percentages of receipts or sales. Second, rents we receive from a “related party tenant” will not qualify as rents from real property in satisfying the gross income tests unless the tenant is a TRS, at least 90% of the property is leased to unrelated tenants, the rent paid by the TRS is substantially comparable to the rent paid by the unrelated tenants for comparable space and the rent is not attributable to an increase in rent due to a modification of a lease with a “controlled TRS” (i.e., a TRS in which we own directly or indirectly more than 50% of the voting power or value of the stock). A tenant is a related party tenant if the REIT, or an actual or constructive owner of 10% or more of the REIT, actually or constructively owns 10% or more of the tenant. Whether rents paid by a TRS are substantially comparable to rents paid by other tenants is determined at the time the lease with the TRS is entered into, extended, or modified, if such modification increases the rents due under such lease. We also may lease “qualified lodging facilities” and “qualified health care properties” to our TRS if the TRS engages an “eligible independent contractor” to manage such properties. Third, if rent attributable to personal property leased in connection with a lease of real property is greater than 15% of the total rent received under the lease, then the portion of rent attributable to the personal property will not qualify as rents from real property. Finally, for rents to qualify as “rents from real property” for purposes of the gross income tests, we are only allowed to provide services that are both usually or “customarily rendered” in connection with the rental of real property and not otherwise considered “rendered to the occupant” of the property. Examples of these permitted services may include the provision of light, heat, or other utilities, trash removal and general maintenance of common areas. We may, however, render services to our tenants through an “independent contractor” who is adequately compensated and from whom we do not derive any income if certain requirements are satisfied. We may also own an interest in a TRS that provides services to tenants without tainting our rental income from the related properties.

Even if a REIT directly furnishes or renders services that are non-customary with respect to a property or rendered to the tenant, if the greater of (i) the amounts received or accrued, directly or indirectly, or deemed received by the REIT with respect to such services, or (ii) 150% of our direct cost in furnishing or rendering the services during a taxable year is not more than 1% of all amounts received or accrued, directly or indirectly, by the REIT with respect to the property during the same taxable year, then only the amounts with respect to such services are not treated as rent for purposes of the gross income tests.

We intend to cause any services that are not usually or “customarily rendered,” or that are for the benefit of a particular tenant in connection with the rental of real property, to be provided through a TRS or through an “independent contractor” that is adequately compensated and from which we do not derive income, and which meets certain other requirements. However, no assurance can be given that the IRS will concur with our determination as to whether a particular service is customary.

Interest. The term “interest,” as defined for purposes of both gross income tests, generally excludes any amount that is based in whole or in part on the income or profits of any person; however, it generally includes the following: (i) an amount that is received or accrued based on a fixed percentage or percentages of receipts or sales, and (ii) an amount that is based on the income or profits of a debtor, as long as the debtor derives substantially all of its income from the real property securing the debt by leasing substantially all of its interest in the property, and only to the extent that the amounts received by the debtor would be qualifying “rents from real property” if received directly by a REIT.

Interest on debt secured by mortgages on real property or on interests in real property (including, for this purpose, prepayment penalties, loan assumption fees and late payment charges that are not compensation for services) generally is qualifying income for purposes of the 75% gross income test. If we receive interest income with respect to a mortgage loan that is secured by both real property and personal property, the value of the personal property securing the loan exceeds 15% of the value of all property securing the loan, and the highest principal amount of the loan outstanding during a taxable year exceeds the fair market value of the real property on the date that we had a binding commitment to acquire or originate the mortgage loan, the interest income will be apportioned between the real property and the other collateral, and interest will qualify for purposes of the 75% gross income test only to the extent that it is allocable to the real property. Even if a loan is not secured by real property or is undersecured, the income that it generates may nonetheless qualify for purposes of the 95% gross income test.

To the extent that the terms of a loan provide for contingent interest that is based on the cash proceeds realized upon the sale of the real property securing the loan, or a shared appreciation provision, income attributable to the participation feature will be treated as gain from sale of the underlying real property, which generally will be qualifying income for purposes of both the 75% and 95% gross income tests provided that the property is not inventory or dealer property in the hands of the borrower or the REIT.

We hold certain mezzanine loans and may originate or acquire other mezzanine loans. Mezzanine loans are loans secured by equity interests in an entity that directly or indirectly owns real property, rather than by a direct mortgage of the real property. In Revenue Procedure 2003-65, the IRS established a safe harbor under which loans secured by a first priority security interest in ownership interests in a partnership or limited liability company (treated as a disregarded entity or partnership) owning real property will be treated as real estate assets for purposes of the REIT asset tests described below, and interest derived from those loans will be treated as qualifying income for both the 75% and 95% gross income tests, provided several requirements are satisfied.

Although Revenue Procedure 2003-65 provides a safe harbor on which taxpayers may rely, it does not prescribe rules of substantive tax law. Moreover, some of our mezzanine loans may not meet all of the requirements for reliance on the safe harbor. To the extent any mezzanine loans that we originate or acquire do not qualify for the safe harbor described above, the interest income from the loans will be qualifying income for purposes of the 95% gross income test, but there is a risk that such interest income will not be qualifying income for purposes of the 75% gross income test. We believe that we currently invest in mezzanine loans, and intend to continue to invest in mezzanine loans, in a manner that will enable us to satisfy the REIT gross income and asset tests.

We may hold certain participation interests, or “B-Notes,” in mortgage loans and mezzanine loans originated by other lenders. A B-Note is an interest created in an underlying loan by virtue of a participation or similar agreement, to which the originator of the loan is a party, along with one or more participants. The borrower on the underlying loan is typically not a party to the participation agreement. The performance of a participant’s investment depends upon the performance of the underlying loan, and if the underlying borrower defaults, the participant typically has no recourse against the originator of the loan. The originator often retains a senior position in the underlying loan, and grants junior participations, which will be a first loss position in the event of a default by the borrower. We may acquire participations in commercial real estate debt that we believe qualify for purposes of the REIT asset tests described below, and that interest derived from such investments will be treated as qualifying mortgage interest for purposes of the 75% gross income test. The appropriate treatment of participation interests for federal income tax purposes is not entirely certain, and no assurance can be given that the IRS will not challenge our treatment of participation interests.

Many of the terms of the mortgage loans, mezzanine loans and subordinated mortgage interests and the loans supporting the mortgage-backed securities that we hold or expect to acquire have been modified and may in the future be modified. Under the Code, if the terms of a loan are modified in a manner constituting a “significant modification,” such modification triggers a deemed exchange of the original loan for the modified loan. Revenue Procedure 2014-51 provides a safe harbor pursuant to which we will not be required to redetermine the fair market value of the real property securing a loan for purposes of the gross income and asset tests in connection with a loan modification that is: (i) occasioned by a borrower default; or (ii) made at a time when we reasonably believe that the modification to the loan will substantially reduce a significant risk of default on the original loan. No assurance can be provided that all of our loan modifications will qualify for the safe harbor in Revenue Procedure 2014-51. To the extent we significantly modify loans in a manner that does not qualify for that safe harbor, we will be required to redetermine the value of the real property securing the loan at the time it was significantly modified. In determining the value of the real property securing such a loan, we generally will not obtain third-party appraisals but rather will rely on internal valuations. No assurance can be provided that the IRS will not successfully challenge our internal valuations. If the terms of our mortgage loans, mezzanine loans and subordinated mortgage interests and loans supporting our mortgage-backed securities are significantly modified in a manner that does not qualify for the safe harbor in Revenue Procedure 2014-51 and the fair market value of the real property securing such loans has decreased significantly, we could fail the 75% gross income test, the 75% asset test and/or the 10% value test.

We own CMBS, and expect that the CMBS will be treated either as interests in a grantor trust or as regular interests in REMICs for U.S. federal income tax purposes and that all interest income, original issue discount and market discount from our CMBS will be qualifying income for the 95% gross income test. In the case of CMBS treated as interests in grantor trusts, we would be treated as owning an undivided beneficial ownership interest in the mortgage loans held by the grantor trust. The interest, original issue discount and market discount on such mortgage loans would be qualifying income for purposes of the 75% gross income test to the extent that the obligation is secured by real property. In the case of CMBS treated as interests in a REMIC, income derived from REMIC interests will generally be treated as qualifying income for purposes of the 75% and 95% gross income tests. If less than 95% of the assets of the REMIC are real estate assets, however, then only a proportionate part of our interest in the REMIC and income derived from the interest will qualify for purposes of the 75% gross income test. In addition, some REMIC securitizations include embedded interest swap or cap contracts or other derivative instruments that potentially could produce nonqualifying income for the holder of the related REMIC securities.

We believe that substantially all of our income from our mortgage related securities generally will be qualifying income for purposes of the REIT gross income tests. However, to the extent that we own non-REMIC collateralized mortgage obligations or other debt instruments secured by mortgage loans (rather than by real property), or secured by non-real estate assets, or debt securities that are not secured by mortgages on real property or interests in real property, the interest income received with respect to such securities generally will be qualifying income for purposes of the 95% gross income test, but not the 75% gross income test. In addition, the loan amount of a mortgage loan that we own may exceed the value of the real property securing the loan. In that case, income from the loan will be qualifying income for purposes of the 95% gross income test, but the interest attributable to the amount of the loan that exceeds the value of the real property securing the loan will not be qualifying income for purposes of the 75% gross income test.

Dividends. We may directly or indirectly receive distributions from TRSs or other corporations that are not REITs or QRSs. These distributions will be classified as dividend income to the extent of the earnings and profits of the distributing corporation. Such distributions will generally constitute qualifying income for purposes of the 95% gross income test, but not the 75% gross income test. Any dividends we receive from a REIT in which we own stock and our gain on the sale of the stock in those REITs will be qualifying income for purposes of both the 75% and 95% gross income tests. However, if a REIT in which we own stock fails to qualify as a REIT in any year, our income from such REIT would be qualifying income for purposes of the 95% gross income test but not the 75% gross income test.

We may form one or more non-U.S. TRSs. Any such TRS is likely to be a “controlled foreign corporation” (CFC) or a “passive foreign investment company” (PFIC) under the Code, and we may be required to take into income the net income of such a TRS each year under the “subpart F income” or “global intangible low-taxed income” (GILTI) rules applicable to CFCs or the “qualified electing fund” (QEF) rules applicable to PFICs without regard to whether we receive any distributions from the TRS. In Revenue Procedure 2018-48, the IRS determined that subpart F income, GILTI and QEF inclusions constitute qualifying income for purposes of the 95% gross income test. In addition, the IRS determined in Revenue Procedure 2018-48 that foreign currency gains recognized on previously taxed earnings and profits of non-U.S. corporations are excluded from gross income for purposes of the 95% gross income test.

Fees. We may receive various fees in connection with our operations. The fees will be qualifying income for purposes of both the 75% and 95% gross income tests if they are received in consideration for entering into an agreement to make a loan secured by real property and the fees are not determined by the borrower’s income and profits. Other fees are not qualifying income for purposes of either gross income test.

Asset Tests

To maintain our qualification as a REIT, we also must satisfy the following asset tests at the end of each quarter of each taxable year:

First, at least 75% of the value of our total assets must consist of: (a) cash or cash items, including certain receivables, (b) government securities, (c) interests in real property, including leaseholds and options to acquire real property and leaseholds, (d) interests in mortgages on real property , (e) stock in other REITs and debt instruments issued by publicly offered REITs, (f) interests in personal property that generates rents from real property; (g) investments in stock or debt instruments during the one year period following our receipt of new capital that we raise through equity offerings or offerings of debt with at least a five year term; and (h) regular or residual interests in a REMIC—however if less than 95% of the assets of a REMIC consists of assets that are qualifying real estate-related assets under U.S. federal income tax laws, determined as if we held such assets directly, we will be treated as holding directly our proportionate share of the assets of such REMIC;

Second, except for securities in TRSs and securities in the 75% asset class, the value of our interest in any one issuer’s securities may not exceed 5% of the value of our total assets;

Third, except for securities in TRSs and securities in the 75% asset class, we may not own more than 10% of the voting power or value of any one issuer’s outstanding securities;

Fourth, no more than 20% of the value of our total assets (for any taxable year beginning after December 31, 2017) may consist of the securities of one or more TRSs;

Fifth, no more than 25% of the value of our total assets may consist of securities that are not qualifying assets for purposes of the 75% asset test; and

Sixth, no more than 25% of the value of our total assets may consist of “nonqualified publicly offered REIT debt instruments.”

A debt obligation secured by a mortgage on both real and personal property is treated as a real estate asset for purposes of the 75% asset test, and interest thereon is treated as interest on an obligation secured by real property, if the fair market value of the personal property does not exceed 15% of the fair market value of all property securing the debt even if the loan is not fully secured by real property. If the fair market value of personal property securing the debt exceeds 15% of the fair market value of all property securing the debt and the fair market value of the real property does not equal or exceed the “loan amount” at the time the REIT commits to make or acquire the loan, then a portion of such loan will not be a qualifying real estate asset.

Notwithstanding the general rule, as noted above, that for purposes of the gross income and asset tests we are treated as owning our proportionate share of the underlying assets of a subsidiary partnership, if we hold indebtedness issued by a partnership, the indebtedness will be subject to, and may cause a violation of, the asset tests unless the indebtedness is a qualifying mortgage asset or other conditions are met. Similarly, although stock of another REIT is a qualifying asset for purposes of the asset tests, any non-mortgage debt that is issued by another REIT may not so qualify (although such debt will not be treated as “securities” for purposes of the 10% value test, as explained below) unless such REIT is a publicly offered REIT, i.e., a REIT that is required to file annual and periodic reports with the SEC under the Securities Exchange Act of 1934.

Securities, for purposes of the asset tests, may include debt we hold from other issuers. However, debt we hold in an issuer that does not qualify for purposes of the 75% asset test will not be taken into account for purposes of the 10% value test if the debt securities meet the “straight debt” safe harbor. Subject to certain exceptions, debt will meet the straight debt safe harbor if the debt is a written unconditional promise to pay on demand or on a specified date a sum certain in money, the debt is not convertible, directly or indirectly, into stock, and the interest rate and the interest payment dates of the debt are not contingent on the profits of any person, the borrower’s discretion or similar factors. In the case of an issuer that is a corporation or a partnership, securities that otherwise would be considered straight debt will not be so considered if we, and any of our “controlled taxable REIT subsidiaries” as defined in the Code, hold any securities of the corporate or partnership issuer that (a) are not straight debt or other excluded securities (prior to the application of this rule), and (b) have an aggregate value greater than 1% of the issuer’s outstanding securities (including, in the case of a partnership issuer, our interest as a partner in the partnership).

In addition to straight debt, the Code provides that certain other securities will not violate the 10% value asset test. Such securities include (i) any loan made to an individual or an estate, (ii) certain rental agreements pursuant to which one or more payments are to be made in subsequent years (other than agreements between a REIT and certain persons related to the REIT under attribution rules), (iii) any obligation to pay rents from real property,

(iv) securities issued by governmental entities that are not dependent in whole or in part on the profits of (or payments made by) a non-governmental entity, (v) any security (including debt securities) issued by another REIT and (vi) any debt instrument issued by a partnership if the partnership’s income is of such a nature that the partnership would satisfy the 75% gross income test described above under “— Income Tests.” In applying the 10% value test, a debt security issued by a partnership (other than straight debt or any other excluded security) is not taken into account to the extent, if any, of the REIT’s proportionate interest as a partner in that partnership.

Any stock that we hold or acquire in other REITs will be a qualifying asset for purposes of the 75% asset test. However, if a REIT in which we own stock fails to qualify as a REIT in any year, the stock in such REIT will not be a qualifying asset for purposes of the 75% asset test. Instead, we would be subject to the first, second, third, fourth, and fifth asset tests described above with respect to our investment in such a disqualified REIT. We will also be subject to those asset tests with respect to our investments in any non-REIT C corporations for which we do not make a TRS election. We currently own one TRS.

We may hold certain mezzanine loans that do not qualify for the safe harbor in Revenue Procedure 2003-65 discussed above pursuant to which certain loans secured by a first priority security interest in equity interests in a pass-through entity that directly or indirectly own real property will be treated as qualifying assets for purposes of the 75% asset test and therefore not be subject to the 10% vote or value test. In addition, such mezzanine loans may not qualify as “straight debt” securities or for one of the other exclusions from the definition of “securities” for purposes of the 10% value test. We intend to continue to make any such investments in such a manner as not to fail the asset tests described above, but there can be no assurance we will be successful in this regard.

We may hold certain participation interests, including B-Notes, in mortgage loans and mezzanine loans originated by other lenders. We generally expect to treat our participation interests in mortgage loans and mezzanine loans that qualify for safe harbor under Revenue Procedure 2003-65 as qualifying real estate assets for purposes of the REIT asset tests. The appropriate treatment of participation interests for U.S. federal income tax purposes is not entirely certain, however, and no assurance can be given that the IRS will not challenge our treatment of our participation interests. In the event of a determination that such participation interests do not qualify as real estate assets, or that the income that we derive from such participation interests does not qualify as mortgage interest for purposes of the REIT income tests, we could be subject to a penalty tax, or could fail to qualify as a REIT.

Failure to Satisfy the Asset Tests. We will monitor the status of our assets for purposes of the various asset tests and will manage our portfolio in order to comply at all times with such tests. If we fail to satisfy the asset tests at the end of a calendar quarter, we will not lose our REIT status if:

•	we satisfied the asset tests at the end of the preceding calendar quarter; and

•

the discrepancy between the value of our assets and the asset test requirements arose from changes in the market values of our assets and was not wholly or partly caused by the acquisition of one or more non-qualifying assets.

If we did not satisfy the second condition described above, we still could avoid disqualification by eliminating any discrepancy within 30 days after the close of the calendar quarter in which it arose or qualify for other relief.

If we fail to satisfy one or more of the asset tests for any quarter of a taxable year, we nevertheless may qualify as a REIT for such year if we qualify for relief under certain provisions of the Code. For example, there are relief provisions that are generally available for failures of the 5% asset test and the 10% asset tests if the failure is due to the ownership of assets that do not exceed the lesser of 1% of our total assets or $10 million, and the failure is corrected within six months following the quarter in which it was discovered. Additionally, there are provisions that allow a REIT that fails one or more of the asset tests to maintain its qualification as a REIT if (i) the failure is due to reasonable cause and not due to willful neglect, (ii) the REIT files a schedule with a description of each asset causing the failure, (iii) the REIT disposes of the assets causing the failure within six months following the last day of the quarter in which the failure was discovered or otherwise returns to compliance with the asset test within that time, and (iv) the REIT pays a tax equal to the greater of (a) $50,000 per failure and (b) the product of the net income generated by the assets causing the failure multiplied by the highest applicable corporate tax rate.

We monitor compliance on an ongoing basis. Independent appraisals will not be obtained, however, to support our conclusions as to the value of our assets or the value of any particular security or securities. Moreover, values of some assets, including instruments issued in securitization transactions, may not be susceptible to a precise determination, and values are subject to change in the future. Furthermore, the proper classification of an instrument as debt or equity for federal income tax purposes may be uncertain in some circumstances, which could affect the application of the REIT asset requirements. Accordingly, there can be no assurance that the IRS will not contend that we do not comply with one or more of the asset tests.

Annual Distribution Requirements

In order to continue to qualify as a REIT, we are required to distribute dividends, other than capital gain dividends, to our stockholders in an aggregate amount at least equal to:

(a)	the sum of:

(1)	90% of our “REIT taxable income” (computed without regard to the dividends paid deduction or our net capital gain or loss), and

(2)	90% of our after-tax net income, if any, from foreclosure property, minus

(b)	the sum of specified items of non-cash income.

Distributions generally must be made during the taxable year to which they relate. Distributions may be made in the following year in two circumstances. First, if we declare a dividend in October, November or December of any year with a record date in one of these months and pay the dividend in January of the following year, such dividend will be treated as having been paid and received by our shareholders on December 31 of the year in which the dividend was declared. Second, distributions may be made in the following year if the dividends are declared before we timely file our tax return for the year and if made before the first regular dividend payment made after such declaration. These distributions are taxable to our stockholders in the year in which paid, even though the distributions relate to our prior taxable year for purposes of the 90% distribution requirement.

To the extent that we distribute at least 90%, but less than 100%, of our “REIT taxable income,” as adjusted, we will be subject to tax at the regular corporate tax rates on the retained portion. We may retain, rather than distribute, our net long-term capital gains and pay tax on such gains. In this case, we could elect to have our stockholders include their proportionate share of such undistributed long-term capital gains in income and receive a corresponding credit for their share of the tax paid by us. Our stockholders would then increase the adjusted basis of their stock by the difference between the designated amounts included in their long-term capital gains and the tax deemed paid with respect to their shares. Any retained amounts for which we elect this treatment would be treated as having been distributed for purposes of the 4% excise tax discussed below.

To the extent that a REIT has available net operating losses carried forward from prior tax years, such losses may reduce the amount of distributions that it must make in order to comply with the REIT distribution requirements. Such losses, however, are not passed through to U.S. stockholders and do not offset income of U.S. stockholders from other sources, nor would such losses affect the character of any distributions that we make, which are generally subject to tax in the hands of U.S. stockholders to the extent that we have current or accumulated earnings and profits.

If we fail to distribute during each calendar year at least the sum of: (i) 85% of our REIT ordinary income for such year; (ii) 95% of our REIT capital gain net income for such year; and (iii) any undistributed taxable income from prior periods, we would be subject to a 4% excise tax on the excess of such required distribution over the sum of (a) the amounts actually distributed and (b) the amounts of income retained on which we have paid corporate income tax. We intend to make timely distributions so that we are not subject to the 4% excise tax.

Although several types of non-cash income are excluded in determining the annual distribution requirement, we will incur corporate income tax and the 4% nondeductible excise tax with respect to those non-cash income items if we do not distribute those items on a current basis. As a result of the foregoing, we may not have sufficient cash to distribute all of our taxable income and thereby avoid corporate income tax and the excise tax imposed on certain undistributed income. In such a situation, we may need to make in-kind distributions, borrow funds or issue additional stock.

We intend to make timely distributions sufficient to satisfy the distribution requirement. However, it is possible that, from time to time, we may not have sufficient cash or other liquid assets to meet the distribution requirement due to timing differences between the actual receipt of income and actual payment of deductible expenses and, for example, the inclusion of items of income and deduction of expenses by us for U.S. federal income tax purposes. In addition, we may decide to retain our cash, rather than distribute it, in order to repay debt, acquire assets or for other reasons. In the event that such timing differences occur, and in other circumstances, it may be necessary in order to satisfy the distribution requirements to arrange for short-term, or possibly long-term, borrowings, or to pay the dividends in the form of other property (including, for example, shares of our own stock). Under Revenue Procedure 2017-45, as a publicly offered REIT, we may give stockholders a choice, subject to various limits and requirements, of receiving a dividend in cash or in our common stock. As long as at least 20% of the total dividend is available in cash and certain other requirements are satisfied, the IRS will treat the stock distribution as a dividend (to the extent applicable rules treat such distribution as being made out of our earnings and profits).

If our taxable income for a particular year is subsequently determined to have been understated or we otherwise fail to meet the distribution requirement for a year, under some circumstances we may be able to rectify the failure by paying “deficiency dividends” to our stockholders in a later year, which may be included in our deduction for dividends paid for the earlier year. Thus, we may be able to avoid being taxed on amounts distributed as deficiency dividends. However, we will be required to pay interest to the IRS based upon the amount of any deduction claimed for deficiency dividends.

Failure to Qualify

If we fail to satisfy one or more requirements for REIT qualification, other than the gross income tests and the asset tests, we could avoid disqualification if our failure is due to reasonable cause and not to willful neglect and we pay a penalty of $50,000 for each such failure. In addition, there are relief provisions for a failure of the gross income tests and asset tests, as described in “— Income Tests” and “— Asset Tests.”

If we fail to qualify for taxation as a REIT in any taxable year and the relief provisions do not apply, we will be subject to tax on our taxable income at regular corporate rates. If we fail to qualify for taxation as a REIT, we will not be required to make any distributions to stockholders, and any distributions that are made to stockholders will not be deductible by us. As a result, our failure to qualify for taxation as a REIT would significantly reduce the cash available for distributions by us to our stockholders. In addition, if we fail to qualify for taxation as a REIT, all distributions to stockholders, to the extent of our current and accumulated earnings and profits, will be taxable as regular corporate dividends. Generally, dividends payable by REITs are not eligible for the preferential tax rates on “qualified dividends” paid to U.S. stockholders that are individuals, trusts and estates (i.e., the 20% maximum U.S. federal rate). However, if we fail to qualify as a REIT, subject to certain limitations and requirements, corporate stockholders may be eligible for the dividends-received deduction and non-corporate U.S. stockholders may be eligible for the preferential tax rate on such dividends.

Unless entitled to relief under specific statutory provisions, we also will be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. In addition, if we merge with another REIT and we are the “successor” to the other REIT, the other REIT’s disqualification from taxation as a REIT would prevent us from being taxed as a REIT for the four taxable years following the year during which the other REIT’s qualification was lost. There can be no assurance that we would be entitled to any statutory relief. We intend to take advantage of any and all relief provisions that are available to us to cure any violation of the requirements applicable to REITs.

Prohibited Transactions

Net income derived from a prohibited transaction is subject to a 100% tax. The term “prohibited transaction” generally includes a sale or other disposition of property (other than foreclosure property) that is held primarily for sale to customers in the ordinary course of a trade or business, by a REIT, by a lower-tier partnership in which the REIT holds an equity interest or by a borrower that has issued a shared appreciation mortgage or similar debt instrument to the REIT. We conduct our operations so that no asset owned by us or our pass-through subsidiaries will be held for sale to customers in the ordinary course of business. Whether property is held “primarily for sale to customers in the ordinary course of a trade or business” depends, however, on the particular facts and circumstances. No assurance can be given that any particular property in which we hold a direct or indirect interest will not be treated as property held for sale to customers, or that we can comply with certain safe-harbor provisions of the Code that would prevent such treatment. The 100% tax will not apply to gains from the sale of property that is held through a TRS or other taxable corporation, although such income will be taxed to the TRS or the other taxable corporation at regular corporate income tax rates.

Foreclosure Property

Foreclosure property is real property (including interests in real property) and any personal property incident to such real property: (i) that is acquired by a REIT as the result of the REIT having bid in the property at foreclosure, or having otherwise reduced the property to ownership or possession by agreement or process of law, after there was a default (or default was imminent) on a lease of the property or on a mortgage loan held by the REIT and secured by the property; (ii) for which the related loan or lease was acquired by the REIT at a time when default was not imminent or anticipated; and (iii) for which such REIT makes a proper election to treat the property as foreclosure property. REITs generally are subject to tax at the maximum corporate rate (currently 21%) on any net income from foreclosure property, including any gain from the disposition of the foreclosure property, other than income that would otherwise be qualifying income for purposes of the 75% gross income test. Any gain from the sale of property for which a foreclosure property election has been made will not be subject to the 100% tax on gains from prohibited transactions described above. We do not anticipate that we will receive any income from foreclosure property that is not qualifying income for purposes of the 75% gross income test, but, if we do receive any such income, we intend to make an election to treat the related property as foreclosure property.

Hedging Transactions

We expect to enter into hedging transactions, from time to time, with respect to our assets or liabilities. Our hedging activities may include entering into interest rate swaps, caps, and floors, options to purchase these items, and futures and forward contracts. Any income from a hedging transaction to manage risk of interest rate changes with respect to borrowings made or to be made, or ordinary obligations incurred or to be incurred, by us to acquire or own real estate assets, or to hedge existing hedging positions after a portion of the hedged indebtedness or property is disposed of, which is clearly identified as such before the close of the day on which it was acquired, originated or entered into, including gain from the disposition of such a transaction, will be disregarded for purposes of the 75% and 95% gross income tests. There are also rules for disregarding income for purposes of the 75% and 95% gross income tests with respect to hedges of certain foreign currency risks. To the extent that we enter into other types of hedging transactions, the income from those transactions is likely to be treated as nonqualifying income for purposes of both of the 75% and 95% gross income tests. Moreover, to the extent that a position in a hedging transaction has positive value at any particular point in time, it may be treated as an asset that does not qualify for purposes of the asset tests. We intend to structure any hedging transactions in a manner that does not jeopardize our qualification as a REIT. No assurance can be given, however, that our hedging activities will not give rise to income or assets that do not qualify for purposes of the REIT tests or that our hedging will not adversely affect our ability to satisfy the REIT qualification requirements.

We may conduct some or all of our hedging activities through a TRS or other corporate entity, the income of which may be subject to U.S. federal income tax, rather than by participating in the arrangements directly or through pass-through subsidiaries.

Taxable Mortgage Pools

An entity, or a portion of an entity, may be classified as a taxable mortgage pool, or TMP, under the Code if: (i) substantially all of its assets consist of debt obligations or interests in debt obligations; (ii) more than 50% of those debt obligations are real estate mortgages or interests in real estate mortgages as of specified testing dates; (iii) the entity has issued debt obligations (liabilities) that have two or more maturities; and (iv) the payments required to be made by the entity on its debt obligations (liabilities) “bear a relationship” to the payments to be received by the entity on the debt obligations that it holds as assets. Under regulations issued by the U.S. Treasury Department, if less than 80% of the assets of an entity (or a portion of an entity) consist of debt obligations, the debt obligations are considered not to comprise “substantially all” of its assets, and therefore the entity would not be treated as a TMP.

A TMP generally is treated as a corporation for U.S. federal income tax purposes. However, special rules apply to a REIT, a portion of a REIT, or a QRS that is a TMP. If a REIT owns directly, or indirectly through one or more QRSs or other entities that are disregarded as separate entities for U.S. federal income tax purposes, 100% of the equity interests in the TMP, the TMP will be a QRS and, therefore, ignored as an entity separate from the REIT for U.S. federal income tax purposes and would not generally affect the tax qualification of the REIT.

An investment by us in an arrangement that is classified as a TMP will be subject to tax as a separate corporation unless the we own 100% of the equity in such TMP arrangement so that it is treated as a QRS, as discussed above. Whether an arrangement is or is not a TMP may not be susceptible to precise determination. If an investment in which we own an interest is characterized as a TMP and thus as a separate corporation, we will satisfy the 100% ownership requirement only so long as we own all classes of securities that for tax purposes are characterized as equity, which is often an uncertain factual issue. Accordingly, if an investment in which we own an interest is characterized as a TMP that does not qualify as a QRS, we may be unable to comply with the REIT asset tests that restrict our ability to own most corporations. Certain of our securitizations have resulted in the creation of a TMP for U.S. federal income tax purposes. For such securitizations, we own 100% of the equity interests in the TMP. As a result they are treated as QRSs and we generally are not adversely affected by the characterization as a TMP.

Tax-exempt investors, regulated investment company or REIT investors, non-U.S. investors and taxpayers with net operating losses should carefully consider the tax consequences described above, and are urged to consult their tax advisors.

Phantom Income

Due to the nature of the assets in which we will invest, we may be required to recognize taxable income from certain assets in advance of our receipt of cash from, or proceeds from dispositions of such assets, and may be required to report taxable income that exceeds the economic income ultimately realized on such assets.

We may acquire debt instruments in the secondary market for less than their face amount. The amount of such discount generally will be treated as “market discount” for U.S. federal income tax purposes. Accrued market discount is reported as income when, and to the extent that, any payment of principal of the debt instrument is made, unless we elect to include accrued market discount in income as it accrues. Principal payments on certain debt instruments may be made monthly, and, consequently, accrued market discount may have to be included in income each month as if the debt instrument were assured of ultimately being collected in full. If we collect less on the debt instrument than our purchase price plus the market discount we had previously reported as income, we may not be able to benefit from any offsetting loss deductions.

The terms of the debt instruments that we hold may be modified under certain circumstances. These modifications may be considered “significant modifications” for U.S. federal income tax purposes that give rise to a deemed debt-for-debt exchange upon which we may recognize taxable income or gain without a corresponding receipt of cash.

Some of the debt securities that we acquire may have been issued with original issue discount. In general, we will be required to accrue non-de minimis original issue discount based on the constant yield to maturity of such debt securities, and to treat it as taxable income in accordance with applicable U.S. federal income tax rules even though such yield may exceed cash payments, if any, received on such debt instrument.

In addition, in the event that any debt instruments or debt securities acquired by us are delinquent as to mandatory principal and interest payments, or in the event payments with respect to a particular debt instrument are not made when due, we may nonetheless be required to continue to recognize the unpaid interest as taxable income. Similarly, we may be required to accrue interest income with respect to subordinated mortgage-backed securities at the stated rate regardless of whether corresponding cash payments are received.

Finally, we may be required under the terms of indebtedness that we incur to use cash received from interest payments to make principal payments on that indebtedness, with the effect of recognizing income but not having a corresponding amount of cash available for distribution to our stockholders. Under the Tax Cuts and Jobs Act, we generally will be required to take certain amounts into income no later than the time they are reflected on certain financial statements.

As a result of these potential timing differences and other differences due to limitations or other requirements of the Code, there is a risk that we may have taxable income in excess of cash available for distribution. In that event, we may need to borrow funds or take other action to satisfy the REIT distribution requirements for the taxable year in which this “phantom income” is recognized. See “— Annual Distribution Requirements Applicable to REITs.”

Tax Aspects of Investments in Partnerships

We will hold investments through entities, including our operating partnership, that are classified as partnerships for federal income tax purposes. In general, partnerships are “pass-through” entities that are not subject to federal income tax. Rather, partners are allocated their proportionate shares of the items of income, gain, loss, deduction and credit of a partnership, and are potentially subject to tax on these items, without regard to whether the partners receive a distribution from the partnership. We will include in our income our proportionate share of these partnership items from subsidiary partnerships for purposes of the various REIT income tests and in the computation of our REIT taxable income. Moreover, for purposes of the REIT asset tests, we will include our proportionate share of assets held by subsidiary partnerships. See “— Effect of Subsidiary Entities — Disregarded Entities and Partnerships.” Consequently, to the extent that we hold an equity interest in a partnership, the partnership’s assets and operations may affect our ability to qualify as a REIT, even if we may have no control, or only limited influence, over the partnership.

Entity Classification. Investment in partnerships involves special tax considerations, including the possibility of a challenge by the IRS of the status of any partnerships as a partnership, as opposed to an association taxable as a corporation, for federal income tax purposes (for example, if the IRS were to assert that a subsidiary partnership is a TMP). See “— Taxable Mortgage Pools.” If any of these entities were treated as an association for federal income tax purposes, it would be taxable as a corporation and therefore could be subject to U.S. federal corporation income tax. In such a situation, the character of our assets and items of gross income would change and could preclude us from satisfying the REIT asset tests or the gross income tests as discussed in “— Asset Tests” and “— Income Tests,” and in turn could prevent us from qualifying as a REIT. See “— Failure to Qualify” above for a discussion of the effect of our failure to meet these tests for a taxable year. In addition, any change in the status of any of these partnerships for tax purposes might be treated as a taxable event, in which case we could have taxable income that is subject to the REIT distribution requirements without receiving any cash.

Allocations of Income, Gain, Loss and Deduction. A partnership agreement (or, in the case of a limited liability company treated as a partnership for U.S. federal income tax purposes, the limited liability company agreement) will generally determine the allocation of partnership income and loss among partners. Generally, Section 704(b) of the Code and the Treasury regulations thereunder require that partnership allocations respect the economic arrangement of the partners. If an allocation of partnership income or loss does not comply with the requirements of Section 704(b) of the Code and the Treasury regulations thereunder, the item subject to the allocation may be reallocated in accordance with the partners’ interests in the partnership. This reallocation will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to such item. Our operating partnership’s allocations of taxable income and loss are intended to comply with the requirements of Section 704(b) of the Code and the Treasury regulations thereunder.

Tax Allocations with Respect to Partnership Properties. Under the Code and the Treasury Regulations, income, gain, loss and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership must be allocated for tax purposes in a manner such that the contributing partner is charged with, or benefits from, the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of the unrealized gain or unrealized loss is generally equal to the difference between the fair market value of the contributed property at the time of contribution and the adjusted tax basis of such property at the time of contribution (a “book-tax difference”). Such allocations are solely for federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners.

To the extent that any of our partnerships acquire appreciated (or depreciated) properties by way of capital contributions from its partners, allocations would need to be made in a manner consistent with these requirements. Where a partner contributes cash to a partnership at a time that the partnership holds appreciated (or depreciated) property, the Treasury Regulations provide for a similar allocation of any existing book-tax difference to the other (i.e., non-contributing) partners. These rules may apply to the contribution by us to our operating partnerships of the cash proceeds received in offerings of our stock. As a result, we could be allocated greater or lesser amounts of depreciation and taxable income in respect of a partnership’s properties than would be the case if all of the partnership’s assets (including any contributed assets) had a tax basis equal to their fair market values at the time of any contributions to that partnership. This could cause us to recognize, over a period of time, taxable income in excess of cash flow from the partnership, which might adversely affect our ability to comply with the REIT distribution requirements discussed above.

Partnership Audits. Under the rules for U.S. federal income tax audits of partnerships, such audits will continue to be conducted at the entity level, but unless such entity qualifies for and affirmatively elects an alternative procedure, any adjustments to the amount of tax due (including interest and penalties) will be payable by the entity itself. Under the alternative procedure, if elected, a partnership would issue information returns to persons who were partners in the audited year, who would then be required to take the adjustments into account in calculating their own tax liability, and the partnership would not be liable for the adjustments. If any of the Operating Partnership or our subsidiary partnerships or limited liability companies is able to and in fact elects the alternative procedure for a given adjustment, the amount of taxes for which such persons will be liable will be increased by any applicable penalties and a special interest charge. There can be no assurance that any such entities will be eligible to make such an election or that it will, in fact, make such an election for any given adjustment.

Taxation of Holders of Our Series A Preferred Stock

The following is a summary of certain additional federal income tax considerations with respect to the ownership of our Series A Preferred Stock.

Taxation of Taxable U.S. Stockholders

As used herein, the term “U.S. stockholder” means a beneficial owner of our Series A Preferred Stock that for U.S. federal income tax purposes is:

•	a citizen or resident of the United States;

•	a corporation (including an entity treated as a corporation for federal income tax purposes) created or organized in or under the laws of the U.S., any of its states or the District of Columbia;

•	an estate whose income is subject to U.S. federal income taxation regardless of its source; or

•

a trust if: (i) a U.S. court is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust; or (ii) it has a valid election in place to be treated as a U.S. person.

If a partnership or an entity treated as a partnership for federal income tax purposes holds our Series A Preferred Stock, the tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. If you are a partner in a partnership that will hold our Series A Preferred Stock, you should consult your tax advisor regarding the consequences of the purchase, ownership and disposition of our Series A Preferred Stock by the partnership.

Distributions Generally. For such time as we qualify to be taxed as a REIT, the distributions that we make to our U.S. stockholders out of current or accumulated earnings and profits that we do not designate as capital gain dividends generally will be taken into account by such U.S. stockholders as ordinary income taxable at ordinary income rates and will not be eligible for the dividends received deduction for corporations or for the reduced rates applicable to “qualified dividend income” distributed by non-REIT C corporations to certain non-corporate U.S. stockholders. However, for taxable years prior to January 1, 2026, U.S. stockholders that are individuals, trusts or estates may deduct up to 20% of ”qualified REIT dividends” (i.e., dividends other than capital gains dividends and dividends attributable to “qualified dividend income” received by us) they receive, subject to certain limitations and holding period requirements.

In determining the extent to which a distribution constitutes a dividend for tax purposes, our earnings and profits will be allocated first to distributions with respect to our preferred stock and then to our common stock. Distributions in excess of both current and accumulated earnings and profits will not be taxable to a U.S. stockholder to the extent that the distributions do not exceed the adjusted basis of the U.S. stockholder’s stock. Rather, such distributions will reduce the U.S. stockholder’s adjusted basis in the stock. To the extent that distributions exceed the adjusted basis of a U.S. stockholder’s stock, the U.S. stockholder generally must include such excess in income as long-term capital gain if the shares have been held for more than one year, or as short-term capital gain if the shares have been held for one year or less.

Distributions will generally be taxable, if at all, in the year of the distribution. However, if we declare a dividend in October, November or December of any year with a record date in one of these months and pay the dividend in January of the following year, we will be treated as having paid the dividend, and U.S. stockholders will be treated as having received the dividend, on December 31 of the year in which the dividend was declared.

We will be treated as having sufficient earnings and profits to treat as a dividend any distribution we pay up to the amount required to be distributed in order to avoid imposition of the 4% excise tax discussed above. Moreover, any “deficiency dividend” will be treated as an ordinary or capital gain dividend, as the case may be, regardless of our earnings and profits. As a result, U.S. stockholders may be required to treat certain distributions that would otherwise result in a tax-free return of capital as taxable dividends.

Capital Gain Dividends. We may elect to designate distributions of our net capital gain as “capital gain dividends” to the extent that such distributions do not exceed our actual net capital gain for the taxable year. Capital gain dividends are taxed to U.S. stockholders of our stock as gain from the sale or exchange of a capital asset held for more than one year (i.e., long-term capital gain). This tax treatment applies regardless of the period during which the stockholders have held their stock. If we designate any portion of a dividend as a capital gain dividend, the amount that will be taxable to the stockholder as capital gain will be indicated to U.S. stockholders on IRS Form 1099-DIV. Corporate stockholders, however, may be required to treat up to 20% of capital gain dividends as ordinary income. Capital gain dividends are not eligible for the dividends-received deduction for corporations.

Instead of paying capital gain dividends, we may elect to require stockholders to include our undistributed net capital gains in their income. If we make such an election, U.S. stockholders (i) will include in their income as long-term capital gains their proportionate share of such undistributed capital gains and (ii) will be deemed to have paid their proportionate share of the tax paid by us on such undistributed capital gains and thereby receive a credit or refund to the extent that the tax paid by us exceeds the U.S. stockholder’s tax liability on the undistributed capital gain. A U.S. stockholder of our stock will increase its basis in its stock by the difference between the amount of capital gain included in its income and the amount of tax it is deemed to have paid. A U.S. stockholder that is a corporation will appropriately adjust its earnings and profits for the retained capital gain in accordance with Treasury regulations to be prescribed by the IRS. Our earnings and profits will be adjusted appropriately. Alternatively, we could pay tax on such long-term capital gain and not adopt the credit regime discussed herein.

We must classify portions of our designated capital gain dividend into the following categories:

•	a 20% gain distribution, which would be taxable to non-corporate U.S. stockholders of our stock at a federal rate of up to 20%; or

•	an unrecaptured Section 1250 gain distribution, which would be taxable to non-corporate U.S. stockholders of our stock at a maximum rate of 25%.

We must determine the maximum amounts that we may designate as 20% and 25% capital gain dividends by performing the computation required by the Code as if the REIT were an individual whose ordinary income were subject to a marginal tax rate of at least 28%. The IRS currently requires that distributions made to different classes of stock be comprised proportionately of dividends of a particular type.

Qualified Dividend Income. Distributions that are treated as dividends may be taxed at capital gains rates, rather than ordinary income rates, if they are distributed to an individual, trust or estate; are properly designated by us as qualified dividend income; and certain other requirements are satisfied. Dividends are eligible to be designated by us as qualified dividend income up to an amount equal to the sum of the qualified dividend income received by us during the year of the distribution from other C corporations such as TRSs, our undistributed REIT taxable income from the immediately preceding year, and any income attributable to the sale of a built-in gain asset from the immediately preceding year (reduced by any U.S. federal income taxes that we paid with respect to such REIT taxable income and built-in gain).

Dividends that we receive will be treated as qualified dividend income to us if certain criteria are met. The dividends must be received from a domestic corporation (other than a REIT or a regulated investment company) or a qualifying foreign corporation. A foreign corporation (other than a PFIC or a “surrogate foreign corporation” as defined in Code Section 7874) generally will be a qualifying foreign corporation if the corporation is incorporated in a possession of the United States, the corporation is eligible for benefits of a comprehensive income tax treaty with the United States which the Secretary of Treasury determines is satisfactory, or the stock on which the dividend is paid is readily tradable on an established securities market in the U.S. Furthermore, certain exceptions and special rules for holding period requirements and dividends from regulated investment companies and other REITs apply to determine whether dividends we receive may be treated as qualified dividend income.

In addition, even if we designate certain dividends as qualified dividend income to our stockholders, a U.S. stockholder will have to meet certain other requirements for the dividend to qualify for taxation at preferential rates. For example, the U.S. stockholder will only be eligible to treat the dividend as qualifying dividend income if the U.S. stockholder is taxed at individual rates and meets certain holding requirements.

Participants in our DRIP will be treated for tax purposes as having received a distribution equal to the fair market value on the date of distribution of the shares received even if they purchase the shares at a discount. As a result, participants in our DRIP may have tax liability with respect to the deemed distribution amount, but they will not receive cash distributions to pay such liability.

Dispositions of Stock. If a U.S. stockholder sells or disposes of shares of our Series A Preferred Stock, it generally will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference between the amount of cash and the fair market value of any property received on the sale or other disposition and the U.S. stockholder’s adjusted tax basis in the shares of Series A Preferred Stock sold or disposed. In general, capital gains recognized by U.S. stockholders that are individuals, trusts or estates will taxed at a maximum U.S. federal income tax rate of 20% if the stock is held for more than one year, and will be taxed at ordinary income rates up to 37% if the stock is held for one year or less. Gains recognized by U.S. stockholders that are corporations are subject to U.S. federal income tax at a maximum rate of 21% whether or not such gains are classified as long-term capital gains.

Capital losses recognized by a U.S. stockholder upon the disposition of our Series A Preferred Stock that was held for more than one year at the time of disposition will be considered long-term capital losses, and are generally available only to offset capital gain income of the U.S. stockholder but not ordinary income (except in the case of U.S. stockholders that are individuals, who may also offset up to $3,000 of ordinary income each year). In addition, any loss upon a sale or exchange of shares of our Series A Preferred Stock by a U.S. stockholder who has held the shares for six months or less, after applying holding period rules, will be treated as a long-term capital loss to the extent of actual or deemed distributions that we make that are required to be treated by the U.S. stockholder as long-term capital gain.

If a U.S. stockholder recognizes a loss upon a subsequent disposition of our Series A Preferred Stock in an amount that exceeds a prescribed threshold, it is possible that the provisions of Treasury regulations involving “reportable transactions” could apply, with a resulting requirement to separately disclose the loss-generating transaction to the IRS. These regulations, while directed towards “tax shelters,” are broadly written and apply to transactions that would not typically be considered tax shelters. The Code imposes significant penalties for failure to comply with these requirements. U.S. stockholders should consult their tax advisors concerning any possible disclosure obligation with respect to the receipt or disposition of our Series A Preferred Stock or transactions that we might undertake directly or indirectly. Moreover, you should be aware that we and other participants in transactions involving us (including our advisors) might be subject to disclosure or other requirements pursuant to these regulations.

Passive Activity Losses and Investment Interest Limitations. Distributions made by us and gain arising from the sale or exchange by a U.S. stockholder of our Series A Preferred Stock will not be treated as passive activity income. As a result, U.S. stockholders will not be able to apply any “passive losses” against income or gain relating to our Series A Preferred Stock. Distributions made by us, to the extent they do not constitute a return of capital, generally will be treated as investment income for purposes of computing the investment interest limitation. We will notify stockholders regarding the portions of our distributions for each year that constitute ordinary income, return of capital and qualified dividend income.

Medicare Tax. Certain U.S. stockholders that are individuals, estates or trusts are required to pay an additional 3.8% tax on “net investment income,” which includes, among other things, dividends on and gains from the sale or other disposition of our Series A Preferred Stock. The temporary 20% deduction allowed by Section 199A of the Code with respect to ordinary REIT dividends received by non-corporate taxpayers is allowed only for purposes of Chapter 1 of the Code and thus is not allowed as a deduction allocable to such dividends for purposes of determining the amount of net investment income subject to the 3.8% Medicare tax, which is imposed under Chapter 2A of the Code. U.S. stockholders should consult their tax advisors regarding this tax based on their particular circumstances.

Information Reporting and Backup Withholding. In general, information-reporting requirements will apply to payments of distributions on and payments of the proceeds of the sale of our Series A Preferred Stock to some U.S. stockholders, unless an exception applies. Further, backup withholding tax may apply to such payments, currently at the rate of 24%, if the U.S. stockholder fails to provide a taxpayer identification number or certification of some other exempt status or fails to report dividend or interest income in full. Any amounts withheld under the backup withholding rules from a payment to a U.S. stockholder is not an additional tax and will be allowed as a credit against the U.S. stockholder’s U.S. federal income tax liability, provided that the required information is furnished to the IRS.

Any amounts withheld under the backup withholding rules from a payment to a stockholder will be allowed as a credit against the stockholder’s U.S. federal income tax liability and may entitle the stockholder to a refund, provided that the required information is furnished to the IRS.

Redemption of Preferred Stock. The treatment accorded to any redemption by us for cash (as distinguished from a sale, exchange or other disposition) of our preferred stock, including our Series A Preferred Stock, to a holder of such stock can only be determined on the basis of particular facts as to the holder at the time of redemption. In general, a holder of preferred stock will recognize capital gain or loss measured by the difference between the amount received upon the redemption and the holder’s adjusted tax basis in the preferred stock redeemed (provided the preferred stock is held as a capital asset) if such redemption (i) results in a “complete termination” of a holder’s interest in all classes of our stock under Section 302(b)(3) of the Code, (ii) is a “substantially disproportionate” redemption with respect to the stockholder under Section 302(b)(2) of the Code, or (iii) results in a “complete termination” of the holder’s interest in all classes of our Stock under Section 302(b)(3) of the Code. In applying these tests, there must be taken into account not only any preferred stock being redeemed, but also such holder’s ownership of other classes or series of our stock and any options (including stock purchase rights) to acquire any of the foregoing. The holder also must take into account any such securities (including options) which are considered to be owned by such holder by reason of the constructive ownership rules set forth in Sections 318 and 302(c) of the Code.

If a particular holder of preferred stock owns (actually or constructively) none of our common stock or an insubstantial amount of our voting stock, based upon current law, it is probable that the redemption of preferred stock from such a holder would be considered “not essentially equivalent to a dividend.” However, whether a distribution is “not essentially equivalent to a dividend” depends on all of the facts and circumstances, and a holder of preferred stock intending to rely on any of these tests at the time of redemption should consult its tax advisor to determine their application to its particular situation.

Satisfaction of the “substantially disproportionate” and “complete termination” exceptions are dependent upon compliance with the respective objective tests set forth in Section 302(b)(2) and Section 302(b)(3) of the Code. A distribution to a holder of preferred stock will be “substantially disproportionate” if the percentage of our outstanding voting stock actually and constructively owned by the stockholder immediately following the redemption of stock (treating preferred stock redeemed as not outstanding) is less than 80% of the percentage of our outstanding voting stock actually and constructively owned by the stockholder immediately before the redemption, and immediately following the redemption the stockholder actually and constructively owns less than 50% of our total combined voting power. Because our Series A Preferred Stock is generally nonvoting stock, a stockholder would have to reduce its holdings (if any) in our classes of voting stock to satisfy this test.

If the redemption does not meet any of the tests under Section 302 of the Code, then the redemption proceeds received from the redemption will be treated as a distribution as described under “Taxation of U.S. Stockholders — Taxation of Taxable U.S. Stockholders — Disposition of our Stock.” If the redemption is taxed as a distribution, the holder’s adjusted tax basis in the redeemed preferred stock will be transferred to any other of our stock held by the holder. If the holder of preferred stock owns no other shares of beneficial interest in us, under certain circumstances, such basis may be transferred to a related person, or it may be lost entirely.

Conversion of Preferred Stock into Class I Common Stock. Except as provided below, a U.S. stockholder generally will not recognize gain or loss upon the conversion of our preferred stock into our Class I common stock, and (ii) a U.S. stockholder’s basis and holding period in our Class I common stock received upon conversion generally will be the same as that of the converted preferred stock (but the basis will be reduced by the portion of adjusted tax basis allocated to any fractional share exchanged for cash). Any of our shares of Class I common stock received in a conversion that are attributable to accumulated and unpaid dividends on the converted preferred stock will be treated as a distribution that is potentially taxable as a dividend. Cash received upon conversion in lieu of a fractional share generally will be treated as a payment in a taxable exchange for such fractional share, and gain or loss will be recognized on the receipt of cash in an amount equal to the difference between the amount of cash received and the adjusted tax basis allocable to the fractional share deemed exchanged. This gain or loss will be long-term capital gain or loss if the U.S. stockholder has held the preferred stock for more than one year at the time of conversion. See “— Taxation of U.S. Stockholders — Dispositions of Stock.” U.S. stockholders are urged to consult with their tax advisors regarding the U.S. federal income tax consequences of any transaction by which such holder exchanges shares of our Class I common stock received on a conversion of preferred stock for cash or other property.

Taxation of Non-U.S. Stockholders

The term “non-U.S. stockholder” means a beneficial owner of our Series A Preferred Stock that is not a U.S. stockholder or a partnership or an entity treated as a partnership for federal income tax purposes. The rules governing federal income taxation of non-U.S. stockholders are complex. This section is only a summary of such rules. Non-U.S. stockholders are urged to consult their tax advisors to determine the impact of federal, state, local and non U.S. income tax laws on the ownership of our Series A Preferred Stock, including any reporting requirements.

Ordinary Income Dividends. Subject to the discussion below, a distribution paid by us to a non-U.S. stockholder will be treated as an ordinary income dividend if the distribution is payable out of our current or accumulated earnings and profits and:

•	not attributable to our net capital gain; or

•

the distribution is attributable to our net capital gain from the sale of “U.S. real property interests (“USRPIs”), and the non-U.S. stockholder owns 10% or less of the value of our Series A Preferred Stock at all times during the one-year period ending on the date of the distribution.

These distributions generally will be subject to U.S. federal withholding tax on a gross basis at a rate of 30%, or a lower rate as may be specified under an applicable income tax treaty, unless the dividends are treated as effectively connected with the conduct by the non-U.S. stockholder of a trade or business within the United States. Under some treaties, however, lower rates generally applicable to dividends do not apply to dividends from REITs or apply to dividends from REITs only in certain circumstances.

A non-U.S. stockholder who wishes to claim the benefit of an applicable treaty rate and avoid backup withholding, as discussed below, for our ordinary dividends will be required (i) to complete IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, and certify under penalty of perjury that such stockholder is not a U.S. person as defined under the Code and is eligible for treaty benefits or (ii) if our Series A Preferred Stock is held through certain foreign intermediaries, to satisfy the relevant certification requirements of applicable Treasury regulations. Special certification and other requirements apply to certain non-U.S. stockholders that are pass-through entities rather than corporations or individuals. A non-U.S. stockholder eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

In general, non-U.S. stockholders will not be considered to be engaged in a trade or business in the United States solely as a result of their ownership of our Series A Preferred Stock. Dividends that are effectively connected with the non-U.S. stockholder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, are attributable to a U.S. permanent establishment) will be subject to U.S. federal income tax on a net basis, that is, after allowance for deductions, at graduated rates, in the same manner as U.S. stockholders are taxed, and are generally not subject to withholding. Applicable certification and disclosure requirements must be satisfied to be exempt from withholding under the effectively connected income exception. Any dividends received by a corporate non-U.S. stockholder that is engaged in a trade or business within the United States may also be subject to an additional branch profits tax at a 30% rate, or lower applicable treaty rate.

Distributions in excess of our current and accumulated earnings and profits that do not exceed the non-U.S. stockholder’s adjusted basis in our Series A Preferred Stock will reduce the non-U.S. stockholder’s adjusted basis in our Series A Preferred Stock and will not be subject to U.S. federal income tax. Distributions in excess of current and accumulated earnings and profits that do exceed the non-U.S. stockholder’s adjusted basis in our Series A Preferred Stock will be treated as gain from the sale of the stock, the tax treatment of which is described below. See “— Dispositions of Stock.” Because we generally cannot determine at the time we make a distribution whether or not the distribution will exceed our current and accumulated earnings and profits, we normally will withhold tax on the entire amount of any distribution as if it were a dividend. The non-U.S. stockholder may file a U.S. federal income tax return to claim a refund from the IRS of any amounts withheld if it subsequently is determined that the distribution was, in fact, in excess of our current and accumulated earnings and profits.

We would be required to withhold at least 15% of any distribution to a non-U.S. stockholder in excess of our current and accumulated earnings and profits if our Series A Preferred Stock constitutes a USRPI with respect to such non-U.S. stockholder, as described below under “— Dispositions of Stock.” This withholding would apply even if the non-U.S. stockholder is not liable for tax on the receipt of that distribution. However, a non-U.S. stockholder may file a U.S. federal income tax return to claim a refund of these amounts from the IRS if the non-U.S. stockholder’s U.S. tax liability with respect to the distribution is less than the amount withheld.

Capital Gain Dividends. A distribution paid by us to a non-U.S. stockholder will be treated as long-term capital gain if the distribution is paid out of our current or accumulated earnings and profits and:

•	the distribution is attributable to our net capital gain (other than from the sale of USRPIs) and we timely designate the distribution as a capital gain dividend; or

•

the distribution is attributable to our net capital gain from the sale of USRPIs and the non-U.S. stockholder owns more than 10% of the value of our Series A Preferred Stock at any point during the one-year period ending on the date on which the distribution is paid.

Long-term capital gain that a non-U.S. stockholder is deemed to receive from a capital gain dividend that is not attributable to the sale of USRPIs generally will not be subject to U.S. federal income tax in the hands of the non-U.S. stockholder unless:

•

the non-U.S. stockholder’s investment in our Series A Preferred Stock is effectively connected with a U.S. trade or business of the non-U.S. stockholder (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment of the non-U.S. stockholder), in which case the non-U.S. stockholder will be subject to the same treatment as U.S. stockholders with respect to any gain, except that a non-U.S. stockholder that is a corporation also may be subject to branch profits tax; or

•

the non-U.S. stockholder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and has a “tax home” in the United States, in which case the nonresident alien individual will be subject to a 30% tax on their capital gains.

Under FIRPTA, distributions that are attributable to net capital gain from the sale or exchange by us of USRPIs and paid to a non-U.S. stockholder that owns more than 10% of the value of our Series A Preferred Stock at any time during the one-year period ending on the date on which the distribution is paid will be subject to tax as income effectively connected with a U.S. trade or business. The FIRPTA tax will apply to these distributions whether or not the distribution is designated as a capital gain dividend. In the case of a non-U.S. stockholder that is a corporation, such distributions also may be subject to branch profits tax. A distribution is not attributable to a USRPI if we held an interest in the underlying asset solely as a creditor.

We will be required to withhold and remit to the IRS tax at the highest corporate income tax rate on any distributions to non-U.S. stockholders that are designated as capital gain dividend with respect to gains from dispositions of USRPI, or, if greater, tax at the highest corporate income tax rate on a distribution that could have been designated as a capital gain dividend. The amount withheld, which for individual non-U.S. stockholders may exceed the actual tax liability, is creditable against the non-U.S. stockholder’s U.S. federal income tax liability.

However, FIRPTA withholding tax would not apply to any capital gain dividend with respect to any class of our stock which is “regularly traded” on an established securities market in the U.S. if the non-U.S. stockholder did not own more than 10% of such class of stock at any time during the one-year period ending on the date of such dividend. Instead, any such capital gain dividend would be treated as a distribution subject to the rules discussed above with respect to ordinary dividends. Also, the branch profits tax would not apply to such a distribution. It is anticipated that our Series A Preferred Stock will be “regularly traded” on an established securities market.

“Qualified foreign pension funds” and “qualified shareholders” as defined in the Code may be entitled to exceptions to the FIRPTA tax with respect to distributions we pay. Non-U.S. stockholders should consult with their tax advisors regarding the application of these exceptions.

Undistributed Capital Gains. Although the law is not clear on the matter, it appears that amounts we designate as undistributed capital gains in respect of our Series A Preferred Stock held by non-U.S. stockholders generally should be treated in the same manner as actual distributions by us of capital gain dividends. Under this approach, the non-U.S. stockholder would be able to offset as a credit against their U.S. federal income tax liability resulting therefrom their proportionate share of the tax paid by us on the undistributed capital gains and generally receive from the IRS a refund to the extent their proportionate share of the tax paid by us were to exceed the non-U.S. stockholder’s actual U.S. federal income tax liability. If we were to designate any portion of our net capital gain as undistributed capital gain, a non-U.S. stockholder should consult its tax advisors regarding taxation of such undistributed capital gain.

Dispositions of Stock. Subject to the discussion below under “— Repurchases of Stock,” gain from a sale or exchange of our Series A Preferred Stock by a non-U.S. stockholder generally will not be subject to U.S. federal income taxation unless:

•

the non-U.S. stockholder’s investment in our Series A Preferred Stock is effectively connected with a U.S. trade or business of the non-U.S. stockholder (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment of the non-U.S. stockholder), in which case the non-U.S. stockholder will be subject to the same treatment as U.S. stockholders with respect to any gain, except that a non-U.S. stockholder that is a corporation also may be subject to branch profits tax;

•

the non-U.S. stockholder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and has a “tax home” in the United States, in which case the nonresident alien individual will be subject to a 30% tax on their capital gains; or

•

the non-U.S. stockholder is not a “qualified shareholder” or “qualified foreign pension fund” (each as defined in the Code) and our Series A Preferred Stock constitutes a USRPI within the meaning of FIRPTA, as described below.

Our Series A Preferred Stock will constitute a USRPI only if each of the following three statements is true:

•

Fifty percent or more of the value of our assets on any of certain testing dates during a prescribed testing period consist of interests in real property located within the United States, excluding for this purpose, interests in real property solely in a capacity as creditor;

•

We are not a “domestically-controlled qualified investment entity.” A domestically-controlled qualified investment entity includes a REIT in which less than 50% of the value its shares is held directly or indirectly by non-U.S. stockholders at all times during a specified testing period. Although we believe that we are and will remain a domestically-controlled REIT, because our Series A Preferred Stock is publicly traded, we cannot guarantee that we are or will remain a domestically-controlled qualified investment entity; and

•

Either (a) our Series A Preferred Stock is not “regularly traded,” as defined by applicable Treasury Regulations, on an established securities market in the U.S.; or (b) our Series A Preferred Stock is “regularly traded” on an established securities market in the U.S. and the selling non-U.S. stockholder has held over 10% of the value of our Series A Preferred Stock at any time during the shorter of the period during which the non-U.S. stockholder held the Series A Preferred Stock or the five-year period ending on the date of the sale or exchange.

Certain non-U.S. pension funds that are “qualified foreign pension funds” as defined by Section 897(l) of the Code (or an entity all of the interests of which are held by a qualified foreign pension fund) and certain non-U.S. publicly traded entities that are “qualified shareholders” as defined by Section 897(k) of the Code may be entitled to exceptions to the FIRPTA tax with respect to the sale or exchange of our Series A Preferred Stock. Non-U.S. stockholders should consult with their tax advisors regarding the application of these exceptions.

Specific wash sales rules applicable to sales of shares in a domestically-controlled qualified investment entity could result in gain recognition, taxable under FIRPTA, upon the sale of our Series A Preferred Stock even if we are a domestically-controlled qualified investment entity. These rules would apply if a non-U.S. stockholder (1) disposes of our Series A Preferred Stock within a 30-day period preceding the ex-dividend date of a distribution, any portion of which, but for the disposition, would have been taxable to such non-U.S. stockholder as gain from the sale or exchange of a USRPI, (2) acquires, or enters into a contract or option to acquire, substantially identical stock during the 61-day period that begins 30 days prior to such ex-dividend date, and (3) if our Series A Preferred Stock is “regularly traded” on an established securities market in the U.S., has owned more than 10% of our outstanding Series A Preferred Stock at any time during the one-year period ending on the date of the distribution described in (1) above.

If gain on the sale of our Series A Preferred Stock were subject to taxation under FIRPTA, the non-U.S. stockholder would be required to file a U.S. federal income tax return and would be subject to the same treatment as a U.S. stockholder with respect to such gain, subject to the applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals, and, if our Series A Preferred Stock were not “regularly traded” on an established securities market in the U.S., the purchaser of the shares generally would be required to withhold 15% of the purchase price and remit such amount to the IRS.

Repurchases of Preferred Stock. A repurchase of our Series A Preferred Stock that is not treated as a sale or exchange will be taxed in the same manner as distributions under the rules described above. See “— Taxation of U.S. Stockholders of Series A Preferred Stock — Redemption of Preferred Stock” for a discussion of when a redemption will be treated as a sale or exchange and related matters.

A repurchase of our Series A Preferred Stock generally will be subject to tax under FIRPTA to the extent that our Series A Preferred Stock is a USRPI and the non-U.S. stockholder recognizes gain or the distribution in the repurchase is attributable to gains from our dispositions of USRPIs. To the extent the distribution is not attributable to gains from our dispositions of USRPIs, the excess of the amount of money received in the repurchase over the non- U.S. stockholder’s basis in the repurchased shares will be treated in the manner described above under “— Dispositions of Stock.” The IRS has released an official notice stating that repurchase payments may be attributable to gains from dispositions of USRPIs (except when the 10% publicly traded exception would apply), but has not provided any guidance to determine when and what portion of a repurchase payment is a distribution that is attributable to gains from our dispositions of USRPIs. Due to the uncertainty, we may withhold at the top corporate income tax rate from all or a portion of repurchase payments to non-U.S. stockholders other than qualified shareholders or qualified foreign pension funds. To the extent the amount of tax we withhold exceeds the amount of a non-U.S. stockholder’s U.S. federal income tax liability, the non-U.S. stockholder may file a U.S. federal income tax return and claim a refund.

U.S. Federal Income Tax Returns. If a non-U.S. stockholder is subject to taxation under FIRPTA on proceeds from the sale of our Series A Preferred Stock or on distributions we make, the non-U.S. stockholder will be required to file a U.S. federal income tax return. Prospective non-U.S. stockholders are urged to consult their tax advisors to determine the impact of U.S. federal, state, local and foreign income tax laws on their ownership of our Series A Preferred Stock, including any reporting requirements.

Information Reporting and Backup Withholding. We must report annually to the IRS and to each non-U.S. stockholder the amount of dividends paid to such stockholder and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the non-U.S. stockholder resides under the provisions of an applicable income tax treaty.

A non-U.S. stockholder will be subject to backup withholding for dividends paid to such stockholder unless such stockholder certifies under penalty of perjury that it is a non-U.S. stockholder (and the payor does not have actual knowledge or reason to know that such holder is a “United States person” as defined under the Code), or such holder otherwise establishes an exemption.

Information reporting and, depending on the circumstances, backup withholding will apply to the proceeds of a sale of our Series A Preferred Stock within the United States or conducted through certain U.S.-related financial intermediaries, unless the beneficial owner certifies under penalty of perjury that it is a non-U.S. stockholder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a “United States person” as defined under the Code), or such owner otherwise establishes an exemption. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non-U.S. stockholder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS.

Taxation of Tax-Exempt Stockholders

Provided that a tax-exempt stockholder has not held its Series A Preferred Stock as “debt-financed property” within the meaning of the Code and our Series A Preferred Stock is not being used in an unrelated trade or business, dividend income from us generally will not be unrelated business taxable income (“UBTI”) to a tax-exempt holder. Similarly, income from the sale of our Series A Preferred Stock will not constitute UBTI unless the tax-exempt stockholder has held its Series A Preferred Stock as debt-financed property within the meaning of the Code or has used the Series A Preferred Stock in an unrelated trade or business.

Further, for a tax-exempt stockholder that is a social club, voluntary employee benefit association, supplemental unemployment benefit trust or qualified group legal services plan exempt from U.S. federal income taxation under Sections 501(c)(7), (c)(9), (c)(17) and (c)(20) of the Code, respectively, or a single parent title-holding corporation exempt under Section 501(c)(2) the income of which is payable to any of the aforementioned tax-exempt organizations, income from an investment in our Series A Preferred Stock will constitute UBTI unless the organization properly sets aside or reserves such amounts for purposes specified in the Code. These tax-exempt holders should consult their own tax advisors concerning these “set aside” and reserve requirements.

Notwithstanding the above, however, a portion of the dividends paid by a “pension-held REIT” are treated as UBTI as to any trust which is described in Section 401(a) of the Code, is tax-exempt under Section 501(a) of the Code, and holds more than 10%, by value, of the interests in the REIT. Tax-exempt pension funds that are described in Section 401(a) of the Code are referred to below as “pension trusts.”

A REIT is a “pension-held REIT” if it meets the following two tests:

•

it would not have qualified as a REIT but for Section 856(h)(3) of the Code, which provides that stock owned by pension trusts will be treated, for purposes of determining whether the REIT is closely held, as owned by the beneficiaries of the trust rather than by the trust itself; and

•

either (i) at least one pension trust holds more than 25% of the value of the interests in the REIT, or (ii) a group of pension trusts each individually holding more than 10% of the value of the REIT’s stock, collectively owns more than 50% of the value of the REIT’s stock.

The percentage of any REIT dividend from a “pension-held REIT” that is treated as UBTI is equal to the ratio of the UBTI earned by the REIT, treating the REIT as if it were a pension trust and therefore subject to tax on UBTI, to the total gross income of the REIT. An exception applies where the percentage is less than 5% for any year, in which case none of the dividends would be treated as UBTI. The provisions requiring pension trusts to treat a portion of REIT distributions as UBTI will not apply if the REIT is not a “pension-held REIT” (for example, if the REIT is able to satisfy the “not closely held requirement” without relying on the “look through” exception with respect to pension trusts). Because of our charter’s restrictions on the number of shares of our stock that a person may own, we do not anticipate that we will become a “pension-held REIT.”

State, Local and Foreign Taxes

We and our stockholders may be subject to state, local or foreign taxation in various jurisdictions, including those in which we or they transact business or reside. State, local or foreign tax treatment may not conform to the U.S. federal income tax treatment discussed above. Prospective investors should consult their tax advisors regarding the application and effect of state, local and foreign income and other tax laws on an investment in our Series A Preferred Stock.

Legislative or Other Actions Affecting REITs

The present U.S. federal income tax treatment of REITs may be modified, possibly with retroactive effect, by legislative, judicial or administrative action at any time. The REIT rules are constantly under review by persons involved in the legislative process and by the IRS and the Treasury, which may result in statutory changes as well as revisions to regulations and interpretations. Changes to the U.S. federal income tax laws and interpretations thereof could adversely affect an investment in our Series A Preferred Stock.

Foreign Account Tax Compliance Act

Withholding at a rate of 30% is required on dividends paid in respect of our Series A Preferred Stock to certain foreign financial institutions (including investments funds), unless such institution enters into an agreement with the Secretary of the Treasury (unless alternative procedures apply pursuant to an applicable intergovernmental agreement between the United States and the relevant foreign government) to report, on an annual basis, information with respect to shares in, and accounts maintained by, the institution to the extent such shares or accounts are held by certain U.S. persons or by certain non-U.S. entities that are wholly or partially owned by U.S. persons. Accordingly, the entity through which our Series A Preferred Stock is held may affect the determination of whether such withholding is required. Similarly, dividends paid in respect of our Series A Preferred Stock to an investor that is a passive non-financial foreign entity (“NFFE”) will be subject to withholding at a rate of 30%, unless such NFFE either (i) certifies to us that it does not have any “substantial U.S. owners” or (ii) provides certain information regarding the entity’s “substantial U.S. owners,” which we will in turn provide to the Secretary of the Treasury. While withholding under FATCA would also have applied to payments of gross proceeds from the disposition of our stock after December 31, 2018, proposed Treasury Regulations eliminate FATCA withholding on gross proceeds payments. Taxpayers generally may rely on these proposed Treasury Regulations until final Treasury Regulations are issued. Non-U.S. stockholders are encouraged to consult with their tax advisers regarding the possible implications of these rules on their investment in our Series A Preferred Stock.

Underwriting

Raymond James & Associates, Inc. is acting as representative of each of the underwriters named below. Subject to the terms and conditions set forth in an underwriting agreement among us, our Advisor and the underwriters, we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us, the number of shares of the Series A Preferred Stock set forth opposite its name below.

Underwriters	Number of Underwritten Securities
Raymond James & Associates, Inc.	3,500,000

Total	3,500,000

Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of the shares of the Series A Preferred Stock sold under the underwriting agreement if any of these shares of Series A Preferred Stock are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated.

We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the shares of the Series A Preferred Stock, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the shares, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officers’ certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Underwriting Discounts and Expenses

The representative has advised us that the underwriters propose initially to offer the shares of the Series A Preferred Stock to the public at the public offering price set forth on the cover page of this prospectus and to dealers at that price less a concession not in excess of $0.50 per share. The underwriter may allow, and such dealers may reallow, a concession not in excess of $0.10 per share. After this offering, the public offering price, concession or any other term of this offering may be changed.

The following table shows the public offering price, underwriting discount and proceeds before expenses to us. The information assumes either no exercise or full exercise by the underwriters of their over-allotment option.

	Per Share	Without Option	With Option
Public offering price(1)	$25.00	$87,500,000	$100,600,000
Underwriting discounts and commissions(2)	$0.7875	$2,756,250	$3,169,687.50
Proceeds, before expenses, to us	$24.2125	$84,743,750	$97,455,312.50

(1)	Plus declared and unpaid dividends, if any, from September 22, 2021 if initial settlement occurs after that date.
(2)	Excludes certain other compensation payable to the underwriters.

The estimated expenses of this offering payable by us, exclusive of the underwriting discount, are estimated to be approximately $685,348. We have agreed to reimburse the underwriters for filing fees and the reasonable fees and other disbursements of counsel for the underwriters in connection with any required Blue Sky filings and the filing for review of the public offering of the Series A Preferred Stock by the Financial Industry Regulatory Authority, Inc. (in each case, up to $10,000).

Over-Allotment Option

We have granted an option to the underwriters to purchase up to 525,000 additional shares of the Series A Preferred Stock at the offering price, less the underwriting discount. The underwriters may exercise this option at any time or from time to time for 30 days from the date of this prospectus solely to cover any over-allotments. If the underwriters exercise this option, each will be obligated, subject to conditions contained in the underwriting agreement, to purchase a number of additional shares of the Series A Preferred Stock proportionate to that underwriters’ initial amount reflected in the above table.

No Sales of Similar Securities

We have agreed that, for a period of 60 days from the date of this prospectus, we will not, without the prior written consent of the representative on behalf of the underwriters, issue, offer, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, assign, pledge, hypothecate, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of any shares of Series A Preferred Stock, preferred stock ranking on parity with or senior to the Series A Preferred Stock or any securities convertible into or exercisable or exchangeable for Series A Preferred Stock or shares of preferred stock ranking in parity with or senior to the Series A Preferred Stock (“Related Securities”); file or cause the filing of any registration statement under the Securities Act with respect to any shares of Series A Preferred Stock, preferred stock ranking on parity with or senior to the Series A Preferred Stock or any Related Securities (other than any registration statement filed pursuant to Rule 462(b) of the Securities Act to register securities to be sold to the underwriters pursuant to the underwriting agreement); enter into any swap, hedge, short sale, derivative, put or call or other agreement, arrangement, hedge or transaction that transfers to another, in whole or in part, directly or indirectly, any of the economic consequences of ownership of any shares of Series A Preferred Stock, preferred stock ranking in parity with or senior to the Series A Preferred Stock or any Related Securities; or publicly announce an intention to effect any of the foregoing.

Listing

We have applied to list the Series A Preferred Stock on the NYSE under the symbol “ICR PR A.”

Price Stabilization, Short Positions and Penalty Bids

Until the distribution of our shares of Series A Preferred Stock is completed, SEC rules may limit underwriters and selling group members from bidding for and purchasing our securities. However, the underwriters may engage in transactions that stabilize the price of our securities, such as bids or purchases to peg, fix or maintain that price.

In connection with this offering, the underwriters may purchase and sell our securities in the open market. These transactions may include short sales, purchases on the open market to cover positions created by short sales and stabilizing transactions. Short sales involve the sale by the underwriters of a greater number of shares of our securities than they are required to purchase in this offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ over-allotment option to purchase additional shares described above. The underwriters may close out any covered short position by either exercising their option or purchasing shares in the open market. In determining the source of shares of our securities to close out the covered short position, the underwriters will consider, among other things, the price of shares of our securities available for purchase in the open market as compared to the price at which they may purchase shares of our securities through the option. “Naked” short sales are sales in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing shares of our securities in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our securities in the open market after pricing that could adversely affect investors who purchase in this offering. Stabilizing transactions consist of various bids for or purchases of shares of our securities made by the underwriters in the open market prior to the completion of this offering.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the underwriters have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our securities or preventing or retarding a decline in the market price of our securities. As a result, the price of our securities may be higher than the price that might otherwise exist in the open market. The underwriters may conduct these transactions on the NYSE, in the OTC market or otherwise.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our securities. In addition, neither we nor any of the underwriters make any representation that the representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Electronic Distribution

In connection with this offering, certain of the underwriters or securities dealers may distribute prospectuses by electronic means, such as e-mail. In addition, the underwriters may facilitate Internet distribution for this offering to certain of their Internet subscription customers. The underwriters may allocate a limited number of shares of the Series A Preferred Stock for sale to their online brokerage customers. An electronic prospectus may be available on the websites maintained by the underwriters. Other than the prospectus in electronic format, the information on the underwriters’ websites is not part of this prospectus.

Our Relationships

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking, financial advisory and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or any in the future receive, customary fees and commissions for these transactions.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Notice to Prospective Investors in Canada

The shares may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the shares must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this offering memorandum (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Notice to Prospective Investors in Cayman Islands

No offer or invitation to subscribe for the shares may be made to the public in the Cayman Islands.

Extended Settlement

We expect that delivery of the Series A Preferred Stock will be made to investors on or about the fifth business day following the date of this prospectus (such settlement being referred to as “T+5”). Under Rule 15c6-1 under the Exchange Act, trades in the secondary market are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade shares of Series A Preferred Stock prior to their delivery will be required, by virtue of the fact that the shares of Series A Preferred Stock initially settle in T+5, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the Series A Preferred Stock who wish to trade the Series A Preferred Stock prior to their date of delivery hereunder should consult their advisors.

Legal Matters

Certain legal matters relating to this offering will be passed upon for us by Alston & Bird LLP, Atlanta, Georgia, and certain matters with respect to Maryland law, including the validity of the Series A Preferred Stock offered hereby, will be passed upon by Venable LLP, Baltimore, Maryland. In addition, the description of U.S. federal income tax consequences contained in the section of the prospectus entitled “Material U.S. Federal Income Tax Considerations” is based on the opinion of Alston & Bird LLP. Certain legal matters relating to this offering will be passed upon for the underwriters by Hunton Andrews Kurth LLP.

Experts

The consolidated financial statements and the related financial statement schedule as of December 31, 2020 and 2019 and for each of the years in the three-year period ended December 31, 2020 from the Company’s Annual Report on Form 10-K have been incorporated by reference into this prospectus in reliance upon the report of KPMG LLP, an independent registered public accounting firm, also incorporated herein by reference, upon the authority of such firm as experts in accounting and auditing.

Incorporation by Reference

The SEC allows us to “incorporate by reference” certain information we have filed with the SEC, which means that we can disclose important information to you by referring you to those filed documents. The information incorporated by reference is considered to be part of this prospectus, except for information incorporated by reference that is superseded by information contained in this prospectus. The following documents, which have been filed with the SEC, are incorporated by reference, except for any document or portion thereof deemed to be “furnished” and not filed in accordance with SEC rules:

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2020, filed with the SEC on March 19, 2021;

•	Our Definitive Proxy Statement on Schedule 14A filed with the SEC on August 3, 2021, in connection with our Annual Meeting of Stockholders to be held on October 14, 2021;

•	Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2021, filed with the SEC on May 14, 2021, and June 30, 2021, filed with the SEC on August 13, 2021;

•

Our Current Reports on Form 8-K (and amendments filed on Form 8-K/A, as applicable) filed with the SEC on January 20, 2021 (other than Items 2.01, 7.01 and 9.01 and Exhibit 99.1 thereof), January  22, 2021, January  28, 2021, February  25, 2021, March  16, 2021, March  30, 2021, April  29, 2021, May  12, 2021, May  27, 2021, June  29, 2021, July  8, 2021, July  21, 2021, July  29, 2021, August  30, 2021 and September 7, 2021; and

•

All other reports filed with the SEC under Section 13(a) or 15(d) of the Securities Exchange Act or proxy or information statements filed under Section 14 of the Exchange Act before the date of this Registration Statement.

All of the documents that we have incorporated by reference into this prospectus are available on the SEC’s website, www.sec.gov.

If you request, either orally or in writing, we will provide you with a copy of any or all documents that are incorporated by reference. Such documents will be provided to you free of charge, but will not contain any exhibits, unless those exhibits are incorporated by reference into the document. Requests should be addressed to us at 2901 Butterfield Road, Oak Brook, Illinois 60523 or contacting our offices at (800) 826-8228. The information relating to us contained in this prospectus does not purport to be comprehensive and should be read together with the information contained in the documents incorporated or deemed to be incorporated by reference into this prospectus.

Where You Can Find More Information

We electronically file annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and all amendments to those reports, and proxy statements, with the SEC. The SEC filings, including our registration statement, are available to you, free of charge, on the SEC’s website at www.sec.gov. In addition, copies of our filings with the SEC may be obtained from our website www.inland-investments.com/inpoint. Information contained on, or accessible through our website is not incorporated by reference into and does not constitute a part of this prospectus or any other report or documents we file with or furnish to the SEC.

3,500,000 Shares

6.75% Series A Cumulative Redeemable Preferred Stock

Prospectus

Raymond James

September 15, 2021